EXHIBIT 2(b)

CONFIDENTIAL TREATMENT: HARSCO CORPORATION HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY THE ASTERISKS, BE AFFORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. HARSCO CORPORATION HAS FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

29th DECEMBER 2005

BRAMBLES U.K. LIMITED

BRAMBLES FRANCE SAS

BRAMBLES USA, INC.

BRAMBLES HOLDINGS EUROPE B.V.

HARSCO CORPORATION

BRAMBLES INDUSTRIES LIMITED

AGREEMENT
FOR THE SALE AND PURCHASE OF THE NORTHERN HEMISPHERE BUSINESS OF
BRAMBLES INDUSTRIAL SERVICES

CONFIDENTIAL TREATMENT: HARSCO CORPORATION HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY THE ASTERISKS, BE AFFORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. HARSCO CORPORATION HAS FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS AGREEMENT is made on 29th December, 2005

Between:

(1)
BRAMBLES U.K. LIMITED a company incorporated under the laws of England and Wales with registered number 04210041 whose registered office is at Cassini House, 57 St James’ Street, London SW1A 1LD (Brambles UK);

(2)
BRAMBLES FRANCE SAS a company incorporated under the laws of France under number 542 075 098 RCS Paris, with a share capital of EUR 20,140,000, whose registered office is at Tour Maine Montparnasse, 33 avenue du Maine, 75015 Paris (Brambles France);

(3)	BRAMBLES USA, INC., a Delaware corporation (Brambles USA);

(4)
BRAMBLES HOLDINGS EUROPE B.V., a company incorporated under the laws of the Netherlands, registered with the trade register of the Dutch chamber of commerce in Amsterdam with registration number 34114990, whose registered office is at Wenckebachstraat 1 Aannemerscentrum 6E.01, 1951 JZ, Velsen-Noord, the Netherlands (Brambles Holdings Europe);

(each a Seller and together the Sellers);

(5)	HARSCO CORPORATION, a Delaware corporation for itself and as agent for each of Multiserv France SA, Harsco Europa BV and Harsco Investment Limited (the Purchaser); and

(6)
BRAMBLES INDUSTRIES LIMITED, a company incorporated under the laws of Australia with Australian Business Number 22 000 129 868 whose registered office is at Level 40, 1 Macquarie Place, Sydney, New South Wales, 2001, Australia (the Guarantor).

Whereas:

(A)  Each of the Sellers listed in column 1 of Part A  of Schedule 1  is the owner of those of the Shares set out opposite its name in column 2 of Part A  of Schedule 1 .

(B)  With a view to the sale and purchase of the Target Companies, the Sellers have agreed to sell and transfer, and the Purchaser has agreed to purchase and accept the transfer of, the Shares on the terms and subject to the conditions set out in this agreement.

(C)  The Guarantor has agreed to guarantee the obligations of the Sellers under this agreement.

(D)  The Purchaser is:

a.	entering into this agreement insofar as it relates to the French Set of Shares as agent for, and is acquiring those Shares out of funds provided by, the French Principal;

b.	entering into this agreement insofar as it relates to the UK Set of Shares and is acquiring those Shares as agent for, and out of funds provided by the UK Principal;

c.	entering into this agreement insofar as it relates to the Dutch Set of Shares, as agent for and is acquiring those Shares out of funds provided by, the Dutch Principal,

and the Sellers and the Purchaser have accordingly agreed that the benefit of this agreement insofar as it relates to the Set of Shares in question may be enjoyed by and be enforceable by the French Principal, the UK Principal and the Dutch Principal accordingly, and the Purchaser has agreed to guarantee the obligations of the French Principal, the UK Principal and the Dutch Principal under this agreement.

IT IS AGREED as follows:

1.  Sale and Purchase

1.1  Subject to and in accordance with this agreement, each Seller shall sell and transfer (or procure the sale and transfer of) its Set of Shares, and the Purchaser shall purchase and accept the transfer of all of the Shares The Purchaser is purchasing and accepting the transfer of:

(a)	the French Set of Shares as agent for the French Principal;

(b)	the UK Set of Shares as agent for the UK Principal; and

(c)
the Dutch Set of Shares as agent for the Dutch Principal, it being acknowledged that the transfer of the Dutch Set of Shares will be effected by a separate notarial deed in the name of the Dutch Principal.

1.2  The Shares shall be sold and transferred free from all Encumbrances, and together with the benefit of all rights and profits attaching to the Shares including all rights to dividends and other distributions declared, made or payable on or after the date of Closing and otherwise with full title guarantee. Ownership and risk in the Shares shall pass to the Purchaser or, with respect to the Dutch Set of Shares, the Dutch Principal, with effect from Closing.

1.3  Each Seller waives and undertakes to procure the waiver of all pre-emption rights over its Set of Shares or any of them to which it or any other person may be entitled in relation to the sale and purchase of such Shares.

1.4  Nothing in this agreement shall oblige the Purchaser to purchase any of the Shares or otherwise complete this agreement unless the sale and purchase of all of the Shares is completed simultaneously.

1.5  The parties acknowledge that the transfers of the Shares shall be completed on the basis of the share transfer and other arrangements set out or referred to in Part A of Schedule 6 .

2.  Price

2.1  The price for each Set of Shares (being the Final Price for such Set of Shares) shall be the amount which results from taking the amount or, in the case of the French Set of Shares, the aggregate of the amounts, set out opposite the name of the Seller of that Set of Shares in column 3 of Schedule 2  (being the Unadjusted Price for such Set of Shares) and:

(a)
subtracting the aggregate of the External Debt and the Intra-Group Payables of each member of the Relevant Target Group and the amount of the difference between the Net Working Capital of each member of the Relevant Target Group and the Estimated Net Working Capital of each member of the Relevant Target Group (if such Net Working Capital is less than the Estimated Net Working Capital); and

(b)
adding the aggregate of the Cash and the Intra-Group Receivables of each member of the Relevant Target Group and the amount of the difference between the Net Working Capital of the Relevant Target Group and the Estimated Net Working Capital of the Relevant Target Group (if such Net Working Capital is greater than the Estimated Net Working Capital).

2.2  The Sellers and the Purchaser agree that:

(a)	the Final Price for each Set of Shares shall be calculated after Closing on the basis set out in Schedule 12 ;

(b)	the Final Price for each Set of Shares shall be satisfied by:

(i)
payment to the relevant Seller at Closing of the amount (being the Initial Price for such Set of Shares) which is the Unadjusted Price for such Set of Shares (i) minus the aggregate of the Estimated External Debt and the Estimated Intra-Group Payables of each member of the Relevant Target Group (ii) plus the aggregate of the Estimated Cash and the Estimated

Intra-Group Receivables of each member of the Relevant Target Group; followed by

(ii)
payment of any Financial Adjustments due from the Purchaser to the relevant Seller or from the relevant Seller to the Purchaser, respectively, after Closing in respect of such Set of Shares in accordance with the provisions of Part D of Schedule 12  (the Financial Adjustment Provisions);

(c)
any payments required to be made under the Financial Adjustment Provisions in respect of a Set of Shares shall, for the avoidance of doubt, be treated as adjusting the Initial Price for such Set of Shares, thus resulting after such adjustment in the Final Price for such Set of Shares;

(d)
the Final Price for each Set of Shares and, in the case of the French Sold Companies, any apportionment thereof between the Shares of each French Sold Company made in accordance with paragraph (e) shall, subject to any further adjustment, if applicable, pursuant to clause 2.3 be adopted for all tax reporting purposes; and

(e)
the Final Price for the French Set of Shares shall be apportioned between the Shares in each individual French Sold Company by applying paragraphs (a) to (c) above mutatis mutandis as if references in those paragraphs and in Schedule 12  to:

(i)	the Final Price were references to the part of the Final Price for the French Set of Shares apportioned to the Shares in each individual French Sold Company;

(ii)	a Set of Shares were references to the Shares in a French Sold Company; and

(iii)	the Unadjusted Price were references to the part of the Unadjusted Price for the French Set of Shares apportioned to each individual French Sold Company, as set out in column 3 of Schedule 2 .

2.3  If any payment is made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation, it shall be made on the following basis:

(a)
if such payment relates directly to any particular Set of Shares (or to any Target Company or Target Companies in a particular Relevant Target Group), it shall so far as possible adjust the price paid for the relevant Shares and, to the extent that the adjustment would otherwise reduce that price below £1, it shall be treated in accordance with paragraph (b) as if it were not so directly related;

(b)	if such payment is not so directly related, it shall adjust:

(i)	the price for such Shares as the Sellers’ Representative and the Purchaser agree to be appropriate in the circumstances; or

(ii)
if the Sellers’ Representative and the Purchaser fail to agree the appropriate Shares for which the price should be adjusted in accordance with paragraph (i) within 5 Business Days after a request by the Sellers’ Representative or the Purchaser to the other to do so:

(A)	the price paid for the Shares in Fourninezero Limited; and

(B)
to the extent that the effect of clause 2.3(b)(ii)(A) would otherwise be to reduce the price paid for the Shares in Fourninezero Limited below £1, the price paid for each other Set of Shares on a pro rata basis according to the Final Price for each such Set of Shares.

2.4  Notwithstanding any other provision of this agreement (including the definition of Relevant Target Group in Schedule 13 ), to the extent that any External Debt, Cash, Net Working Capital, Intra-Group Payables or Intra-Group Receivables (each an Adjustment Item) is attributable to SMI Lorelev SAS, such Adjustment Item shall be allocated for the purposes of apportioning the Final Price for the French Set of Shares between the Shares in each individual French Sold Company:

(a)	as to 54.6% of the amount of such Adjustment Item, to the Shares comprising shares in SMI Lorelev SAS; and

(b)	as to 45.4% of the amount of such Adjustment Item, to the Shares comprising shares in BC SAS,

and the parties acknowledge and agree that the Estimated External Debt, Estimated Cash and Estimated Net Working Capital of the Relevant Target Groups to which SMI Lorelev SAS and BC SAS belong have been calculated accordingly.

3.  Closing

3.1  Closing shall take place immediately following the signing of this agreement at the Paris offices of the Sellers’ Solicitors.

3.2  At Closing (or such other time after Closing as may be specified in Part A  of Schedule 6 ), each of the Sellers and the Purchaser shall deliver or perform (or procure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or the members of the Sellers’ Group or the Purchaser Group (as the case may be) in Part A  of Schedule 6 .

3.3  The Tax Covenant shall come into full force and effect at Closing.

4.  Warranties

4.1  Brambles France warrants to the Purchaser as agent for the French Principal, in relation only to itself, the French Set of Shares and its Relevant Target Group, in the terms of the Warranties. Brambles UK warrants to the Purchaser as agent for the UK Principal, in relation only to itself, the UK Set of Shares and its Relevant Target Group, in the terms of the Warranties. Brambles Holdings Europe warrants to the Purchaser as agent for the Dutch Principal in relation only to itself, the Dutch Set of Shares and its Relevant Target Group in the terms of the Warranties. Brambles USA warrants to the Purchaser in relation only to itself, the US Set of Shares and its Relevant Target Group in the terms of the Warranties. The Warranties are given as at the date of this agreement only and subject to:

(a)
any matters fairly disclosed (with such detail as enables, or ought reasonably to enable, the Purchaser to identify the nature and scope of the matters so disclosed) by or under this agreement, the Disclosure Letter, any other Transaction Document or any document contained in the Disclosure Bundle; and

(b)	the provisions of Schedule 4 ; and

(c)	the provisions of the Tax Covenant insofar as they are expressed to apply to the Tax Warranties.

4.2  The Purchaser acknowledges and agrees that:

(a)	any Claims and (to the extent expressly provided in Schedule 4 ) other claims for breach of this agreement shall be subject to the provisions of Schedule 4 ; and

(b)
at the time of entering into this agreement, the Purchaser is not actually aware of any facts or circumstances which could result in a Claim being made against the Sellers or any misrepresentation by or on behalf of the Sellers under this agreement.

4.3  None of the limitations in this clause 4 or Schedule 4  shall apply to any Claim which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by any director or officer of any member of the Sellers’ Group.

4.4  The Purchaser warrants to the Sellers as at the date of this agreement in the terms of the warranties set out in Schedule 5 .

4.5  The Sellers undertake to indemnify the Purchaser (for itself and on behalf of each Target Company) against:

(a)
the amount of the tax liability suffered or incurred by them under or relating to Tax Warrants (Nos. 5265452 and 5260315) against National Recovery Systems, Inc any and all interest thereon together with any other reasonable Costs suffered or incurred in connection with or arising from such Tax Warrants;

(b)
any and all Costs, up to a maximum of £50,000 suffered or incurred by them arising from or associated with the claims made against Short Bros (Plant) Limited or against any of the Target Companies by Harold Onwochei or the facts referred to therein; and

(c)
any and all Costs (in excess of the amount of the £150,000 provision in respect thereof included in the UK Accounts) arising out of or associated with the circumstances that led to the death of Carl Perkins, including any fines imposed in connection with the related charges brought by the Health and Safety Executive, provided that,

(i)
if the sentencing hearing at which the amount of any fine is to be imposed hands down its determination after the date on which the Closing Statement is agreed or determined in accordance with the provisions of Schedule 12, the maximum amount payable by the Sellers under this clause 4.5(c) shall, when aggregated with the amount of the said provision, be no greater than £250,000

(ii)
if such sentencing hearing hands down its determination before the date on which the Closing Statement is so agreed or determined, the amount payable shall be reduced by the amount of the provision (if any) in respect thereof in the Closing Statement .

Provided that the provisions of clause 5.1 (c) shall apply mutatis mutandis in respect of the conduct of claims against Target Companies in relation to the matter referred to in this clause 4.5 (c), except that Sellers agree that they will not take any action that might delay the handing down of the decision referred to in such sub-clause, and that they will not appeal or otherwise dispute any such decision.

5.       Conduct of claims

5.1  If the Purchaser becomes aware of any claim or potential claim by a third party which might reasonably be expected to result in a Non-Tax Claim being made (a third party claim), the Purchaser shall, subject to clause 5.2:

(a)
promptly (and in any event within 30 days of becoming aware of it) give notice of such third party claim to the Sellers containing such details as the Purchaser has available to it in respect of and, if available to the Purchaser, as are sufficient to enable the Sellers to understand, the nature and extent of the third party claim, provided that any failure by the Purchaser to give such notice within such period shall not prejudice the right of the Purchaser to make a Claim in relation to such third party claim (although this proviso shall be without prejudice to any rights for breach of contract which the Sellers may have as a result of such failure);

(b)
not make (and procure that each member of the Purchaser Group shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to that third party claim without prior written approval of the Sellers’ Representative (such consent not to be unreasonably withheld or delayed);

(c)
subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the relevant Seller(s) against all reasonable out of pocket costs and expenses incurred in respect of that third party claim (including any such costs and expenses incurred in performing its obligations under clause 5.3):

(i)
take (and procure that each member of the Purchaser Group shall take) such action as the relevant Seller(s) may reasonably request to avoid, resist, dispute, appeal, compromise or defend such third party claim;

(ii)
allow (or, as appropriate, procure that the relevant member of the Purchaser Group shall allow) the relevant Seller(s) to take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question but on the basis that the relevant Seller(s) shall not make any admission of liability, agreement or compromise with any person, body or authority in relation to that third party claim without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed, and provided that such consent shall not be required if the relevant Seller(s) have irrevocably undertaken to the Purchaser to satisfy any amount payable by the Purchaser or the relevant member of the Purchaser Group in connection with such admission of liability, agreement or compromise); and

(iii)
provide (or procure that the relevant member of the Purchaser Group shall provide) such information and assistance as the relevant Seller(s) may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to that third party claim.

5.2  Nothing in clause 5.1 shall oblige the Purchaser to take or to procure that any other member of the Purchaser Group shall take any action or do anything which, in the reasonable opinion of the Purchaser, is likely to have a material adverse impact on the reputation or goodwill of any of the Target Companies or of any member of the Purchaser Group. If the relevant Seller(s) fails to indemnify the Purchaser or relevant member of the Purchaser Group in accordance with clause 5.1(c) in respect of a third party claim within 21 days after the Sellers have received notice of such third party claim containing sufficient details to enable the Sellers to understand the nature and extent of the third party claim, the Purchaser shall cease to have any obligations under clause 5.1 in respect of that third party claim.

5.3  If the Purchaser makes a Claim against the Sellers or notifies the Sellers of any third party claim which might lead to such a Claim being made, the Purchaser shall:

(a)
make available to accountants and other representatives appointed by the relevant Seller(s) such access during normal business hours to the personnel, records and information of that Target Company as the relevant Seller(s) reasonably request in connection with such Claim or third party claim (including, for the avoidance of doubt, for the purpose of remedying such Claim); and

(b)
to the extent reasonably requested by the relevant Seller(s), use all reasonable endeavours to procure that the auditors (both past and then current) of any relevant Target Company make available their audit working papers in respect of audits of the accounts of that Target Company for any accounting period relevant to such Claim or third party claim (subject to the relevant Seller(s) first providing to such auditors a hold harmless letter in a form customarily required by such auditors as a condition to making their audit working papers available to third parties).

6.    No Rights of Rescission or Termination

The Purchaser shall not be entitled to rescind or terminate this agreement in any circumstances whatsoever (whether before or after Closing), other than pursuant to any such rights which arise in respect of fraudulent misrepresentation.

7.    Payment of Intra-Group Debt

The provisions of Schedule 11 shall apply in respect of the payment of Intra-Group Payables and Intra-Group Receivables.

8.    Protective covenants

8.1   Neither the Sellers nor any of their Affiliates shall carry on or be engaged in any Competing Business in the Protected Territories during a period of 2 years after the date of this agreement. For this purpose:

(a)
Competing Business means a business which involves the provision of industrial services to steel mills and which competes to a material extent with the business carried on by any of the Target Companies, provided that carrying on or being engaged in any Permitted Business shall not be regarded as a Competing Business;

(b)
Permitted Business means, in relation to any member of the Sellers’ Group, any trade or business (including any part of the Cleanaway, CHEP, Recall and TMF businesses of the Sellers’ Group) carried on or engaged in by that member of the Sellers’ Group in the jurisdiction in which such trade or business is carried on by that member of the Sellers’ Group as at the date of this agreement;

(c)	Protected Territories means the United Kingdom, France, the Netherlands and the United States of America.

8.2  Nothing in this clause shall prevent the Sellers or any of their Affiliates from:

(a)	owning in aggregate between them securities in any company dealt in on a stock exchange which do not exceed 10 per cent. in nominal value of the securities of that company; or

(b)
acquiring by means of a single transaction any one or more companies and/or businesses (taken together, the Acquired Business) where at the time of the acquisition the activities of the Acquired Business include a Competing Business (the Acquired Competing Business) and subsequently carrying on or being engaged in the Acquired Competing Business, if the turnover attributed to the Acquired Competing Business in the twelve month period ending on the last day of the month immediately preceding the month in which completion of the acquisition of the Acquired Business takes place is less than 20 per cent. of the turnover of the Acquired Business as a whole in that 12 month period; or

(c)	performing its obligations under this agreement and/or under any other agreement which it may enter into with a member of the Purchaser Group.

8.3  Neither the Sellers nor any of their Affiliates shall within a period of 2 years after the date of this agreement, solicit or endeavour to entice away from any Target Company or any member of the Purchaser Group, offer employment to or employ, or offer or conclude any contract for services with, any person who was employed by any Target Company in skilled or managerial work at any time during the 12 months preceding the date of this agreement. This clause shall not prevent the Sellers or any of their Affiliates from employing any person who responds to a public advertisement for the relevant vacancy placed by or on behalf of the Sellers or any of their Affiliates if there has been no previous contact (specifically made with a view to allowing the Sellers or any of their Affiliates to take advantage of the proviso to this clause) between the Sellers or any of their Affiliates (or any person acting on their behalf) and such person.

9.  Guarantees and other Third party assurances

9.1  The Purchaser:

(a)
shall use its best endeavours to procure that within 10 Business Days after Closing, the members of the Sellers’ Group listed Schedule 10  are released in full from both of the guarantees in favour of HSBC Bank plc listed Schedule 10  and if for any reason the same have not been released before the expiry of such period of 10 Business Days, undertakes to provide to such members of the Sellers’ Group first demand bank guarantees, in such form as they may reasonably require in respect of the totality of their exposure under such guarantees,

(b)
shall use all reasonable endeavours to procure that, as soon as reasonably practicable after becoming aware of any Third Party Assurance not listed in Schedule 10 in respect of any obligations of any Target Company, each member of the Sellers’ Group bound by such Third Party Assurance is released in full from such Third Party Assurance; and

(c)
pending release of any Third Party Assurance referred to in paragraph (a) or (b), undertakes to the Sellers (for themselves and on behalf of each member of the Sellers’ Group) to indemnify the Sellers and each member of the Sellers’ Group against any and all Costs arising as a result of any breach by any Target Company of its obligations to which such Third Party Assurance relates provided that the liability of the Purchaser under this clause 9.1(c) in respect of such breach shall be no greater than the liability which such Target Company has as a result of such breach.

9.2  The Sellers:

(a)
shall use all reasonable endeavours to procure that, as soon as reasonably practicable after becoming aware of any Third Party Assurance in respect of any obligations of any member of the Sellers’ Group, each Target Company bound by such Third Party Assurance is released in full from such Third Party Assurance; and

(b)
pending release of any Third Party Assurance referred to in paragraph (a), undertake to the Purchaser (for itself and on behalf of each Target Company) to indemnify the Purchaser and each Target Company against any and all Costs arising as a result of any breach by any member of the Sellers’ Group of its obligations to which such Third Party Assurance relates.

10.  Retirement Benefits

Schedule 8  sets out the agreement between the Sellers and the Purchaser in respect of retirement benefit arrangements for the Employees. The Sellers and the Purchaser shall comply with their respective obligations set out in Schedule 8 .

11.  Tax

11.1  The Sellers and the Purchaser shall, with effect from Closing, comply with the provisions of the Tax Covenant

11.2  All sums payable under this agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as provided in this agreement or as may be required by law.

11.3  If any deduction or withholding is required by law from any payment in respect of a Purchaser Obligation or a Seller Obligation then, except in relation to interest, the person making the payment shall be obliged to pay the other person such additional sum as will, after such deduction or withholding has been made, leave the other person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

11.4  If any tax authority brings into charge to tax any sum paid by a person to any other person under this agreement in respect of a Purchaser Obligation or a Seller Obligation, then, except in relation to interest, the amount so payable shall be grossed up by such amount as will ensure that, after payment of the tax so charged, there will be left a sum equal to the amount that would otherwise have been payable had the sum in question not been so charged to tax.

11.5  If any person receiving payment (a Recipient) under this agreement in respect of a Purchaser Obligation or a Seller Obligation receives a credit for, refund of or relief from any tax or other monies payable by it or similar benefit by reason of any deduction or withholding for or on account of tax or by reason of any tax charged in respect of which there is a gross up under clause 11.4, then it shall reimburse to the other relevant persons such part of such additional payments paid to it pursuant to clause 11.3 or clause 11.4 by such other persons as the Recipient, acting reasonably, certifies to the other persons will leave it (after such reimbursement) in no better or worse position than it would have been in if no deduction or withholding had been required or no tax charge had arisen or (where applicable) if the matter giving rise to the payment had not arisen.

11.6  If any party shall have assigned the benefit in whole or in part of this agreement in accordance with the provisions of clause 21, the liability of any other person to the other person under clauses 11.3 and 11.4 shall be limited to that (if any) which it would have been had no such assignment taken place.

11.7  For the avoidance of doubt, clauses 11.3 to 11.6 shall not apply to the Final Price for any Set of Shares, any Financial Adjustments or any payment pursuant to clause 7.

11.8  All sums payable under this agreement are (unless expressly stated otherwise) exclusive of any applicable VAT.

12.  Discharge

The Purchaser shall take such steps as are necessary to procure the discharge by the shareholders of the Dutch Target Companies of any person who has ceased to be a director of the Dutch Target Companies since the last annual meeting of the shareholders of the Dutch Target Companies in respect of their management of the affairs of the Dutch Target Companies during any period preceding the date of Closing (or the date of their earlier resignation, if applicable) to the extent such management is apparent from the annual accounts of the Dutch Target Companies, unless information becomes available after Closing that is such that discharge cannot reasonably be granted by such shareholder.

13.  Changes of name

The Purchaser undertakes to the Sellers to procure that:

(a)
as soon as reasonably practicable after Closing and in any event within 30 days afterwards, the name (or trading style or name) of any Target Company which consists of or incorporates the words “Brambles” or “BIS” is changed to a name which does not include the words “Brambles” or “BIS” or any name which, in the reasonable opinion of the Sellers, is substantially or confusingly similar; and

(b)
as soon as reasonably practicable after Closing and in any event within 6 months afterwards, each Target Company shall cease to use or display the words “Brambles”, “BIS” or any other trade mark or trade name of the Sellers’ Group on any signage, stationery, vehicles, advertising or promotional material in the possession or control of that Target Company or in any e-mail address or internet domain name used by any Target Company.

14.  Payments

14.1  Any payment to be made or procured to be made pursuant to this agreement by the Purchaser or any member of the Purchaser Group shall be made:

(a)	if such payment relates to the French Target Companies, in euros to the Brambles France Account;

(b)	if such payment relates to the US Target Companies, in US dollars to the Brambles USA Account;

(c)	if such payment relates to the Dutch Target Companies, in euros to the Brambles Netherlands Account; or

(d)	if such payment relates to the UK Target Companies or is not a payment of a type described in paragraphs (a) to (c), in sterling to the Brambles UK Account,

in each case in immediately available funds by electronic transfer on the due date for payment, or to such other account(s) as the Sellers’ Representative shall nominate in writing. Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the Purchaser or any member of the Purchaser Group to pay such sums to the Sellers or a member of the Sellers’ Group, as the case may be, and neither the Purchaser nor any member of the Purchaser Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

14.2  Any payment to be made or procured to be made pursuant to this agreement by the Sellers or any member of the Sellers’ Group shall be made:

(a)	if such payment relates to the French Target Companies, in euros to such account as the Purchaser shall nominate in writing;

(b)	if such payment relates to the US Target Companies, in US dollars to such account as the Purchaser shall nominate in writing;

(c)	if such payment relates to the Dutch Target Companies, in euros to such account as the Purchaser shall nominate in writing; or

(d)	if such payment relates to the UK Target Companies or is not a payment of a type described in paragraphs (a) to (c), in sterling to such account as the Purchaser shall nominate in writing,

in each case in immediately available funds by electronic transfer on the due date for payment, or such other account as the Purchaser shall nominate in writing. Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the relevant Seller or any member of the Sellers’ Group to pay such sums to the Purchaser or a member of the Purchaser Group, as the case may be, and neither the Sellers nor any member of the Sellers’ Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

14.3  If any sum due for payment under or in accordance with this agreement is not paid on the due date (the Due Date), the person in default shall pay Default Interest on that sum (the Due Sum) from but excluding the Due Date to and including the date of actual payment calculated on a daily basis.

15.  Fourninezero Special Share

15.1  The Purchaser acknowledges that there is outstanding one special share of £1 (the Special Share ) in the capital of Fourninezero Limited (Fourninezero), and that this is held by Nigel Vernon Short (Mr Short), and that Fourninezero is not therefore a wholly owned subsidiary of Brambles U.K..

15.2  Brambles UK hereby warrants and represents that:

(a)
the Special Share is held by Mr Short subject to the terms of an agreement between Brambles U.K. and Mr Short (the Special Share Agreement), a true and complete copy of the relevant terms of which is contained in the Disclosure Bundle, and that the Special Share Agreement is in full force and effect and binding on Mr Short;

(b)	all dividends due to be paid in respect of the Special Share, in accordance with the Special Share Agreement and the Articles of Association of Fourninezero, have been duly paid; and

(c)	no further amount will fall to be paid by Fourninezero to Mr Short in respect of the Special Share.

15.3  Brambles UK hereby undertakes to the Purchaser as follows:

*CONFIDENTIAL TREATMENT: HARSCO CORPORATION HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT (APPROXIMATELY 5 PAGES), WHICH ARE INDICATED BY THE ASTERISKS, BE AFFORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. HARSCO CORPORATION HAS FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a)
that it will, as at the end of the financial year of Fourninezero ending in 2006, exercise its rights to purchase the Special Share from Mr Short and will immediately thereafter transfer the same for no consideration to the Purchaser or to its order; and

(b)
that it will indemnify and hold harmless Fourninezero and the Purchaser on an after tax basis in respect of any amounts which Mr Short may succeed in claiming from Fourninezero under the Articles of Association of Fourninezero or the Special Share Agreement or otherwise, and against any Costs which either may suffer or incur as a result of any claim that Mr Short may make against either of them in right of the Special Share or the Special Share Agreement.

15.4  For the avoidance of doubt, none of the limitations in Schedule 4  shall apply to the warranties and representations in clause 15.1 or the indemnity in clause 15.3(b).

16.  *************************

17.  Ongoing access to Accounting Records

The Purchaser shall procure that until 30 September 2006, the Target Companies shall allow members of the Sellers’ Group to have access during normal business hours to the books, accounts and records of the Target Companies to the extent that they relate to the business of the Target Companies during the period prior to Closing (and, for such purpose, to the JDE accounting system used by the Target Companies) for the purposes of assisting the Sellers’ Group to prepare the consolidated statutory accounts for the Sellers’ Group in respect of the 12 month period ending on 30 June 2006.

18.  Seller Guarantee

18.1  In consideration of the Purchaser entering into this agreement at the Guarantor's request, the Guarantor unconditionally and irrevocably guarantees to the Purchaser the due and timely performance and observance by each of the Sellers of its obligations, and the timely discharge by each Seller of all its liabilities to the Purchaser under this agreement (including, for the avoidance of doubt, under the Tax Covenant, and under any indemnity for costs and expenses entered into after the date hereof pursuant to this agreement).

18.2  Any monies payable by the Guarantor by reason of the guarantee given under clause 18.1 shall be promptly paid upon written demand for payment of the same being made by the Purchaser.

18.3  The Guarantor unconditionally and irrevocably guarantees to the Purchaser for itself and as agent for the Principals as a continuing obligation that each of the Sellers will comply properly and punctually with its obligations under this agreement (including, for the avoidance of doubt, under the Tax Covenant, and under any indemnity for costs and expenses entered into after the date hereof pursuant to this agreement).

18.4  The Guarantor’s liability under clause 18.1 shall not be discharged or impaired by:

(a)	any amendment, variation or assignment of this agreement or any waiver of its terms;

(b)	any release of, or granting of time or other indulgence to, the Sellers or any third party; or

(c)
any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting any of the Sellers (or any act taken by the Purchaser in relation to any such event);

(d)	the Purchaser exercising its rights under clause 21.2 to assign all or any of its rights under this agreement;

(e)	any other fact or circumstance which (apart from this clause 18.4(e)) would discharge a surety or guarantor.

19.  Purchaser Guarantee

19.1  In consideration of the Sellers entering into this agreement at the Purchaser's request, the Purchaser unconditionally and irrevocably guarantees the due and timely performance and observance by each of the French Principal, the UK Principal and the Dutch Principal (the Principals) of their respective obligations, and the timely discharge by each Principal of all its liabilities to the Sellers under this agreement (including, for the avoidance of doubt, under the Tax Covenant, and under any indemnity for costs and expenses entered into after the date hereof pursuant to this agreement).

19.2  Any monies payable by the Purchaser by reason of the guarantee given under clause 19.1 shall be promptly paid upon written demand for payment of the same being made by the Sellers’ Representative.

19.3  The Purchaser unconditionally and irrevocably guarantees to the Sellers as a continuing obligation that each of the Principals will comply properly and punctually with its obligations under this agreement(including, for the avoidance of doubt, under the Tax Covenant, and under any indemnity for costs and expenses entered into after the date hereof pursuant to this agreement).

19.4  The Purchaser’s liability under clause 19.1 shall not be discharged or impaired by:

(a)	any amendment, variation or assignment of this agreement or any waiver of its terms;

(b)	any release of, or granting of time or other indulgence to, the Principals or any third party; or

(c)
any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting any of the Principals (or any act taken by the Sellers in relation to any such event);

(d)	the Sellers exercising their respective rights under clause 21.2 to assign all or any of their respective rights under this agreement; or

(e)	any other fact or circumstance which (apart from this clause 18.4(e)) would discharge a surety or guarantor.

20.  Announcements

20.1  Neither the Sellers nor the Purchaser shall make or issue any public announcement, circular or other formal disclosure (an Announcement) in connection with the existence or the subject matter of this agreement or any of the other Transaction Documents (and the Sellers and the Purchaser shall procure that none of its Affiliates makes or issues any such Announcement) in each case without the prior written approval of the other (such approval not to be unreasonably withheld or delayed).

20.2  The restriction in clause 20.1 shall not apply to the extent that an Announcement:

(a)	contains information which is in the public domain (otherwise than as a result of a breach of clause 20.1); or

(b)
is required by law or by any Governmental Entity of competent jurisdiction to whose rules the party making the Announcement is subject, whether or not having the force of law, provided that where any Announcement is made in reliance on this exception, the party making the Announcement shall use its reasonable endeavours to consult with the other party in advance as to the form, content and timing of any such Announcement.

21.  Assignment

21.1  No party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of (in the case of the Purchaser) the Sellers’ Representative or (in the case of the Guarantor or the Sellers) the Purchaser. Any purported assignment in contravention of this clause 21 shall be void.

21.2  The restriction in clause 21.1 shall not apply to any assignment by:

(a)	the Purchaser of all or any of its rights under this agreement to any other continuing member of the Purchaser Group; or

(b)	the Guarantor or any Seller of all or any of its rights under this agreement to any other continuing member of the Sellers’ Group,

provided that, if any such assignee ceases to be a member of the Purchaser Group or the Sellers’ Group (as the case may be), the assigning party shall procure that, before such assignee so ceases, it shall re-assign those rights to the assigning party or assign those rights to a continuing member of the Purchaser Group or the Sellers’ Group (as the case may be).

21.3  No assignment in accordance with this clause 21 shall have the effect of making the liability of any member of the Purchaser Group or the Sellers’ Group under this agreement greater than such liability would have been had the assignment not occurred.

21.4  The restriction in clause 21.1 does not for the avoidance of doubt apply to the Purchaser's entry into this Agreement and its acquisition of Shares as agent for respectively the French Principal, the UK Principal and the Dutch Principal.

22.  Further Assurances

22.1  Each of the Sellers and the Purchaser agrees to execute (or procure the execution of) such further documents as may be required by law or as may be necessary to implement and give effect to this agreement.

22.2  The Sellers agree to provide to the Purchaser, as soon as practicable after Closing, an original of the mortgage release for the property at 5222 Indianapolis Boulevard, East Chicago, Indiana.

22.3  In the absence of specific agreement to the contrary, each party shall be responsible for its own costs and expenses (including, for the avoidance of doubt, those of its Affiliates) incurred in giving effect to the provisions of clause 22.1.

23.  Costs

23.1  Subject to clause 23.2 and except as otherwise provided in this agreement, each of the Sellers and the Purchaser shall be responsible for its own costs, charges and other expenses (including those of their Affiliates) incurred in connection with the negotiation, preparation, entering into and completion of this agreement and the other Transaction Documents.

23.2  The Purchaser or its Affiliates shall bear all stamp, notarisation fees or other documentary or transaction duties, stamp duty reserve tax, and any other transfer taxes arising as a result, or in consequence, of this agreement or of any of the other Transaction Documents or of their respective implementation.

24.  Notices

24.1  Any notice or other communication to be given by any party to any other party under, or in connection with, this agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in clause 24.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 24.2 and in each case marked for the attention of the relevant party set out in clause 24.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 24). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission;

(c)	in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the second Business Day following the date of posting provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or at any time on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time at the address to which the relevant notice is sent.

24.2  The addresses and fax numbers of the parties for the purpose of clause 24.1 are as follows:

Sellers

Address:	Brambles U.K. Limited
Level 40, 1 Macquarie Place, Sydney, New South Wales, 2001, Australia

Fax:	+61 2 9256 5299

For the attention of: Senior Vice President Legal and Mergers & Acquisitions, Brambles Industries Limited

Purchaser                   Harsco Corporation

Address:	350 Poplar Church Road
Camp Hill, Pa 17013

Fax:	717 76361 6402

For the attention of:  General Counsel

Guarantor

Address:	Brambles Industries Limited
Level 40, 1 Macquarie Place, Sydney, New South Wales, 2001, Australia

Fax:	+61 2 9256 5299

For the attention of: Senior Vice President Legal and Mergers & Acquisitions, Brambles Industries Limited

24.3  A party may notify any other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 24, provided that such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date which is the fifth Business Day after notice of any change has been given.

24.4  In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in this clause 24 (or as otherwise notified under it).

24.5  The parties agree that the provisions of this clause 24 shall not apply to the service of any claim form, application notice, order, judgment and any other document relating to or in connection with any arbitration proceedings.

24.6  All notices, demands, requests, statements, certificates or other communications under this agreement shall be in English unless otherwise agreed in writing.

25.  Sellers’ Representative

25.1  Each of the Sellers hereby appoints Brambles U.K. Limited as the Sellers’ Representative and authorises and empowers the Sellers’ Representative as its true and lawful agent and attorney in fact to act on behalf of and represent the Sellers where action is required of the Sellers’ Representative under this agreement. Brambles U.K. Limited hereby acknowledges and agrees to act as the Sellers’ Representative upon the terms of this agreement.

25.2  The Sellers’ Representative may be replaced by the Sellers at any time and from time to time.

25.3  Each Seller agrees that its rights under this agreement where action is required by the Sellers’ Representative, other than the rights of the Sellers under clause 25.2, may only be exercised on its behalf by the Sellers’ Representative and that any such exercise by a Seller on its own behalf shall be of no effect. Any provision of this agreement which requires or provides for any act or performance by the Sellers’ Representative shall be deemed to include an undertaking by the Sellers to procure that the Sellers’ Representative shall promptly carry out such act or performance.

25.4  Each of the Sellers hereby agrees and declares that any consent, notice, document, deed, matter and thing which is given, made, executed or done by the Sellers’ Representative pursuant to this agreement shall be as good, valid and effectual as if the same had been given, made, executed or done by the Sellers personally and each Seller hereby ratifies any act that the Sellers’ Representative may lawfully do or cause to be done pursuant to this agreement.

25.5  The Purchaser shall be entitled at any time to rely on any written document purporting to be signed by or on behalf of the Sellers’ Representative without enquiry as to the genuineness of the document or any signature on it or as to the authority of the person or persons signing the document and shall be entitled to rely upon all statements made by the Sellers’ Representative as to matters relating to this agreement without enquiry. The Sellers hereby unconditionally and irrevocably authorise the Sellers’ Representative to execute or do or procure to be executed or done, all such acts or documents as the Sellers’ Representative may in its absolute discretion consider to be necessary or desirable to give effect to this agreement.

26.  Conflict with other Agreements

26.1  In the event of any conflict between this agreement and any other agreement relating to the Proposed Transactions, this agreement shall prevail (as between the parties to this agreement and as between any other members of the Sellers’ Group, on the one hand, and any other members of the Purchaser Group, on the other) unless:

(a)
such other agreement expressly states that it (or any part of it) overrides this agreement in any respect and all of the Sellers and the Purchaser are either also parties to that other agreement or the Sellers’ Representative and the Purchaser otherwise expressly agree in writing that such other agreement shall override this agreement in that respect; or

(b)	the contrary is expressly provided elsewhere in this agreement.

27.  Entire Agreement

27.1  This agreement and the other Transaction Documents together set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares. This agreement and the other Transaction Documents supersede all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Shares, which prior agreements, understandings and arrangements shall cease to have any further force or effect. It is agreed that:

(a)
no party has entered into this agreement or any other Transaction Document in reliance upon, nor shall any party have any claim or remedy in respect of, any statement (including any statement of intent or opinion), representation, warranty, promise, forecast, estimate, projection, undertaking, assurance, collateral contract or other provision made or provided by or on behalf of any other party (or any of its Connected Persons) which is not expressly set out in this agreement or any other Transaction Document;

(b)
any terms or conditions which may be implied by law in any jurisdiction in relation to the Proposed Transactions shall be excluded or, if incapable of exclusion, any rights or remedies in relation to them shall be irrevocably waived;

(c)
the only right or remedy of a party in relation to any statement, representation, warranty, undertaking, assurance, collateral contract or other provision set out in this agreement or any other Transaction Document shall be for breach of this agreement or the relevant Transaction Document (including damages or injunctive relief in respect thereof) to the exclusion of all other rights and remedies; and

(d)
except for any liability which a party (or any of its Connected Persons) has under or in respect of any breach of this agreement or any of the other Transaction Documents, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Connected Persons) in respect of, arising out of, or in any way relating to the Proposed Transactions, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

The agreements and undertakings in this clause 27 are given and received by each party on its own behalf and as agent for each of its Connected Persons. Each party acknowledges that the other party gives and receives such agreements and undertakings as agent with the full knowledge and authority of each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a party) the officers, employees, agents and advisers of that party or any of its Affiliates.

28.  Waivers, Rights and Remedies

Except as otherwise provided in this agreement, no failure or delay by any party in exercising any right or remedy provided by law or under or pursuant to this agreement or any other Transaction Document shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

29.  General

29.1  This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

29.2  No amendment, variation or waiver of this agreement (or of any of the other Transaction Documents) shall be valid unless it is in writing and duly executed by or on behalf of the Sellers’ Representative and the Purchaser. The expression variation shall include any variation, supplement, deletion or replacement howsoever effected. Unless expressly agreed, no variation shall constitute a general waiver of any provision of this agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this agreement which have already accrued up to the date of variation, and the rights and obligations under or pursuant to this agreement shall remain in full force and effect except and only to the extent that they are so varied.

29.3  Each of the provisions of this agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction:

(a)
so far as it is illegal, invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in this agreement or the relevant Transaction Document but it shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provisions of this agreement or the relevant Transaction Document (or of the provisions of this agreement or other Transaction Document in any other jurisdiction); and

(b)
the parties shall use all reasonable endeavours to replace it with a valid and enforceable substitute provision or provisions but differing from the replaced provision as little as possible and the effect of which is as close to the intended effect of the illegal, invalid or unenforceable provision.

29.4  A person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 (or equivalent legislation in any other jurisdiction) to enforce any of its terms.

29.5  The rights of the Purchaser under this agreement:

(a)
in relation to Brambles France and the French Set of Shares are intended to and shall benefit the French Principal which is a party to this agreement by virtue of the Purchaser having entered into it as agent of the French Principal;

(b)
in relation to Brambles UK and the UK Set of Shares are intended to and shall benefit the UK Principal which is a party to this agreement by virtue of the Purchaser having entered into it as agent of the UK Principal; and

(c)
in relation to Brambles Holdings Europe and the Dutch Set of Shares are intended to and shall benefit the Dutch Principal which is a party to this agreement by virtue of the Purchaser having entered into it as agent of the Dutch Principal, and where such rights are expressed to benefit any such person as aforesaid all such rights (including without limitation the right to bring a claim for breach of the Warranties), may be enforced by such person directly against the relevant Seller to the fullest extent permissible by law.

30.  Interpretation

Words and expressions used in this agreement shall have the meanings set out in Schedule 13  unless the context requires otherwise.

31.  Settlement of disputes

31.1  In the event of any dispute, controversy or claim arising out of or in connection with this agreement or any other Transaction Document other than a dispute to which Part C  of Schedule 12  applies (a Dispute), either the Sellers or the Purchaser may serve formal written notice on the other that a Dispute has arisen (a Notice of Dispute).

31.2  The Sellers and the Purchaser shall use all reasonable endeavours for a period of twenty Business Days from the date on which the Notice of Dispute is served by one party on the other party (or such longer period as may be agreed in writing between the parties) to resolve the Dispute on an amicable basis.

31.3  If the parties are unable to resolve the Dispute by amicable negotiation within the time period referred to in clause 31.2, the Dispute may be referred by the Sellers or the Purchaser to senior executives of the Sellers’ Group and the Purchaser Group nominated by the respective Chief Executive Officers of the Guarantor and the Purchaser who shall attempt, for a period of ten Business Days from the expiry of the time period referred to in clause 31.2, to resolve the Dispute. In the event that those senior executives are unable to resolve the Dispute within the stated time period (or such longer period as may be agreed in writing between the parties), the Dispute shall be referred to arbitration in accordance with clause 31.4.

31.4  Subject to clauses 31.1 to 31.3, the Dispute shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce by a sole arbitrator appointed in accordance with those Rules. The seat of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The parties shall have the right to seek interim relief from a court of competent jurisdiction, at any time before and after the arbitrator has been appointed, up until the arbitrator has made his final award.

32.  Governing law

This agreement and the legal relationships established by or otherwise arising in connection with this agreement shall be governed by, and interpreted in accordance with, English law.

SCHEDULE 1

SELLERS, SHARES AND TARGET COMPANIES

Part A   The Shares

1 Seller	2 Set of Shares
Brambles U.K. Limited	99 ordinary shares of £1 each in the share capital of Fourninezero Limited
Brambles France SAS
5,000 shares in the share capital of Becema SAS

72,500 shares in the share capital of Solomat Industrie SA

10,000 shares in the share capital of BC SAS

6,006 shares in the share capital of SMI Lorelev SAS

Brambles USA, Inc.	100 common shares of US$1 each in the share capital of Brambles Steel Services, Inc.
Brambles Holdings Europe B.V.	18,200 shares in the share capital of Brambles Steel Services B.V.

Part B   Details of those Target Companies whose Shares are being sold under this agreement

1.	Name:	Fourninezero Limited
2.	Date of Incorporation:	30/1/1975
3.	Place of Incorporation:	England and Wales
4.	Class of Company:	Private Limited with share capital
5.	Registered Number:	01198490
6.	Registered Office:	Cassini House, 57 St James Street, London SW1A 1LD

7.	Directors:	Jonathan Park Frost Jean Louis Laurent
8.	Company Secretary:	Kerry Anne Abigail Porritt
9.	Authorised Capital:	£100
10.	Issued Capital:	£100
11.	Registered Shareholders:	Brambles U.K. Limited (99 ordinary shares) Nigel Vernon Short (1 special share)
12.	Accounting Reference Date:	30 June
13.	Auditors:	PricewaterhouseCoopers LLP
14.	Tax Residence:	UK
15.	Status:	Holding company

1.	Name:	Becema SAS
2.	Date of Incorporation:	19 January 1990
3.	Place of Incorporation:	Thionville, France
4.	Class of Company:	Société par actions simplifiée
5.	Registered Number:	352 978 316, RCS Thionville
6.	Registered Office:	201, Route de Verdun - 57 180 Terville, France
7.	Chairman	Brambles France SAS
8.	General Manager (directeur general):	Laurent Paulus
9.	Share Capital:	EUR 200,000
10.	Shareholders:	Brambles France SAS
11.	Accounting Reference Date:	30 June
12.	Auditors:	PricewaterhouseCoopers Mr Eric Heiligenstein

13.	Tax Residence:	France
14.	Status:	Trading company

1.	Name:	Solomat Industrie SA
2.	Date of Incorporation:	10 November 1997
3.	Place of Incorporation:	Dunkerque, France
4.	Class of Company:	Société anonyme
5.	Registered Number:	402 187 090 RCS Dunkerque
6.	Registered Office:	Rue Charles Fourier - Zone industrielle- 59 760 Grande Synthe, France
7.	Chairman	Jean-Louis Laurent
8.	General Manager (directeur general):	Laurent Paulus
9.	Share Capital	EUR 1,160,000
10.	Shareholders:	Brambles France SAS - 72,500 shares
11.	Accounting Reference Date:	30 June
12.	Auditors:	PricewaterhouseCoopers
13.	Tax Residence:	France
14.	Status:	Trading company

1.	Name:	BC SAS
2.	Date of Incorporation:	8 June 1977
3.	Place of Incorporation:	Metz, France
4.	Class of Company:	Société par actions simplifiée
5.	Registered Number:	305 588 980 RCS Thionville
6.	Registered Office:	201A, route de Verdun - 57 180 Terville, France

7.	Chairman	Brambles France SAS
8.	Share Capital:	EUR 200,000
9.	Registered Shareholders:	Brambles France SAS
10.	Accounting Reference Date:	30 June
11.	Auditors:	PricewaterhouseCoopers Mr Eric Heiligenstein
12.	Tax Residence:	France
13.	Status:	Holding company

1.	Name:	SMI Lorelev SAS
2.	Date of Incorporation:	25 September 1984
3.	Place of Incorporation:	Thionville, France
4.	Class of Company:	Société par actions simplifiée
5.	Registered Number:	B 330 641 002 RCS Thionville
6.	Registered Office:	201A, route de Verdun - 57 180 Terville, France
7.	Chairman	Brambles France SAS
8.	General Manager (directeur general):	Laurent Paulus
9.	Share Capital:	EUR 200,000
10.	Shareholders:	BC SAS - 4,994 shares Brambles France SAS - 6,006 shares
11.	Accounting Reference Date:	30 June
12.	Auditors:	PricewaterhouseCoopers
13.	Tax Residence:	France
14.	Status:	Trading company

1.	Name:	Brambles Steel Services, Inc.
2.	Date of Incorporation:	6 April 2000
3.	Place of Incorporation:	Delaware, U.S.A.
4.	Class of Company:	Corporation
5.	Delaware File Number:	3208294
6.	Registered Agent	The Corporation Trust Company
7.	Registered Office:	Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A.
8.	Directors:	Luc Hendriks Melissa Schmidt George Nelson III
9.	Company Secretary:	George Nelson III
10.	Authorised Capital:	1000 shares of US$1 each
11.	Issued Capital:	100 shares
12.	Registered Shareholders:	Brambles USA, Inc.
13.	Accounting Reference Date:	30 June
14.	Auditors:	PricewaterhouseCoopers
15.	Tax Residence:	Indiana, U.S.A.
16.	Status:	Holding company

1.	Name:	Brambles Steel Services B.V.
2.	Date of Incorporation:	14/3/75
3.	Place of Incorporation:	Netherlands
4.	Class of Company:	Private Limited
5.	Registered Number:	34036230
6.	Registered Office:	Wenckebachstraat 1, Aannemerscentrum 6E.01, 1951 JZ Velsen-Noord, the Netherlands

7.	Directors:	Marco Ennio Gravina Gerrit Bloem
8.	Proxyholder:	Johannes Anthonius Warren
9.	Authorised Capital:	EUR 91,000
10.	Issued Capital:	EUR 18,200
11.	Registered Shareholders:	Brambles Holdings Europe B.V.
12.	Accounting Reference Date:	30 June
13.	Auditors:	PricewaterhouseCoopers
14.	Tax Residence:	Netherlands
15.	Status:	Trading company

Part C   Details of the Subsidiaries of the Target Companies

1.	Name:	Short Bros (Plant) Limited
2.	Date of Incorporation:	25/2/49
3.	Place of Incorporation:	England and Wales
4.	Class of Company:	Private Limited with share capital
5.	Registered Number:	00465057
6.	Registered Office:	Cassini House, 57 St James Street, London SW1A 1LD
7.	Directors:	Jonathan Park Frost Jean Louis Laurent Anton Johan Claessens Jeffrey Arthur James
8.	Company Secretary:	Kerry Anne Abigail Porritt

9.	Authorised Capital:	£1,010,000
10.	Issued Capital:	£10,000
11.	Registered Shareholders:	Fourninezero Limited
12.	Accounting Reference Date:	30 June
13.	Auditors:	PricewaterhouseCoopers LLP
14.	Tax Residence:	UK
15.	Status:	Trading company

1.	Name:	BC Nord SAS
2.	Date of Incorporation:	14/2/91
3.	Place of Incorporation:	Dunkerque - France
4.	Class of Company:	Société par actions simplifiée
5.	Registered Number:	379 875 107 RCS Dunkerque
6.	Registered Office:	4 rue Charles Fourrier, 59760 Grande Synthe, France
7.	Chairman	Brambles France SAS
8.	General Manager (directeur general):	Laurent Pascal André Paulus
9.	Share Capital:	EUR 200,000
10.	Shareholders:	BC SAS
11.	Accounting Reference Date:	30 June
12.	Auditors:	PricewaterhouseCoopers
13.	Tax Residence:	France
14.	Status:	Trading company

1.	Name:	National Recovery Systems, Inc.
2.	Date of Incorporation:	22 July 1993

3.	Place of Incorporation:	Delaware, U.S.A.
4.	Class of Company:	Corporation
5.	Delaware File Number:	2344780
6.	Registered Agent	The Corporation Trust Company
7.	Registered Office:	Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A.
8.	Directors:	Luc Hendriks Melissa Schmidt George Nelson III
9.	Company Secretary:	George Nelson III
10.	Authorised Capital:	1000 shares of US$1 each
11.	Issued Capital:	930 shares
12.	Registered Shareholders:	Brambles Steel Services, Inc.
13.	Accounting Reference Date:	30 June
14.	Auditors:	PricewaterhouseCoopers
15.	Tax Residence	Indiana, U.S.A.
16.	Status:	Trading company

1.	Name:	Great Lakes Recovery Systems, Inc.
2.	Date of Incorporation:	20 June 1995
3.	Place of Incorporation:	Delaware, U.S.A.
4.	Class of Company:	Corporation
5.	Delaware File Number:	2517358
6.	Registered Agent	The Corporation Trust Company
7.	Registered Office:	Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A.
8.	Directors:	Luc Hendriks Melissa Schmidt George Nelson III

9.	Company Secretary:	George Nelson III
10.	Authorised Capital:	1,000 shares, par value - none
11.	Issued Capital:	53.73 shares
12.	Registered Shareholders:	National Recovery Systems, Inc.
13.	Accounting Reference Date:	30 June
14.	Auditors:	PricewaterhouseCoopers
15.	Tax Residence	Michigan, U.S.A.
16.	Status:	Trading company

1.	Name:	E.C.R., Inc.
2.	Date of Incorporation:	26 July 1993
3.	Place of Incorporation:	Delaware, U.S.A.
4.	Class of Company:	Corporation
5.	Delaware File Number:	2345175
6.	Registered Agent	The Corporation Trust Company
7.	Registered Office:	Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A.
8.	Directors:	Luc Hendriks Melissa Schmidt George Nelson III
9.	Company Secretary:	George Nelson III
10.	Authorised Capital:	10,000 shares, par value - none
11.	Issued Capital:	1,000 shares
12.	Registered Shareholders:	National Recovery Systems, Inc.
13.	Accounting Reference Date:	30 June
14.	Auditors:	PricewaterhouseCoopers

15.	Tax Residence	Indiana, U.S.A.
16.	Status:	Trading company

1.	Name:	Braddock Recovery, Inc.
2.	Date of Incorporation:	10 September 1993
3.	Place of Incorporation:	Delaware, U.S.A.
4.	Class of Company:	Corporation
5.	Delaware File Number:	2350528
6.	Registered Agent	The Corporation Trust Company
7.	Registered Office:	Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A.
8.	Directors:	Luc Hendriks Melissa Schmidt George Nelson III
9.	Company Secretary:	George Nelson III
10.	Authorised Capital:	1,000 shares, par value - none
11.	Issued Capital:	53.73 shares
12.	Registered Shareholders:	National Recovery Systems, Inc.
13.	Accounting Reference Date:	30 June
14.	Auditors:	PricewaterhouseCoopers
15.	Tax Residence	Pennsylvania, U.S.A.
16.	Status:	Trading company

1.	Name:	Ashland Recovery, Inc.
2.	Date of Incorporation:	29 December 2004
3.	Place of Incorporation:	Delaware, U.S.A.
4.	Class of Company:	Corporation

5.	Delaware File Number:	FEIN 20-2117363
6.	Registered Agent	The Corporation Trust Company
7.	Registered Office:	Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A.
8.	Directors:	Luc Hendriks Melissa Schmidt George Nelson III
9.	Company Secretary:	George Nelson III
10.	Authorised Capital:	1,000 shares, par value - none
11.	Issued Capital:	100 shares
12.	Registered Shareholders:	National Recovery Systems, Inc.
13.	Accounting Reference Date:	30 June
14.	Auditors:	PricewaterhouseCoopers
15.	Tax Residence	Kentucky, U.S.A.
16.	Status:	Trading company

1.	Name:	National Briquette Corporation
2.	Date of Incorporation:	10 September 1993
3.	Place of Incorporation:	Delaware, U.S.A.
4.	Class of Company:	Corporation
5.	Delaware File Number:	2350663
6.	Registered Agent	The Corporation Trust Company
7.	Registered Office:	Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, U.S.A.
8.	Directors:	Luc Hendriks Melissa Schmidt George Nelson III
9.	Company Secretary:	George Nelson III

10.	Authorised Capital:	75,000 shares of US$1 each
11.	Issued Capital:	5,373 shares
12.	Registered Shareholders:	National Recovery Systems, Inc.
13.	Accounting Reference Date:	30 June
14.	Auditors:	PricewaterhouseCoopers
15.	Tax Residence	Indiana, U.S.A.
16.	Status:	Trading company

1.	Name:	Harry Scholten Transport B.V.
2.	Date of Incorporation:	11/6/96
3.	Place of Incorporation:	Netherlands
4.	Class of Company:	Private Limited
5.	Registered Number:	37075751
6.	Registered Office:	Klein Dorregeest 7, 1921HA Akersloot
7.	Directors:	Gerrit Bloem
8.	Proxyholder:	Johannes Peterus Komen
9.	Authorised Capital:	EUR 90,756.04
10.	Issued Capital:	EUR 18,151.21
11.	Registered Shareholders:	Brambles Steel Services B.V.
12.	Accounting Reference Date:	30 June
13.	Auditors:	PricewaterhouseCoopers
14.	Tax Residence:	Netherlands
15.	Status:	Trading company

SCHEDULE 2

UNADJUSTED PRICE AND APPORTIONMENT

INTENTIONALLY OMITTED

SCHEDULE 3
SELLERS WARRANTIES

Part A   General/Commercial

1.  The Sellers, the Shares and the Target Companies

1.1  Authorisations, valid obligations, filings and consents

(a)
Each Seller has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions (Approvals) required to empower it to enter into and perform its obligations under this agreement and any other Transaction Document to which it is a party where failure to obtain such Approval would adversely affect its ability to enter into or perform its obligations under this agreement or the other Transaction Documents in accordance with their terms.

(b)	This agreement and the other Transaction Documents which are to be entered into by each Seller will, when executed, constitute valid and binding obligations of that Seller.

(c)
Entry into and performance by each Seller of this agreement and/or any other Transaction Document to which it is a party will not breach the provisions of its memorandum and articles of association, certificate of incorporation, by-laws or equivalent constitutional documents in its jurisdiction of incorporation where such breach would adversely affect its ability to enter into or perform its obligations under this agreement and/or any other Transaction Document to which it is a party in accordance with their terms.

(d)	Neither entry by each Seller into this agreement nor entry into, and implementation of, the Proposed Transactions by each Seller will:

(i)
result in a breach of any applicable laws or regulations in its jurisdiction of incorporation, including for the avoidance of doubt the provisions of articles L.432-1 of the French Labour Code (Code du Travail), which require, inter alia, that a opinion (avis) be obtained prior to any decision in connection with the Proposed Transactions becoming final, and in any event prior to the date hereof, from any relevant employee representatives with respect to the Proposed Transactions; or

(ii)	amount to a breach of any order, decree or judgment of any court or any Governmental Entity in its jurisdiction of incorporation,

where, in each case, such breach would adversely affect its ability to enter into or perform its obligations under this agreement and/or any other Transaction Document to which it is a party.

1.2  The Sellers, the Shares and the Target Companies

(a)
Each Seller is and each of the Target Companies is validly incorporated, in existence and duly registered and/or in good standing (as applicable) under the laws of their respective jurisdictions of incorporation and, in the case of each Target Company, has full power under its memorandum and articles of association, articles or certificate of incorporation or equivalent constitutional documents in its jurisdiction of incorporation to conduct its business as conducted at the date of this agreement.

(b)
All the Shares and all of the shares in each of the Subsidiaries are fully paid or properly credited (under the applicable legislation in the jurisdiction of incorporation of the relevant Target Company) as fully paid and each Seller is in the case of the Target Companies listed in Part A  of Schedule 1 the sole legal and beneficial owner, free from all Encumbrances, of the number of shares in the relevant Target Company set opposite that Seller’s name in column 2 of Part A  of Schedule 1 .

(c)
No member of the Sellers’ Group nor any Target Company has entered into any agreement or arrangement (other than this agreement) pursuant to which any person has the right (exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion or transfer of any share or loan capital in any Target Company.

(d)	Each Seller is entitled to transfer or procure the transfer of its Set of Shares on the terms set out in this agreement.

(e)	The Shares constitute the whole of the issued and allotted (or, to the extent appropriate, registered) share capital of the Target Companies listed in column 2 of Part A of Schedule 1 .

(f)
The information in respect of each of the Target Companies set out in Part A  of Schedule 1  and (insofar as such information relates to the identity of the shareholders, directors or legal representatives of any Target Company or to the share capital of any Target Company) in Part B  and Part C  of Schedule 1  is complete and accurate.

(g)
The information in respect of each of the Target Companies set out in Part B  and Part C  of Schedule 1  (insofar as such information relates to matters other than those described in paragraph (f) above) is accurate in all material respects.

(h)
Every share in the capital of every Subsidiary is owned legally and beneficially, free from all Encumbrances, by a Target Company listed in Part B of Schedule 1  and no member of the Sellers’ Group nor any Target Company has entered into any agreement or arrangement whereby any person has the right (exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion or transfer of any share or loan capital in any Subsidiary.

(i)
No member of the Sellers’ Group provides any industrial services in Europe (including the United Kingdom) or North America which compete in any material respect with (or which would, if carried on by a third party in the same jurisdiction as the business of any of the Target Companies, have the potential to compete in any material respect with) the industrial services provided by any Target Company.

1.3  Other interests

No Target Company owns or has any interest of any nature whatsoever in any shares, debentures or other securities issued by any undertaking (other than another Target Company listed in Schedule 1 ) or in any partnership or joint venture.

2.  Financial Matters

2.1  The UK Accounts

The UK Accounts have been prepared in accordance with applicable law and regulations in England and give a true and fair view of the state of affairs of each of the UK Target Companies and of their respective assets and liabilities as at the Accounts Date and of the results thereof for the financial year ended on the Accounts Date, and have been prepared in accordance with UK GAAP and on a consistent basis in all material respects (save to the extent required by law, any applicable regulation, or generally accepted accounting principles) with the statutory accounts for such companies for the financial year ended on 30 June 2004.

2.2  The French Accounts

The French Accounts have been prepared in accordance with applicable law and regulations in France and give a true and fair view (it being understood that this expression is to be taken as meaning for the purposes of the French Accounts, the same as “sont réguliers, sincères et donnent une image fidèle”) of the state of affairs of each of the French Target Companies as at the Accounts Date and of their respective results for the financial year ended on the Accounts Date and have been prepared in accordance with generally accepted accounting principles of France and on a consistent basis in all material respects (save to the extent required by law, any applicable regulation, or generally accepted accounting principles) with the statutory accounts for such companies for the financial year ended on 30 June 2004.

2.3  The Dutch Accounts

The Dutch Accounts have been prepared in accordance with applicable law and regulations in the Netherlands (save only that the same have not yet been the subject of a report from auditors) and give a true and fair view of the state of affairs of Brambles Steel Services B.V. as at the Accounts Date and of its results for the financial year ended on the Accounts Date and have been prepared in accordance with generally accepted accounting principles of the Netherlands and on a consistent basis in all material respects (save to the extent required by law, any applicable regulation, or generally accepted accounting principles) with the accounts for such companies for the two financial years ended on 30 June 2004.

2.4  The US Accounts

The US Accounts have been prepared for the purposes of preparing the consolidated statutory UK accounts for the Sellers’ Group in respect of the 12 month period ended on the Accounts Date and are an aggregation (without consolidation adjustments) of individual company accounts for each of the US Target Companies which give a true and fair view of the respective state of affairs of such respective US Target Companies as at the Accounts Date, and of their results for the financial year ended on the Accounts Date and have been prepared in accordance with UK GAAP and on a consistent basis in all material respects (save to the extent required by law, any applicable regulation, or generally accepted accounting principles) with the equivalent accounts for such companies for the two financial years ended on 30 June 2004, provided that the US Accounts have not been prepared so as to comply with any applicable laws and regulations, have not been the subject of a report by auditors, and, not being statutory accounts under English law do not contain all of the disclosures required in relation to such accounts pursuant to the Companies Act 1985.

2.5  Position since Accounts Date

(a)	Since the Accounts Date:

(i)	the business of each of the Target Companies has been carried on in the ordinary course and there has been no material adverse change in the financial or trading position of any Target Company;

(ii)
no dividend or other distribution (whether in cash, stock or in kind) has been declared, authorised, paid or made, nor has there been any reduction of paid-up share capital, by any Target Company (except for any dividends provided for in the June 30 Accounts);

(iii)	no share or loan capital has been issued or agreed to be issued by any Target Company;

(iv)	no Target Company has repaid any Financial Debt (other than Intra-Group Payables) in advance of its stated maturity;

(v)
no Target Company has made or agreed to make any material payment or entered into any material transaction or commitment or incurred any material liability except in the ordinary course of its trading and for full value;

(vi)	no Target Company has acquired or agreed to acquire any business or material asset other than in the ordinary course of business;

(vii)
the businesses of the Target Companies have not been materially and adversely affected by the loss of any important customer(s) or source(s) of supply or any abnormal factor(s) not affecting similar businesses to the businesses of the Target Companies to the same or a similar extent.

2.6  Statutory books

(a)
The statutory books of each Target Company required to be kept by applicable laws in its jurisdiction of incorporation have been maintained in all material respects in accordance with such laws and are properly written up to date and there has been no notice of any proceedings to correct or rectify any registers therein.

(b)	No Target Company has, since the Accounts Date, passed any resolution of its members other than resolutions relating to the routine business of annual general meetings.

(c)
A copy of the memorandum and articles of association, by-laws or equivalent constitutional documents of each of the Target Companies are contained in the Disclosure Bundle and such copies are true, complete and accurate.

(d)
Each Target Company has complied in all material respects with the provisions of the United Kingdom Companies Act 1985 (or equivalent legislation in its jurisdiction of incorporation) and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of a Target Company to the registrar of companies or to any equivalent authority in its jurisdiction of incorporation have been properly made and delivered within the requisite time limits.

2.7  Powers of attorney

No powers of attorney or other authorities by which a person may enter into an agreement, arrangement or obligation for or on behalf of a Target Company have been given and remain outstanding (other than the authority for a director, other officer or employee (but not an alternate or shadow director) of a Target Company to enter into an arrangement, agreement or obligation in the usual course of that person’s duties).

2.8  Dormant and holding companies

(a)
Where the status of any Target Company is shown in Part B  or Part C  of Schedule 1  as “Dormant company”, that Target Company does not carry on any trading activities and has no material assets or liabilities.

(b)
Where the status of any Target Company is shown in Part B  or Part C  of Schedule 1  as “Holding company”, that Target Company does not carry on any trading activities and has no material assets or liabilities other than its shareholdings in any Subsidiary.

3.  Financial Debt

3.1  External Financial Debt

(a)	None of the Target Companies has outstanding any Financial Debt owing by it to any person outside the Sellers’ Group.

(b)	No amounts are owing to any Target Company other than Intra-Group Receivables and trade debts incurred in the ordinary course of business, and no Target Company has agreed to make any loan or advance.

(c)	So far as the Sellers are aware, no Target Company has agreed to become bound by any guarantee, indemnity or suretyship save in respect of the obligations of any other Target Company.

(d)
No Target Company has created nor agreed to create and nor is there subsisting any Encumbrance (other than a Permitted Encumbrance) over all or any of its property assets undertaking goodwill reserves or share capital.

(e)	The assets of each Target Company are free from any Encumbrances (other than Permitted Encumbrances).

3.2  Intra-Group Debt

None of the Target Companies has outstanding any Financial Debt or other debt owing by it to any member of the Sellers’ Group other than the Intra-Group Payables.

4.  Regulatory matters

4.1  Licences

All licences, consents, permissions and authorities which are material to the carrying on by any Target Company of its business and which are required by applicable law or regulation to enable any Target Company to carry on its business and/or use its assets effectively in the places and in the manner in which such business is now carried on and/or assets are presently used (Licences) have been obtained by the relevant Target Company; the Disclosure Bundle contains true and complete copies of each Licence; all Licences are in full force and effect and have been complied with by the relevant Target Company in all material respects; and so far as the Sellers are aware, there are no circumstances indicating that any Licence is likely to be suspended, cancelled, revoked or not renewed in the ordinary course.

4.2  Compliance

In the two year period preceding the date of this agreement:

(a)
each Target Company has conducted its business and corporate affairs in accordance with its memorandum and articles of association, by-laws or other equivalent constitutional documents in its jurisdiction of incorporation;

(b)	each Target Company has conducted its business and corporate affairs in all material respects in accordance with all applicable laws and regulations; and

(c)	there has been no material default by any Target Company under any order, decree or judgment of any court or any Governmental Entity in any jurisdiction.

4.3  Grants and allowances

No Target Company has received any investment or other grants and allowances or loans or financial aid of any kind from any Governmental Entity on terms that such grants, allowances, loans or financial aid may become repayable by any Target Company after the date of this agreement.

5.  The Business Assets

For the purposes of this paragraph 5, an asset shall mean an asset which carries a value in the June 30 Accounts, has been acquired by any Target Company since the Accounts Date or otherwise constitutes a material (defined as any item having a replacement value of £50,000 or more) item of operating plant and machinery used in the business of the Target Companies, but does not include any of the Properties or any Intellectual Property Rights owned or used by the Target Companies.

5.1  Ownership and possession

The assets are:

(a)	the absolute property of the Target Companies; and

(b)	in the possession or under the control of the Target Companies.

5.2  Disposal of assets

No Target Company has (outside the ordinary and normal course of business) disposed of, or agreed to dispose of, any asset.

5.3  Leasing and hire purchase arrangements

No Target Company is a party to any lease, hire or hire purchase agreement in respect of any operating plant and machinery which requires a monthly lease, hire or rental payment by such Target Company of more than £5,000 and has an original term of 6 months or more.

6.  Contractual matters

6.1  Material contracts

(a)	There is not outstanding any agreement to which a Target Company is a party which:

(i)	by virtue of the Proposed Transactions and the Transaction Documents, will or is likely to result in:

(A)
any other party being relieved of any material obligation or becoming entitled to exercise any material right (including any right of termination or any material right of pre-emption or other option); or

(B)	any Target Company being in material default under any such agreement.

(ii)	was entered into otherwise than in the ordinary course of business of such Target Company as carried on at the date of this agreement; or

(iii)	is not on arm’s length terms.

(b)
The Disclosure Bundle contains complete and up to date copies of each contract for the provision of services by a Target Company which provides for revenues of more than £500,000 per annum. Such contracts are all in force and the copies thereof which are contained in the Disclosure Bundle contain full details of the contractual termination date and of the terms of any renewals thereof.

6.2  Defaults

(a)	No Target Company has, in the two year period preceding the date of this agreement:

(i)	received written notice that it is in material default under any material contract; or

(ii)	given written notice that any counterparty to any material contract is in material default under such material contract.

(b)	So far as the Sellers are aware, no Target Company nor any counterparty to any material contract is in material breach of any material contract which remains unremedied.

For the purposes of this Warranty 6.2, material contract means a contract which provides for revenues of a Target Company in excess of £300,000 per annum or requires expenditure by a Target Company in excess of £100,000 per annum (in the case of a contract with a term of less than one year or which the Target Company concerned may terminate on notice of one year or less) and £50,000 per annum (in the case of any other contract requiring expenditure by a Target Company.

7.  Insurance

7.1  Details of existing insurances

(a)
The following documents contain particulars of all of the insurances maintained by or covering each Target Company (the Insurances) and the particulars of the Insurances contained in such documents (taken together) are complete and accurate in all material respects:

(i)
the summary of group policies referred to at document number [ ] in the Disclosure Bundle, the regional summaries for Europe and the USA in respect of the Target Companies referred to at document number [ ] in the Disclosure Bundle and local summaries for the United Kingdom, the Netherlands, France and the United States of America referred to at document number [ ] in the Disclosure Bundle; and

(ii)	the copy insurance policies referred to at document numbers [ ] to [ ] (inclusive) of the Disclosure Bundle.

(b)
The list of claims loss runs referred to at document number [ ] in the Disclosure Bundle is, in all material respects, a complete and accurate record of the claims history of each Target Company in respect of the periods specified therein.

7.2  Insurance claims

With the exception of claims referred to in the list of claims loss runs referred to above, no Target Company (nor any member of the Sellers’ Group on behalf of any Target Company) has made any claim in excess of £250,000 under any of the Insurances which is still outstanding nor, so far as the Sellers are aware, are there any circumstances likely to give rise to such a claim.

7.3  General

(a)	Each Target Company is an insured under each of the Insurances applicable to it as referred to in clause 7.1(a).

(b)
Any employer's liability and public liability policies listed in the documents mentioned in paragraphs 7.1(a)(i) and (ii) above but copies of which are not contained in the Disclosure Bundle are all written on an occurrence basis.

(c)
All premiums invoiced in respect of the Insurances as at Closing have been paid and, so far as the Sellers are aware, nothing has been done or omitted to be done which has made or could make any of the Insurances void or voidable or adversely affect the ability of any of the Target Companies to make recovery from the Financial Services Compensation Scheme where appropriate.

(d)
Any deductible (or claim, if the amount of the claims is less than the amount of the deductible) requested by the relevant insurer to be paid in respect of full or partial settlements made by insurers prior to Closing have been reimbursed to insurers.

8.  Litigation and investigations

8.1  Litigation

No Target Company is a claimant or defendant in or otherwise a party to any material litigation, arbitration or administrative proceedings which are in progress and, so far as the Sellers are aware, there are no circumstances likely to lead to any such litigation, arbitration or administrative proceedings.

8.2  Investigations

No Target Company has in the two year period preceding the date of this agreement received notice in writing that it is the subject of any investigation, inquiry or prosecution by any Governmental Entity (other than investigations or inquiries undertaken by a Governmental Entity on a routine basis) and, so far as the Sellers are aware, there are no circumstances likely to lead to any such investigation, inquiry or prosecution.

8.3  Court orders

(a)	There are no unfulfilled or unsatisfied judgements or court orders outstanding against any Target Company.

(b)
No distress, distraint, charging order, garnishee order, execution or other process which a court or a similar body may use to enforce payment of a debt has, during the two year period preceding the date of this agreement, been levied or applied for in respect of the whole or any part of the property, assets or undertaking of any Target Company.

8.4  Competition

No Target Company is a party to (or concerned in) any agreement, arrangement, connected practice or course of conduct which: (i) falls within Article 81 and/or Article 82 of the EC Treaty; or (ii) falls within Article 53 and/or Article 54 of the Agreement on the European Economic Area; or (iii) falls within the prohibitions contained in Chapter I or Chapter II of the Competition Act 1998 (UK); or (iv) otherwise infringes the competition legislation or practice of any jurisdiction.

9.  Insolvency etc.

9.1  Winding up

No order has been made, petition presented, meeting convened or resolution passed for the winding up of any of the Sellers or any Target Company or for the appointment of any provisional liquidator (or equivalent in the jurisdiction of its incorporation) and no Target Company has received any notice under nor is it or could it be deemed unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986 of the United Kingdom or any equivalent legislation in the jurisdiction of its incorporation.

9.2  Administration and receivership

Neither any of the Sellers nor any Target Company has received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any part of the property, assets and/or undertaking of any Target Company, nor has any distress, execution or other process been levied in respect of a Target Company's undertaking or assets or any part thereof.

9.3  Voluntary arrangement etc.

Neither any of the Sellers nor any Target Company or any of their direct or indirect holding companies has made or proposed any voluntary arrangement with any of its creditors under section 1 of the Insolvency Act 1986 of the United Kingdom or any equivalent legislation in the jurisdiction of its incorporation.

9.4  Voidable transactions

So far as the Sellers are aware, no Target Company has been a party to any transaction with any third party which in the event of such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or to him, would be liable to be set aside (in whole or in part) as a transaction at an undervalue or a preference.

Part B   IP/IT

1.  Intellectual Property Rights

(a)
The Disclosure Bundle contains copies of all material licences of Intellectual Property Rights granted to and by any Target Company (Material IP Licences) and neither any Target Company nor, so far as the Sellers are aware, any counterparty to a Material IP Licence, is in material breach of any Material IP Licence.

(b)	No member of the Sellers’ Group owns any Intellectual Property Rights which are licensed to any Target Company (whether formally or informally) by any member of the Sellers’ Group.

(c)
Neither the Sellers nor a Target Company has, in the two year period preceding the date of this agreement, received a written notice alleging that the operations of any Target Company infringe the Intellectual Property Rights of a third party or sent a written notice alleging that a third party is infringing the Business IP and, so far as the Sellers are aware, none of the activities of any Target Company infringe any Intellectual Property Rights of a third party.

(d)	The Business IP comprises all of the material Intellectual Property which is necessary for the operation of the business of each Target Company as carried on prior to Closing.

2.  Information Technology

(a)
The IT Systems are owned by, or licensed or leased to, a Target Company and comprise all of the material information and communication technologies which are necessary for the operation of the business of such Target Company as carried on prior to Closing.

(b)
Copies or full details of all material licences and leases relating to the IT Systems have been disclosed in the Disclosure Bundle (Material IT Licences) and neither any Target Company nor, so far as the Sellers are aware, any counterparty to a Material IT Licence, is in material breach of such Material IT Licence.

(c)
None of the IT Systems are dependant on any information and communication technologies belonging to or used by any member of the Sellers’ Group, save only that the Target Companies are party to Sellers’ Group arrangements as specified in the Disclosure Letter (the Seller Group IT arrangements). The Sellers undertake (without the limitations referred to in Schedule 4) to procure that such Seller Group IT arrangements continue to be made available to the Target Companies for not less than 12 weeks after Closing, at a charge which shall be pro-rated according to the value of the contracts concerned and which shall be no greater than the amount currently charged by the Seller’s Group to the Target Companies concerned, and otherwise on the same terms as currently apply.

(d)
In the two year period preceding the date of this agreement, there have been no downtimes, equipment breakdowns or malfunctions, data losses, failures or other defects in the IT Systems which have had a material adverse effect on the business of any of the Target Companies. So far as the Sellers are aware, there are no circumstances which are likely to give rise to any such disruption.

3.  Data Protection

No Target Company has, in the two year period preceding the date of this agreement, received a written notice alleging that a Target Company has not complied with applicable data protection laws.

Part C   Real Estate

1.  General

(a)	The Properties comprise all the land and buildings owned, leased, controlled, occupied or used by any Target Company or in relation to which any Target Company has any right, interest or liability.

(b)	The information in respect of the Properties set out in Schedule 7 is true, accurate and not misleading in any material respect.

(c)	So far as the Sellers are aware, the Properties benefit from all necessary rights and easements for the use and occupation of the Target Companies’ businesses.

2.  Possession and occupation

A Target Company is in possession of the whole of each of the Properties, none of which is vacant, and no other person is in or actually or conditionally entitled to possession, occupation, use or control of any of the Properties subject, in the case of any Property which is leasehold, to the terms of the relevant lease and, in the case of any Property which is occupied under licence, to the terms of the relevant licence.

3.  Title

(a)	There is no Encumbrance in or over or affecting any of the Properties.

(b)	No Property is affected by a subsisting contract for sale or other disposal.

(c)	A Target Company is the sole beneficial owner of, and otherwise absolutely entitled to, each of the Properties and the proceeds of sale thereof.

(d)
No Target Company has terminated, surrendered, assigned or otherwise parted with its interest in any of the Properties which are leasehold or occupied under licence and no Target Company has received notice from a counterparty to any such lease or licence intending to terminate any lease or licence under which any such Property is leased or occupied.

(e)	The documents necessary to prove the relevant Target Company's title to the Properties are in the exclusive possession and control of the Target Companies.

(f)
Each Target Company is in a position to sell or assign each freehold or leasehold Property with full title guarantee save as identified in Schedule 7  where no agreement is in place and subject to the terms of the relevant lease (where appropriate).

(g)	No Dutch Target Company owns any real property in the Netherlands. No Dutch Target Company holds any rights in rem in respect of any real property in the Netherlands.

4.  Adverse Interests

(a)
None of the Properties is subject to adverse rights, restrictions, covenants or any matter which materially adversely affects the relevant Target Company’s ability to continue to carry on its existing business from any Property in substantially the same manner as at present.

(b)	No Target Company is in breach of any material covenant, restriction, condition or obligation (whether statutory or otherwise) affecting the Properties.

5.  Disputes

So far as the Sellers are aware, there are no current disputes, claims or demands relating to or in respect of the Properties or their use.

6.  Leasehold Properties

In relation to such of the Properties as are leasehold (which includes tenancy arrangements) or occupied under a licence:

(a)
no Target Company has received notice alleging any breach or default of any covenants, conditions and agreements contained in the relevant leases and/or licences, on the part of the tenant or occupier (as the case may be);

(b)	no rent and/or licence fee is or could be currently under review; and

(c)	no Target Company has commuted any rent or other payment or paid any rent or other payment ahead of the due date for payment;

7.  Use/Construction

(a)
So far as the Sellers are aware, all permissions and consents necessary for the proper and existing use of each of the Properties (including planning permission and zoning consents from the relevant authorities) have been obtained for any works carried out at the Properties and use of the Properties.

(b)
So far as the Sellers are aware, there have been no infringements of laws or regulations concerning buildings, extensions, major alterations or major engineering works carried out, erected or made to any of the freehold Properties within 12 years preceding the date of this agreement.

Part D   Taxation

Chapter 1: General

For the purposes of paragraph 4 of this Part D, the expression VAT legislation shall include the United Kingdom Value Added Tax Act 1994 and all other enactments in relation to VAT and all notices, provisions and conditions made or issued thereunder, including the terms of any agreement reached with HM Commissioners of Revenue and Customs. Paragraph 4 shall apply, with appropriate modifications (including the definition of VAT legislation), to any equivalent sales or turnover tax in any jurisdiction other than the United Kingdom or the United States of America to which any Target Company is subject.

1.  Returns

Each Target Company has duly, and within any appropriate time limits, made all material returns and supplied all other material information required to be supplied to all relevant tax authorities within the last six years, and any such returns and other information were and remain accurate in all material respects and were made and supplied on a proper basis.

2.  Disputes and investigations

No Target Company is involved in any material current dispute with any tax authority or is or has in the last six years been the subject of any investigation or non-routine visit by any tax authority, and no Target Company has become liable to pay any penalty, surcharge, fine or interest in respect of tax where such penalty, surcharge, fine or interest exceeds £50,000.

3.  Residence

Each Target Company is and has at all times in the last six years been resident in its country of incorporation for tax purposes and is not and has not at any time in that period been treated as resident in any other country’s jurisdiction for any tax purpose (including any double taxation arrangement).

4.  Value added tax

In relation to each Target Company (other than the USA Companies, as defined in the Tax Covenant):

(a)
it is registered for the purposes of VAT, has been so registered at all times in the last six years that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant tax authority;

(b)	it has complied with and observed in all material respects the terms of VAT legislation in the last six years;

(c)	it is not routinely in arrears with any payment or returns thereunder;

(d)
it has not been required by HM Commissioners of Customs and Excise (or any tax authority performing the same functions in a jurisdiction other than the United Kingdom or the United States of America) to give any security;

(e)
save in the case of any French Company (as defined in the Tax Covenant), it is not, and has never been or agreed to be, an agent, manager, factor or representative for the purposes of section 47 or 48 of the United Kingdom Value Added Tax Act 1994 (or any equivalent legislation in a jurisdiction other than France, the United Kingdom or the United States of America): and

(f)
in the case of any French Company (as defined in the Tax Covenant), it is not jointly and severally liable to pay, pursuant to Article 289 A or 293 A of the French general tax code (code général des impôts), any VAT due by another taxable person.

5.  Special Arrangements

No tax authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of any Target Company (other than any USA Company, as defined in the Tax Covenant).

6.  Withholding

Save as disclosed in the Disclosure Letter with express reference to this warranty 6 of this Part D of Schedule 3, no Target Company will be required to withhold or account for any Tax (whether in its jurisdiction of incorporation or otherwise) on the repayment of amounts due at Closing by that Target Company to any other Target Company or member of the Seller’s Group and no Target Company has any unsatisfied liability to account for or withhold tax on the repayment of any such amount made or effected prior to Closing.

7.  Stamp duty/capital duty

(a)
All documents in the possession or under the control of each Target Company or to the production of which any Target Company is entitled which establish or are necessary to establish the title of any Target Company to any material asset, or by virtue of which any Target Company has any material right, have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.

(b)
All duties, fees and penalties payable in respect of the capital of each Target Company (including any premium over nominal value at which any share was issued) have been duly accounted for and paid, and there are no circumstances under which any relief obtained against payment of any such amount could be withdrawn.

8.  Records and Information

Each Target Company, or (in respect of a USA Company, as defined in the Tax Covenant) the USA Seller (as defined in the Tax Covenant) is in possession and control of all material records and documentation that it is obliged to hold, preserve and retain for the purposes of any tax and of sufficient material information to enable it to compute correctly its liability to tax insofar as it relates to any event occurring on or before Closing, and no interest or penalties shall arise to any Target Company in respect of a failure to compute correctly such a liability to tax as a result of a lack of sufficient information.

9.  Continuing Commitments

All material sums payable under any contractual obligation incurred by any Target Company prior to Closing and which will continue to bind the Target Company after Closing (not being a commitment which the Target Company may lawfully terminate on less than 30 days’ notice at any time after Closing without having to pay any amount in the form of a penalty or break fee on such termination) will be deductible in computing the profits of the Target Company for corporation tax purposes, other than those contractual obligations which are considered permanently non-deductible for U.S. federal income tax purposes.

10.  Transfer Pricing

All material transactions entered into between any Target Companies prior to Closing and which will continue to have effect after Closing are on arm’s length terms.

Chapter 2:     United Kingdom

For the purposes of this Chapter 2 of Part D, UK Companies means Fourninezero Limited and Short Bros (Plant) Limited.

11.  United Kingdom Grouping

(a)
Neither the execution nor the performance of, nor any action taken in pursuance of, this agreement, nor any other event, transaction, act or omission since the Accounts Date will result in any asset of a UK Company being deemed to have been disposed of and reacquired under section 179 of the United Kingdom Taxation of Chargeable Gains Act 1992 or paragraph 58 of Schedule 29 to the United Kingdom Finance Act 2002.

(b)
The Disclosure Letter gives full details of any surrender or claim of any amount by way of group relief by any UK Company, including any receipt or payment (or any entitlement to receive or obligation to make a payment) in respect thereof, where such surrender or claim has not become final or determined for any reason or has been the subject of a notice of enquiry.

(c)	Neither UK Company is or has been treated as a member of a group for the purposes of VAT.

12.  No Non-UK Trade

Neither UK Company carries on any trade or has any sources of income or profit outside the United Kingdom or has in the last six years transferred part or all of any trade carried on outside the United Kingdom to a company not resident in the United Kingdom pursuant to section 140A of the United Kingdom Taxation of Chargeable Gains Act 1992.

13.   Stamp Duty

(a)
Neither UK Company has claimed any relief from stamp duty under section 42 of the United Kingdom Finance Act 1930 which may be withdrawn under the provisions of section 111 of and Schedule 34 to the United Kingdom Finance Act 2002 (whether as a result of Closing or any event occurring thereafter).

(b)
Neither UK Company has claimed any relief from stamp duty under section 76 of the United Kingdom Finance Act 1986 which may be withdrawn under the provisions of section 113 of and Schedule 35 to the United Kingdom Finance Act 2002 (whether as a result of Closing or any event occurring thereafter).

Chapter 3:     United States of America

For the purposes of this Chapter 3 of Part D, Closing Date, USA Companies and USA Company have the meanings given to them in the Tax Covenant.

14.  Returns etc.

(a)	No adjustments relating to the tax returns (as defined in the Tax Covenant) of any of the USA Companies have been proposed by any applicable tax authority that have not yet been resolved.

(b)
There are no pending or, to the best of the Sellers’ knowledge, threatened actions or proceedings for the assessment or collection of Taxes against any of the USA Companies that have not yet been resolved.

(c)	There are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any Taxes of any of the USA Companies.

(d)	No tax authorities are presently conducting any audits or other examinations of any tax returns (as defined in the Tax Covenant) of the USA Companies.

(e)	There are no encumbrances for Taxes upon the assets or properties of any of the USA Companies except for statutory liens for Taxes not yet due.

(f)
None of the USA Companies is a party to, is bound by, or has any obligation under, any material Tax sharing agreement or material Tax indemnification agreement, and none of the USA Companies have any potential liability or obligation to any person as a result of, or pursuant to any such agreement, contract or arrangement.

(g)
As of the Closing Date, none of the USA Companies is required to include in income for a period beginning after the Closing Date any adjustment pursuant to Section 481(a) of the U.S. Tax Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method) for a taxable period ending on or before the Closing Date.

(h)
No closing agreements, private letter rulings, technical advice memoranda, dispensations, concessions or similar agreements or rulings have been entered into or issued by any tax authority with respect to any of the USA Companies within five years of the date of this agreement that would adversely affect the Taxes of the USA Companies for a period beginning after the Closing Date (including, for these purposes, if the relevant agreement, ruling, memorandum, arrangement or undertaking were withdrawn), and no such agreement or ruling is currently pending.

(i)
Since August 1, 2002, no claim has been made in writing in any jurisdiction where any of the USA Companies does not file tax returns (as defined in the Tax Covenant) that any such entity is, or may be, subject to Tax by that jurisdiction.

(j)
No USA Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)	"closing agreement" as described in Section 7121 of the U.S. Tax Code (or any corresponding or similar provision or state, local or foreign income Tax law) executed on or prior to the Closing Date;

(ii)	instalment sale or open transaction disposition made on or prior to the Closing Date; or

(iii)	prepaid amount received on or prior to the Closing Date, other than in the ordinary course of business.

(k)
No USA Company has distributed stock of another person, or has had its stock distributed by another person within the last two years, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the U.S. Tax Code.

Chapter 4:     Netherlands

For the purposes of this Chapter 4 of Part D, Dutch Companies means Brambles Steel Services B.V. and Harrie Scholten Transport B.V.

15.  Mergers

None of the Dutch Companies has been involved in a business merger, share-for-share merger, legal merger or legal demerger (split), including but not limited to transactions within the meaning of the Articles 14, 14a or 14b of the Netherlands Corporate Income Tax Act and/or 3.55, 3.56 or 3.57 of the Netherlands Income Tax Act (or the predecessors of these articles under the Netherlands Income Tax Act 1964).

16.  Corporate Income Tax

(a)
All losses, interest and other sums of an expense nature, paid, payable or accruable by any of the Dutch Target Companies and all sums payable or accruable under any obligation incurred by any Dutch Target Company prior to Closing and which will continue to bind any Dutch Target Company after Closing, will be deductible for the purposes of corporate income tax, either in computing the profits of any Dutch Company or in computing the corporate income tax chargeable on it.

(b)
None of the Dutch Companies has formed a reinvestment reserve or an equalisation reserve within the meaning of Article 3.53 of the 2001 Netherlands Income Tax Act (or the predecessors of this article under the Netherlands Income Tax Act 1964) or a reserve for self-insured risk under the Netherlands Income Tax Act 1964.

(c)	None of the Dutch Companies has debt claims that are treated as equity of such Dutch Company for Tax purposes pursuant to section 10, subsection 1, under d of the Netherlands Corporate Income Tax Act.

(d)	None of the Dutch Companies has claimed any write-down by virtue of Article 13ca of the Netherlands Corporate Income Tax Act.

(e)
None of the Dutch Companies has a participation (deelneming) in an entity that is engaged in business activities outside the Netherlands, where previously these activities were the activities of this or any company which was a member of the same group of companies as the relevant Dutch Company or any affiliate thereof.

(f)
In case of a liquidation of any participation (deelneming) of a Dutch Company, any Dutch Company that holds the shares in such participation is entitled to a deductible loss for corporate income tax purposes equal to the difference between (i) the total, or the proportionate part, as the case may be, of the liquidation proceeds derived from the liquidation of such participation, minus the fair market value of the shares in any other participation that are a part of such liquidation proceeds, and (ii) the book value of that participation as shown in or adopted for the purposes of the relevant June 30 Accounts.

(g)
None of the Dutch Companies has made an election to report its taxable income for corporate income tax purposes in a currency other than Euro or has requested the tax inspector to bring an action that served to hedge a currency exchange risk on a participation, under the participation exchange.

Chapter 5:     France

For the purposes of this Chapter 5 of Part D, French Companies means Becema SAS, Solomat Industrie SA, BC SAS, SMI Lorelev SAS and BC Nord SAS.

17.  French tax

(a)	Each of the French Companies has duly, and within any appropriate time limits, complied with its obligations under Article 54 septies of the French general tax code (code général des impôts).

(b)
All French Companies have duly complied with the provisions of Article 39 of French law no. 2004-1485 and, in particular (but without limitation), have in due time complied with the relevant accounting requirements in order to avoid the application at the increased rate of 5% of the “exit tax” introduced by such Article.

Part E   Environmental Matters

1.  compliance with environmental laws

(a)
Each of the Target Companies has complied in all material respects with all Environmental Laws and Environmental Consents relating to any activities or operations carried on by the Target Companies on or before the date of this agreement at any site owned or occupied by any Target Company as at the date of this agreement (an Existing Site), and no remedial action is required pursuant to any Environmental Law in relation to the release at any Existing Site of any Hazardous Substances by any Target Company.

(b)
So far as the Sellers are aware, each of the Target Companies has complied in all material respects with all Environmental Laws relating to any activities or operations carried on by the Target Companies on or before the date of this agreement at any site (other than an Existing Site) owned or occupied by any Target Company at any time during the 5 year period preceding the date of this agreement and no remedial action is required pursuant to any Environmental Law in relation to the release during such period at any such site of any Hazardous Substances by any Target Company.

(c)
No material claims, investigations or proceedings have been made or commenced, nor have any been communicated to a Target Company as being pending and nor, so far as the Sellers are aware, are any threatened against any Target Company, with respect to any breach of Environmental Laws or Environmental Consents, or the release of Hazardous Substances, pollutants or wastes in the Environment.

(d)
No written notices have been received by nor, so far as the Sellers are aware, have any written complaints been made against, any Target Company alleging or specifying any material breach of any Environmental Laws or Environmental Consents, or the release of Hazardous Substances, pollutants or wastes into the Environment by such Target Company.

2.  environmental consents

All Environmental Consents which are material to and are required for the carrying on of any activities by any Target Company have been obtained by the relevant Target Company and are being complied with in all material respects; and so far as the Sellers are aware, there are no circumstances indicating that any such material Environmental Consent is likely to be suspended, cancelled, revoked or not renewed in the ordinary course.

Part F   Employment

1.  Disclosure

The Disclosure Letter has attached to it copies of the standard terms and conditions of employment applicable to all categories of Employees of the Target Companies and in relation to all Employees earning total annual remuneration (excluding bonuses and overtime) in excess of £30,000, the Disclosure Bundle contains true and accurate particulars of their names, dates of continuous employment, including all remuneration payable and other benefits provided or which any Target Company is bound to provide (whether now or in the future) to such Employee and includes true and accurate particulars of all share option, profit sharing, incentive and bonus arrangements and any liquidated damages, change of control provisions and/or enhanced redundancy or other severance schemes or practices (whether contractual or custom and practice) to which any Target Company is a party.

2.  Termination of Employment

No Employee whose total annual remuneration (excluding bonuses) is in excess of £40,000 has given or received written notice or, so far as the Sellers are aware, threatened in writing to give notice terminating his employment and no person has been offered employment with an annual remuneration (excluding bonuses) in excess of £40,000 commencing after Closing.

3.  Service Contracts

There is no service contract between any Target Company and any of its Employees which cannot be terminated by the relevant Target Company on 3 months' notice or less to be given at any time without compensation being payable (other than statutory redundancy pay) and no Employee will be entitled by reason of this transaction to any one-off payment or to terminate his employment with any Target Company on other than his contractual notice.

4.  Trades Unions

(a)
None of the Target Companies is a party to, or has in the two year period preceding the date of this agreement, received a formal request to enter into any agreement or arrangement with any trades union, works council or staff association.

(b)
Brambles Steel Services B.V. has in the last 2 years not received any claims or complaints in writing from any of its Employees regarding the fact that Brambles Steel Services B.V. does not have a works council within the meaning of the Dutch Works Council Act.

5.  US Target Companies

(a)
All current employees of the US Target Companies are legally authorized to work in the United States. All US Target Companies have completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act ("IRCA"), and all US Target Companies have complied with the anti-discrimination provisions of IRCA.

(b)
No US Target Company has pending or has received written notice of intent to file any material unfair labor practice, charge or complaint or other proceedings involving labor relations issues (including any union organization or decertification activities, strikes or work stoppages or material grievances or arbitrations), nor has there been any such activity in the past two years.

6.  Incentive Schemes

No Target Company has, nor has any of them agreed to introduce, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any Employee or past employee of any of the Target Companies.

7.  Disputes with Employees

There is no outstanding claim (including appeals and outstanding judgements) with a potential liability in excess of £50,000 against any Target Company by any person who is an Employee or has been an employee of any Target Company. The Sellers are not aware of any circumstances that would give rise to such claim.

8.  Records

Each Target Company has maintained current records regarding the service of each Employee and, to the extent required by law, in respect of every past employee (including but not limited to details of the terms of employment, payments of statutory sick pay and maternity pay, disciplinary and grievance matters, health and safety matters, income tax and social security contributions, wage and time records). Each Target Company has made the appropriate filings with the relevant governmental agencies in connection with any such records or their being maintained, or has been granted appropriate authorisations to maintain such records by the relevant governmental agencies.

9.  Payments

All salary payments and other remuneration (including for the avoidance of doubt but without limitation pension contributions, insurance premiums, national insurance contributions, income tax payments, bonuses and commission for all Employees will be paid up to date as at Closing, excluding any such salary payments or remuneration due in respect of the then current pay period and each Target Company has accrued fully in the June 30 Accounts for all holiday pay due to the Employees.

10.  Collective Dismissals

No dismissals of more than 20 employees in any period of 90 days have been carried out by a Target Company within the two year period preceding the date of this agreement.

11.  Increase in Payments

No Target Company is a party to any agreement or arrangement or practice imposing a legal obligation on it to increase the rates of remuneration or level of benefits of or to make any bonus or incentive payments or any benefits in kind or any payments under a profit sharing scheme (or similar arrangement) to or on behalf of any of its Employees or former or future employees whether now or at any future date which would increase the annual overall payroll costs of the Target Companies by more than 2% compared with the aggregate annual payroll costs of the Target Companies for the financial year which ended on 30 June 2005. No Target Company is in negotiations with trade unions, works councils or any staff associations about the rates of remuneration or level of benefits affecting 10 per cent. or more of its Employees or future employees, nor are there any such negotiations scheduled to take place or outstanding.

12.  Unlawful Discrimination

In the two year period preceding the date of this agreement, there has in relation to the Target Companies been no finding of, or recommendation in respect of, unlawful discrimination made by an employment tribunal nor any investigation by any body responsible for investigating or enforcing matters relating to unlawful discrimination.

13.  Health and Safety

In the two year period preceding the date of this agreement, no improvement or prohibition notice has been served on any Target Company by any body responsible for Health and Safety.

14.  Industrial Disputes

In the two year period preceding the date of this agreement, no Target Company has been involved in any strike, lock-out, go-slow, work-to-rule or other form of industrial dispute and so far as the Sellers are aware there are no facts or circumstances which might lead to any such industrial dispute.

15.  Compliance

Each Target Company has at all times complied in all material respects with its obligations with regard to any Employee, any party to a collective bargaining agreement or any works council and whether arising under law, any collective bargaining agreement or any employment contract.

Part G   Retirement Benefits

1.  Definitions

Unless otherwise defined in Schedule 13 , definitions used in this Part G are defined in paragraph 13.

2.  Retirement Benefits/Seller Plans

Other than under the Seller Plans and the Industry-Wide Plans disclosed in the Disclosure Letter (and any State Social Security Plans or mandatory complementary plans in the relevant jurisdiction), neither the Sellers nor any Target Company nor any member of the Sellers’ Group provides or contributes to or is liable or contingently liable to provide or contribute to the provision of Retirement Benefits for or in respect of any Employee or any former employee or director of any Target Company.

3.  No Proposals

Other than as described in the Disclosure Letter, no proposal has been announced and no agreement has been made to establish any other arrangement for providing any Retirement Benefits for or in respect of any Employee, former employee or director of any Target Company and the Sellers are not aware of any proposal to announce or enter into any such agreement.

4.  Disclosure of Documents

The Disclosure Bundle contains copies of all documents containing material provisions currently governing each Seller Plan and all current announcements provided to Employees and membership data relating to the Employees with respect to each Seller Plan has been disclosed to the Purchaser. Each such disclosed document is true, complete, accurate and contains no material inaccuracies, errors or omissions.

5.  Approval

Any Seller Plan that is capable of Approval is Approved as at the date of this agreement and, so far as the Sellers are aware, nothing has been done or omitted to be done and there are no circumstances which would or might result in any Seller Plan ceasing to have Approval.

6.  Payments in Respect of the Seller Plans

The Disclosure Bundle contains full, up to date and accurate information as to the rates at which contributions (including insurance premiums) to each Seller Plan are paid.

7.  Due Payment

All amounts due to be paid to or in respect of the Seller Plans and/or to any State Social Security Plan and/or to Industry-Wide Plan by any Target Company or, in respect of the Employees, any member of the Sellers’ Group on or before the date of this agreement (including all insurance premiums, taxes and expenses) have been duly paid in full on the due dates for such payments.

8.  Disputes and Investigations

Other than routine claims for benefits, in respect of the Employees, there are, other than as described in the Disclosure Letter, no actions, suits, claims, disputes, complaints or proceedings outstanding, pending or threatened in writing against any Seller Plan or, so far as the Sellers are aware, against the trustees, managers, administrators, custodians or fiduciaries of any Seller Plan or against any Target Company or member of the Sellers’ Group in respect of any act or omission arising out of or in connection with any Seller Plan or Industry-Wide Plan.

9.  Life Assurance

Except as disclosed in the Disclosure Letter, all benefits (other than refunds of contributions) payable on death of an Employee are fully insured under a policy effected with an insurance company.

10.  Defined Benefits

None of the Target Companies in the United Kingdom have in the past participated in and nor do any of the Target Companies have any unpaid liability in respect of a retirement benefit arrangement which provides Retirement Benefits on a defined benefit basis and no assurance, promise or guarantee has been made to any Employee, former employee or director of any Target Company of a particular level or amount of benefits to be provided for or in respect of him.

11.  General

11.1  The Target Companies have complied with their statutory obligations to provide pension benefits or access to pension benefits to Employees, former employees and directors of any Target Company.

11.2  The Seller Plans are currently administered in all material respects in accordance with the powers and provisions of their relevant governing documentation and are currently administered in accordance with and comply with all applicable legislation and the general requirements of applicable laws, regulations or requirements.

12.  Retiree Medical/Death Benefits

12.1  Other than as described in the Disclosure Letter, no US Target Company provides welfare benefits, including, without limitation, death or medical benefits, to Employees, former employees or directors beyond termination of service or retirement other than pursuant to coverage mandated by law.

13.  Definitions

In this Part G:

Approval means approval or qualification by and/or due registration with the appropriate taxation, social security, supervisory, fiscal or other applicable Governmental Entities in the relevant state or jurisdiction, in order to obtain tax approved, favoured or qualified status in the relevant jurisdiction, and Approved shall be construed accordingly;

funded in relation to any Seller Plan, means that assets are accumulated under or in respect of that plan before the corresponding benefits start being paid. For the purposes of this definition, assets shall mean assets which are separate from those of the employer and shall exclude any accounting or internal balance sheet provision;

Industry-Wide Plan means any scheme, plan, fund or arrangement which provides Retirement Benefits to or in respect of Employees in which employers may participate even if they are not within the same corporate group as the other participating employers whether under a collective bargaining agreement or otherwise;

Retirement Benefit means any pension, allowance, lump sum, gratuity or similar benefit provided or to be provided on or after retirement, death, disability or leaving service (whether voluntary or not) in respect of an Employee’s employment. This does not include post retirement medical and dental and other healthcare and welfare benefits, termination indemnities and any benefits provided under an arrangement the sole purpose of which is to provide benefits on the accidental injury or death of an Employee;

Seller Plan means, in any jurisdiction, any scheme, fund, arrangement, plan or agreement (whether funded or unfunded) under which the Sellers, any member of the Sellers’ Group or any Target Company provides, is liable or contingently liable to provide or has agreed to provide (or to which the Sellers, any member of the Sellers’ Group or any Target Company contributes, is liable or contingently liable to contribute or has agreed to contribute to the provision of) any Retirement Benefits for or in respect of any Employee but excluding any State Social Security Plan, mandatory complementary pension plan or Industry-Wide Plan;

State Social Security Plan means any Retirement Benefit plans that are operated by state entities to which the Target Companies and/or, in respect of the Employees, the Sellers are required to contribute under public laws, statutes or regulations; and

unfunded in relation to any Seller Plan, means a Seller Plan which is not funded.

SCHEDULE 4

LIMITATIONS ON LIABILITY

1.  Time Limits

The Sellers shall not be liable for any Non-Tax Claim unless the Sellers receive from the Purchaser written notice containing reasonably specific details of the Non-Tax Claim including the Purchaser’s estimate (on a without prejudice basis) of the amount of such Non-Tax Claim:

(a)	prior to the expiry of two years next following the date of Closing, in the case of a Non-Tax Claim other than an Environmental Claim or a Title Claim; or

(b)	prior to the expiry of five years following the date of Closing, in the case of an Environmental Claim,

provided that for the avoidance of doubt, no such limits as to time shall apply in relation to a Title Claim.

2.  Thresholds for Claims

The Sellers shall not be liable for:

(a)
any single Claim (other than a Claim for breach of the Warranty contained in paragraph 6 of Part D  of Schedule 3 ) unless the amount of the liability pursuant to that single Claim or claim exceeds £50,000; for these purposes individual Claims arising from the same, substantially the same or similar and related facts or circumstances shall be aggregated to form one and the same Claim; and

(b)
any single Claim (other than a Claim for breach of the Warranty contained in paragraph 6 of Part D  of Schedule 3 ) unless the aggregate amount of the liability of the Sellers for all such Claims not excluded by sub-paragraph (a) exceeds £1,000,000 in which case the Sellers shall be liable for all such Claims and not merely the excess over £1,000,000.

No such limit shall apply in relation to a Title Claim.

3.  Claim to be withdrawn unless litigation commenced

Any Non-Tax Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within nine months of notice having been given by the Purchaser in accordance with paragraph 1 of this Schedule 4  (except where the Non-Tax Claim relates to a contingent liability in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within nine months of it having become an actual liability). No new Non-Tax Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Non-Tax Claim.

No such limit as to time shall apply in relation to a Title Claim.

4.  Maximum limit for all Claims

The aggregate amount of the liability of each Seller shall not exceed:

(a)	in the case of all Claims (other than Title Claims and Tax Claims), 20 per cent. of the aggregate of the Unadjusted Prices for all Sets of Shares;

(b)	in the case of Tax Claims, 50 per cent. of the aggregate of the Unadjusted Prices for all Sets of Shares; and

(c)	in the case of Title Claims, the aggregate of the Unadjusted Prices for all Sets of Shares,

provided that in any event, the aggregate amount of the liability of each Seller for all Claims and all claims for breach of this agreement (other than in respect of clause 9.2(b)) shall not exceed the aggregate of the Unadjusted Prices for all Sets of Shares.

5.  Claims only to be brought under relevant Warranties

The Purchaser acknowledges and agrees that the only Warranties given in relation to:

(a)
taxation or any related claims, liabilities or other matters (Tax Matters) are those set out in Part D  of Schedule 3  and each of the other Warranties shall be deemed not to be given in relation to Tax Matters; and

(b)
Environmental Matters or any related claims, liabilities or other matters (Environmental Related Matters) are those set out in Part E  of Schedule 3  and each of the other warranties shall de deemed not to be given in relation to Environmental Related Matters, provided that the restrictions in this paragraph 5 shall not apply in relation to any Claim for breach of the Warranty contained in paragraph 8.1 of Part A  of Schedule 3 .

6.  Matters disclosed or taken into account in adjustments

The Sellers shall not be liable for any Non-Tax Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Non-Tax Claim is disclosed, allowed, provided or reserved for in the June 30 Accounts or the Closing Statement.

7.  Contingent liabilities

If any Non-Tax Claim is based upon a liability which is contingent only, the Sellers shall not be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment (but, subject as provided in paragraph 1 of this Schedule 4 , without prejudice to the right of the Purchaser to give notice of that Non-Tax Claim and to issue and serve proceedings in respect of it before such time).

8.  No liability for Non-Tax Claims arising from acts or omissions of Purchaser

The Sellers shall not be liable for any Non-Tax Claim which would not have arisen but for any voluntary act, omission or transaction carried out:

(a)	after the date of this agreement by the Purchaser or any member of the Purchaser Group or its respective officers, employees or agents or successors in title; or

(b)	before Closing by any member of the Sellers’ Group or any Target Company at the written direction or request of or on behalf of the Purchaser or any member of the Purchaser Group.

9.  Nothing to restrict Purchaser’s duty to mitigate

Nothing in this Schedule 4  shall in any way restrict or limit the general obligation at law of the Purchaser and, following Closing, any member of the Purchaser Group to mitigate any loss or damage which it may suffer in consequence of any breach by the Sellers of any of the Warranties or any fact, matter, event or circumstance likely to give rise to a Claim.

10.  Recovery from third parties

Where the Sellers have made a payment to the Purchaser in relation to any Non-Tax Claim and the Purchaser or any member of the Purchaser Group has a right of reimbursement against any other person in respect of the subject matter of that Non-Tax Claim, the Purchaser shall:

(a)	promptly notify the Sellers of that fact; and

(b)	provide (or procure that any relevant member of the Purchaser Group provides) such information as the Sellers may reasonably require; and

(c)
take (or procure that any relevant member of the Purchaser Group shall take) all steps or proceedings as the Sellers may reasonably require to enforce such right, provided that nothing in this paragraph 10 shall oblige the Purchaser to take or to procure that any other member of the Purchaser Group shall take any action or do anything which, in the reasonable opinion of the Purchaser, is likely to have a material adverse impact on the reputation or goodwill of any of the Target Companies or of any member of the Purchaser Group.

If the Purchaser or any member of the Purchaser Group shall be reimbursed any amount in respect of the subject matter of that Non-Tax Claim, the Purchaser shall immediately pay the Sellers an amount equal to the amount reimbursed less any reasonable costs of recovery. Thereafter, that Non-Tax Claim shall be limited (in addition to the limitations on the liability of the Sellers referred to in this Schedule 4 ) to the amount by which the loss or damage suffered by the Purchaser as a result of such breach exceeds the amount so recovered.

11.  Sums or benefits received by Purchaser

Without prejudice to paragraph 10 of this Schedule 4 , this paragraph shall apply if the Sellers make any payment to the Purchaser in relation to any Non-Tax Claim (the Damages Payment) and the Purchaser or any member of the Purchaser Group receives any sum or benefit otherwise than from the Sellers or any member of the Sellers’ Group (whether by payment, discount, credit, relief or otherwise including from any tax authority) which would not have been received but for the circumstance giving rise to that Non-Tax Claim. The Purchaser shall (or shall procure that the relevant member of the Purchaser Group shall), once it or the relevant member of the Purchaser Group has received such sum or benefit, immediately repay to the Sellers an amount equal to such sum or benefit (net of taxation thereon and reasonable costs of recovery) or, if less, the Damages Payment (except to the extent that the amount of such sum or benefit has been taken into account in calculations in the Damages Payment pursuant to clause 11.5).

12.  Claims which would have been covered by Sellers’ insurance

The Sellers shall not be liable in respect of any Non-Tax Claim to the extent that the amount of such Non-Tax Claim is covered by any Insurance in force at the date of this agreement to the extent that such policy is a “claims made” insurance rather than an “occurrence” insurance, and would have continued to be so covered if such Insurance, to the extent it was effected by or for the benefit of the Target Companies, had been maintained after Closing on no less favourable terms than those existing at the date of this agreement.

13.  No liability for legislation or changes in rates of tax

The Sellers shall not be liable for any Non-Tax Claim if and to the extent it is attributable to or the amount of such Non-Tax Claim is increased as a result of:

(a)	any legislation not in force at the date of this agreement;

(a)	any change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice which takes effect retroactively; or

(b)	any change in the rates of taxation in force at the date of this agreement.

14.  No double recovery

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim.

15.  Purchaser’s knowledge

The Sellers shall not be liable for any Claim if and to the extent that the Purchaser is actually aware at the date of this agreement:

(a)	of the fact, matter, event or circumstance which is the subject matter of the Claim; and

(b)	that the fact, matter, event or circumstance could amount to a Claim.

16.  Sellers to have opportunity to remedy breaches

A breach of the Warranties which is capable of remedy shall not entitle the Purchaser to compensation unless the Sellers are given written notice of the breach by the Purchaser and such breach is not remedied within thirty (30) days after the date on which such notice is served on the Sellers.

SCHEDULE 5

PURCHASER WARRANTIES

1.  The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this agreement.

2.  The Purchaser has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions (Approvals) required to empower it to enter into and perform its obligations under this agreement and any other Transaction Document to which it is a party where failure to obtain such Approval would adversely affect its ability to enter into or perform its obligations under this agreement or the other Transaction Documents in accordance with their terms.

3.  This agreement and the other Transaction Documents which are to be entered into by the Purchaser will, when executed, constitute valid and binding obligations of the Purchaser.

4.  Entry into and performance by the Purchaser of this agreement and/or any other Transaction Document to which it is a party will not breach the provisions of its memorandum and articles of association, certificate of incorporation, by-laws or equivalent constitutional documents in its jurisdiction of incorporation where such breach would adversely affect its ability to enter into or perform its obligations under this agreement and/or any other Transaction Document to which it is a party in accordance with their terms.

5.  Neither entry by the Purchaser into this agreement nor entry into, and implementation of, the Proposed Transactions by the Purchaser will:

(a)	result in a breach of any applicable laws or regulations in its jurisdiction of incorporation; or

(b)	amount to a breach of any order, decree or judgment of any court or any Governmental Entity in its jurisdiction of incorporation,

where, in each case, such breach would adversely affect its ability to enter into or perform its obligations under this agreement and/or any other Transaction Document to which it is a party.

6.  Neither entry into this agreement nor entry into, and implementation of, the Proposed Transactions will result in a requirement for the Purchaser to obtain any consent or approval, or give any notice to or make any registration with, any Governmental Entity which has not been obtained or made as at the date of this agreement.

7.  No order has been made, petition presented or meeting convened for the winding up of the Purchaser or any of its direct or indirect holding companies, or for the appointment of any provisional liquidator or equivalent in their respective jurisdictions of incorporation (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

8.  Neither the Purchaser nor any member of the Purchaser Group is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which would adversely affect the Purchaser’s ability to enter into or perform its obligations under this agreement and/or any other Transaction Document to which it is a party in accordance with their terms.

SCHEDULE 6
CLOSING ARRANGEMENTS

Part A   Closing Obligations

Sellers’ Obligations

1.  The Sellers shall deliver or procure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)	duly executed transfers or stock powers into the name of the Purchaser (or its nominees) in respect of all the Shares;

(b)
the share certificates or equivalent documents in any applicable jurisdiction relating to all the Shares and all the shares in any Subsidiary in respect of which certificates were issued or are required by law to be issued and, in the case of share certificates in respect of any Shares where endorsement of share certificates is required to validly transfer the Shares concerned, such certificates being properly endorsed so as to transfer the Shares to the Purchaser (or its nominees);

(c)
in respect of each Target Company, the certificate of incorporation, common seal (if it exists), share register, shareholders' register or stock ledger, share transfer register, memorandum and articles of association, bye laws and share certificate book (with any unissued share certificates) and all minute books and other statutory books (which shall be written up to but not including Closing) or such equivalent items in the relevant jurisdiction as are kept by the relevant Target Company;

(d)
in respect of SMI Lorelev SAS, a certified copy of the minutes of a general shareholders' meeting held prior to Closing approving the transfer by Brambles France SAS to the Purchaser of all the Shares of SMI Lorelev SAS owned by Brambles France SAS, in accordance with the provisions of the by-laws of SMI Lorelev SAS;

(e)
a certified copy of a notice sent by registered letter with acknowledgement of receipt requested to SGA SAS by Brambles France SAS prior to Closing, advising SGA SAS of the change of control of Solomat Industrie SA in accordance with Section 20.4 of the subcontracting agreement entered into between Solomat Industrie SA and SGA SAS on April 16, 2004;

(f)
a letter of resignation in the Agreed Form duly executed by each of the directors and legal representatives listed in Part B  of this Schedule 6  in respect of their respective positions as directors or legal representatives of the Target Companies set out opposite their respective names;

(g)
a copy (certified by a duly appointed officer as true and correct) of a written resolution of the board of directors of each of Brambles Steel Services B.V. and Harrie Scholten Transport B.V. terminating the general proxies of Mr J.A. Warren and Mr J.P. Komen respectively;

(h)
a letter of resignation in the Agreed Form duly executed by each of the company secretaries listed in Part C  of this Schedule 6  in respect of their position as company secretary of the Target Companies set out opposite their respective names;

(i)
a copy (certified by a duly appointed officer as true and correct) of a resolution of the board of directors of each Seller or a formal decision of any other duly authorised appropriate legal representative (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by that Seller of its obligations under this agreement and each of the other Transaction Documents to be executed by it;

(j)
irrevocable powers of attorney in the Agreed Form executed by the registered holder of the Shares in Fourninezero Limited authorising the Purchaser or its nominees to exercise all voting and other rights attaching to the Shares until registration of the Purchaser or such nominees as the holder(s) thereof;

(k)
a letter to each of the bankers of the Target Companies in the Agreed Form, signed by sufficient duly authorised signatories, cancelling the existing mandates of the Target Companies in respect of any directors who are not Employees; and

(l)
a copy of the minutes of the meetings of the workers' councils of each of Solomat Industrie SA, SMI Lorelev SAS and BC Nord SAS clearly stating that their advice referred to in paragraph 1.1(d)(i) of Part A  of Schedule 3  has been provided;

(m)	a good standing certificate for each of the US Target Companies; and

(n)	a certified copy of a signed tax group exit agreement (convention de sortie d'intégration fiscale) between Brambles France SAS and the French Companies (as defined in the Tax Covenant).

2.  The Sellers shall procure that at or before Closing, a meeting of the board of directors of each UK Target Company is held at which:

(a)
the resignations of the directors and company secretary of such UK Target Company referred to in paragraph 1 above shall be accepted and the persons listed opposite the name of such UK Target Company in Part D  and Part E  of this Schedule 6  shall be appointed directors and the company secretary respectively of such UK Target Company, such resignations and appointments to take effect from Closing; and

(b)
in the case of Fourninezero Limited, the transfer of the Shares of Fourninezero Limited shall be approved for registration subject only to Closing having occurred and such transfers having been duly stamped.

Purchaser Obligations

3.  The Purchaser shall:

(a)
deliver (or procure that there is delivered) to the Sellers a copy of a resolution (certified by a duly appointed officer as true and correct) of the board authorising the execution of and the performance by the Purchaser of its obligations under this agreement and each of the other Transaction Documents to be executed by it; and

(b)
pay to each Seller an amount equal to the Initial Price for that Seller’s Set of Shares in accordance with clause 2.2(b)(i). The payment in respect of the French Set of Shares shall be made as agent for the French Principal, the payment in respect of the UK Set of Shares shall be made as agent for the UK Principal and the payment in respect of the Dutch Set of Shares shall be made as agent for the Dutch Principal.

General

4.  The Sellers and the Purchaser shall execute and deliver to each other (or shall procure that their respective Affiliates named as parties thereto execute and deliver) a short form agreement (acte réiteratif) in the Agreed Form for French transfer tax purposes only entered into between Brambles UK, Brambles France, Brambles USA, MultiServ Group Limited, MultiServ France SA and the Purchaser.

5.  Brambles Holdings Europe and the Dutch Principal shall, and Brambles Holdings Europe shall procure that Brambles Steel Services B.V. shall, effect the transfer of the Shares in Brambles Steel Services B.V. by means of the execution of a notarial deed of sale and transfer in the Agreed Form in the presence of Mr. Steven Perrick, civil law notary (notaris) of Freshfields Bruckhaus Deringer, officiating in Amsterdam, or a substitute civil law notary (notaris) nominated by him (the Notary). For this purpose, Brambles Holdings Europe and the Dutch Principal shall, and Brambles Holdings Europe shall procure that Brambles Steel Services B.V. shall, deliver to the Notary duly executed powers of attorney in the Agreed Form.

6.  With reference to the Guidelines adopted by the Royal Notarial Professional Organisation ("Koninklijke Notariële Beroepsorganisatie") concerning forms of cooperation between civil law notaries among themselves or with attorneys, the Purchaser expressly agrees that Freshfields Bruckhaus Deringer may advise the Sellers in connection with, and may act on behalf of the Sellers with respect to this agreement and the Proposed Transactions, and any agreements and/or any disputes related to or resulting from this agreement and/or the Proposed Transactions.

7.  All documents and items delivered at Closing pursuant to this 1 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place in accordance with paragraph 8 below.

8.  Simultaneously with:

(a)	delivery of all documents or items required to be delivered at Closing (or waiver of the delivery thereof by the person entitled to receive the relevant document or item);

(b)	receipt of electronic funds transfers to the bank accounts required by clause 14.1 in immediately available funds of the Initial Price payable in respect of each Set of Shares; and

(c)	compliance with paragraph 9 below,

the documents and items delivered in accordance with this Schedule 6 shall cease to be held to the order of the person delivering the same and Closing shall be deemed to have taken place.

9.  At Closing, the Sellers and the Purchaser shall carry out their respective obligations pursuant to clause 7 (Payment of Intra-Group Debt).

Part B     Directors/Chairmen Required to Resign

Director/Chairman Name	Target Company	Jurisdiction of incorporation
Jean Louis Laurent	Fourninezero Limited	England and Wales
	Short Bros (Plant) Limited	England and Wales
	Solomat Industrie SA	France
Brambles France SAS	Becema SAS	France
	BC SAS	France
	SMI Lorelev SAS	France
	BC Nord SAS	France
	Solomat Industrie SA	France
Luc Hendriks	Brambles Steel Services, Inc.	Delaware, U.S.A.
	National Recovery Systems, Inc.	Delaware, U.S.A.
	Great Lakes Recovery Systems, Inc.	Delaware, U.S.A.
	E.C.R., Inc.	Delaware, U.S.A.
	Braddock Recovery, Inc.	Delaware, U.S.A.
	Ashland Recovery, Inc.	Delaware, U.S.A.
	National Briquette Corporation	Delaware, U.S.A.
	Solomat Industrie SA	France
Melissa Schmidt	Brambles Steel Services, Inc.	Delaware, U.S.A.
	National Recovery Systems, Inc.	Delaware, U.S.A.
	Great Lakes Recovery Systems, Inc.	Delaware, U.S.A.

	E.C.R., Inc.	Delaware, U.S.A.
	Braddock Recovery, Inc.	Delaware, U.S.A.
	Ashland Recovery, Inc.	Delaware, U.S.A.
	National Briquette Corporation	Delaware, U.S.A.
George Nelson III	Brambles Steel Services, Inc.	Delaware, U.S.A.
	National Recovery Systems, Inc.	Delaware, U.S.A.
	Great Lakes Recovery Systems, Inc.	Delaware, U.S.A.
	E.C.R., Inc.	Delaware, U.S.A.
	Braddock Recovery, Inc.	Delaware, U.S.A.
	Ashland Recovery, Inc.	Delaware, U.S.A.
	National Briquette Corporation	Delaware, U.S.A.
Anton Johan Claessens	Short Bros (Plant) Limited	England and Wales
TMF Operating	Solomat Industrie SA	France
Laurent Muguerza	Solomat Industrie SA	France
Denys Metayer	Solomat Industrie SA	France

Part C   Company Secretaries Required to Resign

Secretary Name	Target Company	Jurisdiction of incorporation
Kerry Anne Abigail Porritt	Fourninezero Limited	England and Wales
	Short Bros (Plant) Limited	England and Wales
George Nelson III	Brambles Steel Services, Inc.	Delaware, U.S.A.
	National Recovery Systems, Inc.	Delaware, U.S.A.

Great Lakes Recovery Systems, Inc.	Delaware, U.S.A.
E.C.R., Inc.	Delaware, U.S.A.
Braddock Recovery, Inc.	Delaware, U.S.A.
Ashland Recovery, Inc.	Delaware, U.S.A.
National Briquette Corporation	Delaware, U.S.A.

Part D   Directors/Chairmen Required to be Appointed

Director/Chairman Name	Target Company	Jurisdiction of incorporation
Salvatore D Fazzolari	Brambles Steel Services, Inc.	Delaware, U.S.A.
	National Recovery Systems, Inc.	Delaware, U.S.A.
	Great Lakes Recovery Systems, Inc.	Delaware, U.S.A.
	E.C.R., Inc.	Delaware, U.S.A.
	Braddock Recovery, Inc.	Delaware, U.S.A.
	Ashland Recovery, Inc.	Delaware, U.S.A.
	National Briquette Corporation	Delaware, U.S.A.
Michael L Evelhoch	Brambles Steel Services, Inc.	Delaware, U.S.A.
	National Recovery Systems, Inc.	Delaware, U.S.A.
	Great Lakes Recovery Systems, Inc.	Delaware, U.S.A.
	E.C.R., Inc.	Delaware, U.S.A.
	Braddock Recovery, Inc.	Delaware, U.S.A.
	Ashland Recovery, Inc.	Delaware, U.S.A.
	National Briquette Corporation	Delaware, U.S.A.
Stephen Schnorr	Brambles Steel Services, Inc.	Delaware, U.S.A.
	National Recovery Systems, Inc.	Delaware, U.S.A.
	Great Lakes Recovery Systems, Inc.	Delaware, U.S.A.
	E.C.R., Inc.	Delaware, U.S.A.
	Braddock Recovery, Inc.	Delaware, U.S.A.

	Ashland Recovery, Inc.	Delaware, U.S.A.
	National Briquette Corporation	Delaware, U.S.A.
Eric Underwood	Fourninezero Limited	England and Wales
	Short Bros (Plant) Limited	England and Wales
Michael Kratz	Becema SAS	France
	BC SAS	France
	SMI Lorelev SAS	France
	BC Nord SAS	France
	Solomat Industrie SA	France
Hans Sterkenburg	Brambles Steel Services B.V.	Netherlands

Part B   Company Secretaries Required to be Appointed

Secretary Name	Target Company	Jurisdiction of incorporation
Janet MacDonald	Fourninezero Limited	England and Wales
	Short Bros (Plant) Limited	England and Wales
Mark E Kimmel	Brambles Steel Services, Inc.	Delaware, U.S.A.
Mark E Kimmel	National Recovery Systems, Inc.	Delaware, U.S.A.
Mark E Kimmel	Great Lakes Recovery Systems, Inc.	Delaware, U.S.A.
Mark E Kimmel	E.C.R., Inc.	Delaware, U.S.A.
Mark E Kimmel	Braddock Recovery, Inc.	Delaware, U.S.A.
Mark E Kimmel	Ashland Recovery, Inc.	Delaware, U.S.A.
Mark E Kimmel	National Briquette Corporation	Delaware, U.S.A.

SCHEDULE 7

PROPERTIES

Part A
United Kingdom

Property Address	Legal Owner	Title Number	Freehold / Leasehold	Lease Date	Original parties	Lease Term	Rent
MR Llanwern Queensway Llanwern aka Metal Recovery Heckett Site	Short Bros (Plant) Limited	N/A	Informal arrangement	N/A	Corus UK Limited (1) Short Bros (Plant) Limited (2)	N/A	None
Blue Buildings Llewellyn Quay Port Talbot	Short Bros (Plant) Limited	WA541630	Freehold	N/A	N/A	N/A	N/A
Yard at Llewellyn’s Quay Port Talbot (UKLHP)	Short Bros (Plant) Limited		Leasehold
MR Offices and Workshop Port Talbot (UKLHP)	Short Bros (Plant) Limited	N/A	Leasehold Lease - unsigned	N/A	Corus UK Limited (1) Short Bros (Plant) Limited (2)	No information	None
Slab Offices and Workshop Port Talbot (UKLHP)	Short Bros (Plant) Limited	N/A	Leasehold	N/A	Corus UK Limited (1) Short Bros (Plant) Limited (2)	No information	None
29 Brigg Road Scunthorpe	Short Bros (Plant) Limited	HS95696	Leasehold	6 May 1974	1. The Council of the Borough of Scunthorpe	90 Years	[•]

Property Address	Legal Owner	Title Number	Freehold / Leasehold	Lease Date	Original parties	Lease Term	Rent
2. British Steel Corporation
Old Docks Road Port Talbot (UKLHP)	Short Bros (Plant) Limited	N/A	Leasehold	30 September 1997	Associated British Ports (1) Short Bros (Plant) Limited (2)	21 years expiring 24 March 2018	£6,000 pa
Anode Cast House Tristre Works Llanelli (UKLHP)	Short Bros (Plant) Limited	N/A	Leasehold	Undated, unsigned	Corus UK Limited (1) Short Bros (Plant) Limited(2)	5 years from 13 January 2003	£1 pa
Harbour Office Sinter Plant Port Talbot	Short Bros (Plant) Limited	N/A	Licence (not completed)	N/A	Corus UK Limited (1) Short Bros (Plant) Limited(2)	No information	£25.00 per month
Bos Plant Drum Filter House Port Talbot	Short Bros (Plant) Limited	N/A	Informal arrangement	N/A	Corus UK Limited (1) Short Bros (Plant) Limited(2)	Contract runs to 1 November 2011
Briquetting Plant, VLN Building Port Talbot	Short Bros (Plant) Limited	N/A	Provided under service contract	2 May 1996	Corus UK Limited (1) Short Bros (Plant) Limited(2)	Contract runs to 1 November 2011	None
Grange Coke Ovens Port Talbot	Short Bros (Plant) Limited	N/A	Licence	No information	Corus UK Limited (1) Short Bros (Plant) Limited(2)	No information	£25.00 per month

Property Address	Legal Owner	Title Number	Freehold / Leasehold	Lease Date	Original parties	Lease Term	Rent
Morfa Bank Port Talbot	Short Bros (Plant) Limited	N/A	Licence, not signed	January 1984	Corus UK Limited (1) Short Bros (Plant) Limited(2)	No information
Contractors Compound garage Unit D Port Talbot	Short Bros (Plant) Limited	N/A	Licence	No information	Corus UK Limited (1) Short Bros (Plant) Limited(2)	No information	£25.00 per month
Line C Trostre	Short Bros (Plant) Limited	N/A	Licence	2002	Corus UK Limited (1) Short Bros (Plant) Limited(2)	Perpetually renewable	£40 per month
Corby Business Unit	Short Bros (Plant) Limited	N/A	Provided under service contract	Start of contract	Corus UK Limited (1) Short Bros (Plant) Limited(2)	End of service contract	None
Shotton Business Unit	Short Bros (Plant) Limited	N/A	Informal agreement	Possible start of contract	Corus UK Limited (1) Short Bros (Plant) Limited(2)	End of service contract	None
Scunthorpe Coke Processing Plant	Short Bros (Plant) Limited	N/A	Provided under service contract	Start of contract	Corus UK Limited (1) Short Bros (Plant) Limited(2)	End of service contract	None

Property Address	Legal Owner	Title Number	Freehold / Leasehold	Lease Date	Original parties	Lease Term	Rent
Teeside OC4	Short Bros (Plant) Limited	N/A	Provided under service contract	Start of contract	Teeside Cast Products (1) Brambles Industries Limited (2)	End of contract	None
Southbank workshop facility	Short Bros (Plant) Limited	N/A	Provided under service contract	Start of contract	Teeside Cast Products (1) Brambles Industries Limited (2)	End of contract	None
Lletty Turner Tip Cwm Cynon Mouintain Ash	Short Bros (Plant) Limited	N/A

Part B
France

Property Address	Legal Owner	Title Number	Freehold / Leasehold	Lease Date	Original parties	Lease Term	Rent
4, rue Charles Fourier Zone Industrielle 59760 Grande Synthe = land	BC	Lot 16, section C n° 1699 & 1703	Freehold	N/A	N/A	N/A	N/A
4, rue Charles Fourier Zone Industrielle 59760 Grande Synthe =building (Portakabin) + leasehold improvements	Solomat		Freehold	N/A	N/A	N/A	N/A
19, bvd de la Mérindole la Grand Colle 13110 Port de Bouc = land + building	BC	Lot 19 A Section B 1429 Grand Colle Haut	Freehold	N/A	N/A	N/A	N/A
201A, route de Verdun 57180 Terville =building	BC	Section 9 N° 207/91 Bitterfeld	Freehold	N/A	N/A	N/A	N/A
201A, route de Verdun 57180 Terville =land	BC	Ban de Terville Ft 1751 section 9 N° 167/75, 208/91, 234/80, 335/102, 341/74 Bitterfeld	Freehold	N/A	N/A	N/A	N/A

Part C
Netherlands

Property Address	Legal Owner	Title Number	Freehold / Leasehold	Lease Date	Original parties	Lease Term	Rent
Wenckebachstraat 1 aannemerscentrum 6E-01 1951 JZ Velsen-Noord Netherlands	Corus Staal BV	Locally known under number: 26/60/61/SP2368	Leasehold [“License to establish a business”]	“License to establish a business” granted by Corus Staal BV on 1 January 1993	Corus Staal B.V.	“License to establish a business” expires on 1 January 2006, can be renewed for periods of one year	For 2005: EUR 84,091.12 (ex Dutch VAT)

Part D
United States of America

Property Address	Legal Owner	Property Number	Freehold / Leasehold	Lease Date	Original parties	Lease Term	Rent
5222 Indianapolis Blvd, East Chicago, IN	National Briquette Corporation	24-31-0038-0019 24-31-0038-0020	Freehold	N/A	N/A	N/A	N/A
5222 Indianapolis Blvd., East Chicago, IN	National Briquette Corporation (Lessee)	Unknown	Leasehold	16 June 2005	NBC & Elgin, Joliet & Eastern Railway Company	year to year	$1,092 pa
5224 Indianapolis Blvd., East Chicago, IN	Marco Real Estate (Lessor)	Unknown	Use of right of way	1 July 2005	NRS & Marco Real Estate	year to year	$600 pa
#1 Quality Drive, Ecorse, MI	Great Lakes Recovery Systems, Inc. (Lessee)	Unknown	Leasehold	Month to month	GLRS & USX Corporation (formerly National Steel)	Month to month	$1 pa
3210 Watling St., East Chicago, IN	E.C.R. Inc. (Lessee)	Unknown	Leasehold	19 October 1993	ECR & Mittal Steel (formerly Inland Steel)	Annual evergreen

Property Address	Legal Owner	Property Number	Freehold / Leasehold	Lease Date	Original parties	Lease Term	Rent
c/o USX-Edgar Thomson Plant, Braddock Ave., Braddock, PA	Braddock Recovery, Inc. (Lessee)	Unknown	Leasehold	19 January 1993	BRI & USX Corporation	Expires 31 August 2006	$1 pa
Rt. 23 North, Building 800 Briquette Plant, Ashland KY	Ashland Recovery, Inc. (Lesee)	Unknown	Leasehold	2 February 2005	ARI & AK Steel Corporation	Expires 25 September 2012	$12 pa

SCHEDULE 8
RETIREMENT BENEFITS

1.	Unless otherwise defined below, definitions used in this Schedule 8 are defined in paragraph 11 of Schedule 3 and Schedule 13.

2.	Subject to the requirements of applicable law in the relevant jurisdiction, the Sellers and the Purchaser agree as follows:

(a)	Employees who are members of an Industry-Wide Plan as at Closing will continue to be members of such Industry-Wide Plan;

(b)
the Purchaser shall, in respect of Employees in the United Kingdom, arrange for each Employee to be offered within one month of Closing, membership with effect from Closing of a stakeholder pension arrangement nominated by the Purchaser (the Purchaser Stakeholder). Such offer of membership (an Offer of Membership) should be copied to the Sellers’ Representative (apart from any details which the Purchaser is prohibited by applicable data protection laws in the UK from disclosing to the Sellers) and shall be in writing;

(c)
the Purchaser shall arrange for those Employees in the United Kingdom who accept an Offer of Membership (the UK Employee Members) within three months of it being made to be admitted to membership of the Purchaser Stakeholder with effect from Closing and Purchaser undertakes in respect of each UK Employee Member to contribute to or in respect of the UK Employee Member at the Agreed Contribution Rate;

(d)
to the extent that any Employees are not covered by paragraph 2(a), or paragraph 2(b) above, the Purchaser shall arrange for each Employee to be offered within one month of Closing, membership with effect from Closing of a Retirement Benefit arrangement operated or nominated by the Purchaser (the Purchaser Plan). Such offer of membership (an Offer of Membership) should be copied to the Sellers’ Representative (apart from any details which the Purchaser is prohibited by applicable data protection laws from disclosing to the Sellers) and shall be in writing;

(e)
the Purchaser shall arrange for those Employees who accept an Offer of Membership (the Employee Members) within three months of it being made to be admitted to membership of the Purchaser Plan with effect from Closing and undertakes in respect of each Employee Member to ensure that the Purchaser shall provide Retirement Benefits in respect of service with the Purchaser for 12 months following Closing, which are broadly equivalent in value to the benefits provided or offered to or in respect of the Purchaser shall arrange for those Employees who accept an Offer of Membership (the Employee Members) within three months of it being made to be admitted to membership of the Purchaser Plan with effect from Closing and undertakes in respect of each Employee Member to ensure that the Purchaser shall provide Retirement Benefits in respect of service with the Purchaser for 12 months following Closing, which are broadly equivalent in value to the benefits provided or offered to or in respect of the Employees under the relevant Seller Plan immediately prior to Closing assuming for these purposes that the Employees were active members of the such Seller Plan.

In this Schedule 8 :

Agreed Contribution Rate means the rate of employer contributions the relevant Target Company has agreed to pay to or in respect of the Employees in the United Kingdom under the Brambles Pension Match arrangement; and

Brambles Pension Match means the stakeholder pension arrangement to be established with effect on and from 1 January 2006 for or in respect of the employees of the Seller’s Group in the United Kingdom.

SCHEDULE 9
TAX COVENANT
1.  Interpretation

1.1  In this Schedule the following definitions shall have the following meanings:

Accounts means the financial statements of each of the Target Companies for the year ended on the Accounts Date which have been audited by the date of this agreement or are in the Agreed Form if they have not been audited by that date, together with any notes, reports, statements or documents included in or annexed or attached to them (provided, however, that the amount of any current tax receivable in the Accounts of the USA Companies shall be regarded as nil);

Closing Date means the date on which Closing takes place;

Corporation Tax means in respect of the United Kingdom corporation tax charged pursuant to section 6 of the Taxes Act, in respect of France corporation tax (impôt sur les sociétés) charged pursuant to section 205 et seq. of the French general tax code (and the additional social contributions charged pursuant to sections 235 ter ZA and ZC of the French general tax code, as applicable), in respect of the Netherlands corporate income tax charged pursuant to article 1 et seq. of the Netherlands Corporate Income Tax Act 1969 and in respect of any other country any corresponding tax on profits, gains, franchise, net worth or gross-receipts imposed by a tax authority of that country or any political subdivision thereof;

Dutch Companies means Brambles Steel Services B.V. and Harry Scholten Transport B .V.;

Dutch Seller means Brambles Holdings Europe B.V.;

event means any act, transaction or omission;

French Companies means Becema SAS, Solomat Industrie SA, BC SAS, SMI Lorelev SAS and BC Nord SAS;

French Seller means Brambles France SAS;

French Seller tax liability means a tax liability of any French Company;

Overprovision means, applying the accounting policies, principles and practices adopted in relation to the preparation of the Accounts (and ignoring the effect of any change in law made after the Closing Date, any action taken by the Purchaser or any Target Company after the Closing Date or any relief arising after the Closing Date), the amount by which any contingency or provision in the Accounts relating to tax, other than deferred tax, is overstated;

Purchaser’s Group means the Purchaser and any other company or companies which either are or become after Closing, or have within the six years ending at Closing been, treated as members of the same group (including the same tax group - intégration fiscale - for French tax purposes pursuant to section 223 A et seq. of the French general tax code - Code général des impost - and fiscale eenheid for Dutch tax purposes pursuant to article 15 of the Netherlands Corporate Income Tax Act 1969) as, or otherwise connected, related to or associated in any way with, the Purchaser for any tax purpose;

Purchaser's relief means:

(a)
any relief arising to any Target Company to the extent that it arises in respect of an event occurring or period commencing after the Closing Date, was included in the Accounts as an asset (other than in respect of deferred tax) or was taken into account in computing any provision for tax (other than deferred tax) appearing in the Accounts or which, but for the presumed availability of such relief, would have appeared in the Accounts; or

(b)	any relief arising to any member of the Purchaser’s Group (other than any Target Company);

relief includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any right to repayment of or saving of tax, and any reference to the use or set-off of relief shall be construed accordingly;

Retained Group means each of the Sellers and any other company or companies (other than any Target Company) which either are or become after Closing, or have within the six years ending at Closing been, treated as members of the same group (including the same tax group - intégration fiscale - for French tax purposes pursuant to section 223 A et seq. of the French general tax code - Code général des impost - and fiscale eenheid for Dutch tax purposes pursuant to article 15 of the Netherlands Corporate Income Tax Act 1969) as, or otherwise connected, related to or associated in any way with, any Seller for any tax purpose;

Short Bros Receivable means the right of Short Bros (Plant) Limited to receive a repayment of UK corporation tax in an amount of £992,204 as set out in the statutory accounts of Short Bros (Plant) Limited for the twelve month period ended on 30 June 2005, plus any interest thereon;

Surrender means the surrender of losses or other amounts eligible for group relief in accordance with Chapter IV of Part X of the Taxes Act;

tax, Tax and taxation mean (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings in the nature of taxation, including any excise, capital stock, gross receipts, occupancy, property, value added, sales, use, net worth, transfer, franchise and payroll taxes and any national insurance or social security contributions, or assessments of tax of any nature whatsoever, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them (save insofar as attributable to the unreasonable delay or default after Closing of any Target Company or the Purchaser);

tax authority means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any tax liability;

tax claim means:

(a)
the issue of any notice, demand, assessment, letter or other document by or on behalf of any tax authority or the taking of any other action by or on behalf of any tax authority (including the imposition, or any document referring to the possible imposition, of any withholding of or on account of tax); or

(b)	the preparation or submission of any notice, return, assessment, letter or other document by the Purchaser, any Target Company or any other person,

from which it appears that a tax liability may be incurred by or may be imposed on any Target Company, being a tax liability which could give rise to a liability for the relevant Seller under this Schedule or under the Tax Warranties (whether alone or in conjunction with other Claims);

tax liability means:

(a)
a liability of a Target Company to make or suffer an actual payment of tax or in respect of tax (which, for the avoidance of doubt, shall include a payment in respect of a Surrender and, as regards the French Companies, a payment to any Company of the relevant Retained Group made pursuant to a tax sharing agreement (convention d’intégration fiscale) or a tax group exit agreement (convention de sortie d’intégration fiscale));

(b)
the use or set-off of any Purchaser's relief in circumstances where, but for such use or set-off, a Target Company would have had an actual liability to tax in respect of which the Purchaser would have been able to make a claim against the relevant Seller under this Schedule (the amount of the tax liability for these purposes being deemed to be equal to the amount of the actual liability to tax that is saved by the use or set-off of the Purchaser’s relief); provided that for the purposes of this Schedule it shall be assumed that reliefs other than any Purchaser’s relief are, to the extent allowed by law, used in priority to any Purchaser’s relief, but only to the extent that a Purchaser's relief within sub-

-paragraph (a) of the definition of Purchaser’s relief in this paragraph 1.1 will not be lost or reduced where it is not so used; and

(c)
the loss, reduction, cancellation or clawback of any relief where such relief either was included in the Accounts as an asset (other than in respect of deferred tax) or was taken into account in computing any provision for tax (other than deferred tax) appearing in the Accounts or which, but for the presumed availability of such relief, would have appeared in the Accounts;

tax return or Tax Return means any return or report (including elections, declarations, disclosures, schedules, estimates, information returns, and amended returns and reports) required to be made to any tax authority, including any related accounts, computations and attachments;

Taxes Act means the United Kingdom Income and Corporation Taxes Act 1988;

USA Companies means Brambles Steel Services, Inc. and its direct or indirect subsidiaries, and USA Company shall be construed accordingly;

USA Seller means Brambles USA, Inc; and

USA Seller tax liability means a tax liability of any USA Company.

1.2  Persons shall be treated as connected for the purposes of this Schedule if they are connected within the meaning of section 839 of the Taxes Act.

1.3  Persons shall be treated as related for the purpose of this Schedule if they are subsidiaries, participations or controlled companies within the meaning of sections L 223-1 to L 223-5 of the French code of commerce.

1.4  In this Schedule, for the purposes of determining whether:

(a)	a tax liability or relief has arisen, or

(b)	a Target Company is or becomes entitled to a right to repayment or receives an actual repayment of tax,

in either case, in respect of a period ended on or before Closing or in respect of a period commencing after Closing, an accounting period of the Target Company concerned shall be deemed to have ended on Closing.

1.5  In this Schedule, for the purposes of determining whether:

(a)	any income, profits or gains have been earned, accrued or received, or

(b)	an event has occurred,

in either case, on or before Closing or after Closing, an accounting period of the Target Company concerned shall be deemed to have ended on Closing.

1.6  Any reference in this Schedule to a particular United Kingdom legislative provision or set of United Kingdom legislative provisions shall be treated as including a reference to any corresponding legislative provision or set of legislative provisions in any relevant jurisdiction other than the United Kingdom.

1.7  Any reference in this Schedule to the relevant Seller shall, in relation to a Target Company, be treated as being an exhaustive reference to the Seller which is the direct or indirect owner of the shares in that Target Company as at the date of this agreement.

1.8  Any reference to the Accounts in this Schedule shall, in relation to tax other than Corporation Tax (or any penalties, charges or interest relating thereto or to any late or incorrect return in respect thereof), be treated as referring instead to the Closing Statement. For the avoidance of doubt, therefore, any reference to the Accounts in paragraph 14 shall not be treated as referring instead to the Closing Statement.

1.9  Where there is any inconsistency between the provisions in this Schedule and the provisions elsewhere in this agreement, the provisions in this Schedule shall prevail for the purposes of construing this agreement.

1.10  Any reference in this Schedule to income, profits or gains having been earned, accrued or received on or before a particular time or events occurring on or before a particular time shall include income, profits or gains or events deemed, for the purposes of any tax, to have been so earned, accrued or received or to have so occurred.

1.11  The reference in paragraph 3.1(d) to a transaction, action or omission carried out or effected in the ordinary course of business of a Target Company shall, without limitation, not include:

(a)	any disposal (or deemed disposal for any tax purpose) of assets other than trading stock by that Target Company;

(b)	any change in the use of an asset by that Target Company;

(c)
anything which has the result of requiring disposal value to be brought into account, or which crystallises a balancing charge, for capital allowances purposes (or has any similar effect under the laws of any relevant jurisdiction other than the United Kingdom);

(d)	anything which causes that Target Company to become liable to pay interest or penalties in respect of tax; and

(e)	anything which causes that Target Company to become liable to pay tax primarily chargeable against or attributable to any other person.

1.12  The Sellers shall not be entitled to recover any amount in respect of a claim under paragraph 4 (Overprovisions), paragraph 7 (Tax Refunds) or paragraph 11 (Recovery from Third Parties/Savings) to the extent that a Seller has already recovered an amount under this Schedule in respect of the same subject matter.

2.  Covenant to pay

Each of the relevant Sellers hereby jointly and severally covenants with the Purchaser to pay to the Purchaser an amount equivalent to any tax liability arising in respect of, by reference to or in consequence of:

(a)	any income, profits or gains earned, accrued or received on or before Closing; and

(b)	any event which occurred on or before Closing (including, without limitation, Closing itself);

together with any costs and expenses referred to in paragraph 5.

3.  Exclusions

3.1  The covenants contained in paragraph 2 shall not cover any tax liability to the extent that:

(a)
provision or reserve in respect of that tax liability has been made in the Accounts (including provision or reserve for payment in respect of a Surrender to which the tax liability relates), or the tax liability was taken into account in computing any asset in respect of tax appearing in the Accounts or which, but for the presumed existence of such liability, would have appeared in the Accounts; or

(b)
the tax liability was paid or discharged before Closing, or such payment or discharge was taken into account in computing any asset appearing in the Accounts or which, but for the presumed payment or discharge, would have appeared in the Accounts; or

(c)
the tax liability arises as a result of any change in rates of tax made after the Closing Date or of any change in law (or a change in interpretation on the basis of case law), regulation, directive or requirement, or the practice of any tax authority, occurring after the Closing Date; or

(d)
the tax liability would not have arisen but for a transaction, action or omission carried out or effected by the Purchaser or any Target Company, or any other person connected with or related to any of them, at any time after Closing, except that this exclusion shall not apply where any such transaction, action or omission:

(i)	is carried out or effected by the Target Company concerned pursuant to a legally binding commitment created on or before Closing; or

(ii)	is carried out or effected by the Target Company concerned in the ordinary course of business of such Target Company as carried on at Closing; or;

(e)
the tax liability arises as a result of a change after Closing in the length of any accounting period for tax purposes of any Target Company, or a change after Closing in any accounting policy or tax reporting practice of any Target Company (other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to the relevant Target Company at Closing); or

(f)
notice of a claim in respect of the tax liability (other than a French Seller tax liability) in a form complying with the provisions of paragraph 9.1 is not given to the relevant Seller prior to the sixth anniversary of the end of the accounting period of the Target Company concerned in which Closing occurs, or (where the claim is not previously settled, satisfied or withdrawn) proceedings in respect thereof are not issued to and (to the extent possible) served upon the relevant Seller in England within the nine-month period following such anniversary and pursued with reasonable diligence thereafter; or

(g)
notice of a claim in respect of a French Seller tax liability in a form complying with the provisions of paragraph 9.1 is not given to the French Seller prior to the date which is thirty (30) days after the end of the third calendar year following the calendar year in which the recording period of the relevant French Company ended; or

(h)
such tax liability arises as a result of any Target Company failing to submit the returns and computations required to be made by them or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Closing and otherwise than as a result of any default or failure of the relevant Seller in carrying out, or in failing to carry out, its obligations under paragraph 12; or

(i)	the tax liability arises as a result of the failure of the Purchaser to comply with its obligations contained in paragraph 9, 12 or 14 hereof; or

(j)
any relief other than a Purchaser’s relief is available, or is for no consideration made available by any member of the Retained Group, to any Target Company to set against or otherwise mitigate the tax liability (and so that any relief that is so available in relation to more than one tax liability to which this Schedule applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the relevant Seller’s total liability hereunder); or

(k)	the tax liability would not have arisen but for:

(i)
the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to tax, in each case after Closing and by the Purchaser or any Target Company, or any person connected with or related to any of them, and otherwise than at the direction of the relevant Seller pursuant to paragraph 12 or in compliance with the Purchaser's obligations under paragraph 12; or

(ii)
the failure or omission on the part of any Target Company after Closing (otherwise than at the direction of the relevant Seller pursuant to paragraph 12) to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, either as the relevant Seller may validly require in respect of periods or matters for which it has conduct under paragraph 12 or paragraph 14 or, in respect of periods or matters for which it does not have conduct, in circumstances where the making, giving or doing of which was taken into account in the preparation of the Accounts and the need for the making, giving or doing of which is notified to the Purchaser in writing no less than 30 days before the date on which it can be validly made, given or done; or

(l)
the tax liability arises in respect of, by reference to or in consequence of any actual (as opposed to deemed) income, profits or gains earned, accrued or received after Closing and which have not been taken into account in the preparation of the Closing Statement.

3.2  The French Seller shall have no liability under any part of this agreement for any French Seller tax liability which would result from a simple transfer of income or expenses from one fiscal year to another, save to the extent that it comprises an amount in respect of interest or penalties. For the avoidance of doubt, the French Seller shall remain liable for any tax liability consisting not only of interest and/or penalties, including any corporate income tax liability resulting from the transfer of income and expenses from one fiscal year to another which, under section 38.4bis of the French general tax code (code général des impôts), would not result only in interest or penalties and any future tax liability resulting from the loss of the right to depreciate the full value of a French Company’s assets.

3.3  The Sellers shall have no liability to the Purchaser under any part of this agreement in respect of any non-availability, inability to use, or loss or restriction of any relief (failure of relief) where such failure of relief does not give rise to a tax liability to which paragraph 2 applies.

3.4  The tax consequences of the exit of the French Companies from the French Seller's French tax group (intégration fiscale), (including with respect to tax adjustments (réintégrations de sortie de groupe), indemnification for the loss of tax attributes, down-payment of taxes, future tax audits and reassessment of the taxable result of the French

Companies for the tax consolidated years) are governed by a tax group exit agreement (convention de sortie d'intégration fiscale), dated the same date as this agreement, by and between Brambles France SAS and the French Companies (the Tax Group Exit Agreement). For the avoidance of doubt, it is specified that any payments in respect of Tax or penalties that a French Company will have to make to Brambles France SAS or any other member of the Retained Group pursuant to the Tax Group Exit Agreement will constitute a tax liability to which the covenants to pay and exclusions provided for by paragraphs 2 and 3 hereof will be applicable. It is further specified that payments to be made post-Closing by the French Companies to Brambles France SAS pursuant to paragraph 15 hereof and to the Tax Group Exit Agreement for down-payment of Taxes do not constitute post-Closing tax liabilities to which paragraph 2 hereof would be applicable, and that, as is provided in the Tax Group Exit Agreement, the Sellers will have no obligation to indemnify the French Companies for losing their right to carry forward tax losses as a result of their exit from the French tax group.

3.5  The provisions of paragraph 3.1 shall also operate to limit or reduce the liability of the Sellers in respect of claims under the Tax Warranties and any other Warranty insofar as it relates to tax, save that they shall not operate to limit or reduce the liability of the Sellers in respect of a claim under paragraph 17(a) of Part D of Schedule 3 to the extent that the liability would not have arisen but for any disposal (or deemed disposal for any tax purpose) after Closing of any asset other than trading stock by a French Company.

4.  Overprovisions

4.1  The relevant Seller may require the auditors for the time being of a Target Company to certify, at its request and expense, the existence and amount of any Overprovision in relation to that Target Company and the Purchaser shall provide, or procure that each Target Company provides, any information or assistance required for the purpose of production by the auditors of a certificate to that effect.

4.2  Subject to paragraph 4.4 below:

(a)	any Overprovision shall first be set against any payment then due from any Seller under this Schedule or for breach of any Tax Warranty;

(b)
to the extent that there is an excess, a payment shall promptly be made to the relevant Seller equal to the aggregate of any payment or payments previously made by any Seller under this Schedule or for breach of any Tax Warranty (and not previously refunded under this Schedule) up to the amount of the excess; and

(c)
to the extent that there is any remaining excess, it shall be carried forward and set off against any future liability of any Seller under this Schedule or for breach of any Tax Warranty (with the intent that, if there is no such future liability, such excess shall be retained by the Target Companies and/or the Purchaser).

4.3  Either the relevant Seller or the Purchaser may, at its own expense, require any certificate produced in accordance with paragraph 4.1 above to be reviewed by the auditors for the time being of the relevant Target Company in the event that there are relevant circumstances or facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether the certificate remains correct or whether it should be amended.

4.4  If the certificate is amended following a request under paragraph 4.1, the revised amount of Overprovision shall be substituted for the purposes of paragraph 4.2, and any adjusting payment that is required shall be made within 15 Business Days of the amendment of the certificate.

5.  Costs and expenses

The covenants contained in paragraph 2 shall extend to all reasonable costs and expenses properly incurred by the Purchaser in connection with a successful claim made under that paragraph, or in satisfying or settling any tax liability in accordance with paragraph 9 in respect of which a successful claim is made under paragraph 2.

6.  Double recovery

The Purchaser shall not be entitled to recover any amount pursuant to this Schedule in respect of any claim to the extent that the Purchaser or any Target Company has already recovered any amount in respect of such claim under the Warranties or under any other provision of this Agreement or pursuant to any other agreement with any Seller or any company connected with any Seller, or to the extent that recovery has already been made under this Schedule in respect of the same subject matter.

7.  Tax Refunds

7.1  (i) In respect of Corporation Tax, upon receipt by the relevant Seller of a statement from a tax authority or the relevant Seller’s tax advisers (obtained at the relevant Seller’s expense) of any right to receive or actual receipt of any amount by way of repayment of tax or interest on overpaid tax or repayment supplement, and (ii) in respect of tax other than Corporation Tax, upon the Purchaser or any Target Company becoming aware thereof, the Purchaser shall promptly notify the relevant Seller of any right to receive or actual receipt of such amount, in each of (i) and (ii) being an amount to which a Target Company (or as the case may be, the Purchaser or any member of the Purchaser's Group, on behalf or in respect of any of the French Companies) is or becomes entitled or receives in respect of an event occurring or period (or part period) ending on or prior to the Closing Date (including any repayment attributable to a Surrender in respect of a period or part period ending on or prior to the Closing Date whenever such Surrender is effected), where or to the extent that such amount was not included in the Accounts as an asset (save for an amount relating to the Short Bros Receivable), does not arise from the use of a Purchaser’s relief and is not a payment or relief to which paragraph 11 below applies (a tax refund).

7.2  Any tax refund actually obtained after the Closing Date, whether by repayment or set-off (and less any reasonable costs of obtaining it and any tax payable thereon) and provided that (in the case of a tax refund in respect of Corporation Tax) the relevant Seller receives a statement referred to in paragraph 7.1 above, shall be dealt with as follows:

(a)	the amount of the tax refund shall be set against any payment then due under this Schedule or for breach of any Tax Warranty from any Seller;

(b)
to the extent that there is an excess, a payment shall promptly be made to the relevant Seller equal to the aggregate of any payment or payments previously made by any Seller under this Schedule or for breach of any Tax Warranty (and not previously refunded under this Schedule) up to the amount of the excess; and

(c)
where the tax refund relates to the Short Bros Receivable or the amount of the tax refund is more than US$100,000, a payment shall promptly be made to the relevant Seller equal to the amount of any excess remaining after the application of sub-paragraph (b) above; and

(d)
where sub-paragraph (c) above does not apply to the tax refund, any excess remaining after the application of sub-paragraph (b) above shall be carried forward and set off against any future liability of any Seller under this Schedule of for the breach of any Tax Warranty (with the intent that, if there is no such future liability, such excess shall be retained by the Target Companies and/or the Purchaser).

7.3  Paragraph 11.4 shall apply in respect of any sum payable to any Seller under this paragraph 7 which is not paid by the later of the date fifteen Business Days after the relevant tax refund is obtained by the Target Company concerned and, in the case of a tax refund in respect of Corporation Tax, the date on which the relevant Seller receives a statement referred to in paragraph 7.1 above (the due date) as it applies to any sum not paid by the Purchaser on the due date of payment specified in paragraph 11.2.

8.  Secondary Liabilities

8.1  The Purchaser severally covenants with each of the Sellers to pay to the relevant Seller (or, if there is no relevant Seller, to each of the Sellers in the same proportion as the price for its respective Set of Shares at the relevant time, as determined by clause 2.1, bears to the aggregate price for all of the Sets of Shares at that time and as so determined) an amount equivalent to any tax or any amount on account of tax which any member of the Retained Group is required to pay as a result of a failure by any Target Company, or any other member of the Purchaser’s Group, to discharge that tax.

8.2  Each of the relevant Sellers severally covenants with the Purchaser to pay to the Purchaser (or, if there is no relevant Seller, each of the Sellers severally covenants with the Purchaser to pay to the Purchaser, in the same proportion as the price for its respective Set of Shares at the relevant time, as determined by clause 2.1, bears to the aggregate price for all of the Sets of Shares at that time and as so determined) an amount equivalent to any tax or any amount on account of tax which any Target Company, or any other member of the Purchaser’s Group, is required to pay as a result of a failure by any member of the Retained Group to discharge that tax.

8.3  The Dutch Seller and the Purchaser (each of which is the relevant party where it is the covenantor) hereby covenant to each other to pay to the other party, to the extent not already covered in this agreement and by way of adjustment to the consideration for the sale of the relevant Shares, an amount equivalent to any credit (verrekening) by the Dutch tax authorities under article 24(2) of the Dutch Tax Collection Act 1990 in respect of any Dutch tax which, but for the application of the aforementioned article, would have been due and payable by the relevant party (or any other member of the Retained Group or the Purchaser’s Group, as the case may be) and where the other party (or any other member of the Purchaser’s Group or the Retained Group, as the case may be) loses an amount that, but for this credit, would have been available to it as a relief.

8.4  The Purchaser covenants with the Dutch Seller to pay to the Dutch Seller an amount equivalent to any tax or any amount on account of tax in respect of, by reference to or in consequence of any income, profits or gains earned, accrued or received by a Dutch Company, as determined in accordance with the rules of article 15ah of the Corporate Income Tax Act 1969, which the Dutch Seller or any other member of the Retained Group is required to pay or which results in a loss of an amount that, but for this tax, would have been available to it as a relief.

8.5  The covenants contained in paragraphs 8.1 to 8.4 inclusive shall:

(a)	extend to any reasonable costs incurred in connection with such tax or a claim under any of those paragraphs;

(b)
(in the case of paragraphs 8.1 and 8.4 and the covenant by the Purchaser under paragraph 8.3) not apply to tax to the extent that the Purchaser could claim payment in respect of it under paragraph 2 (or would have been able to claim but for paragraph 3.1(f) or 3.1(g)), except to the extent that a payment has been made pursuant to paragraph 0 and the tax to which it relates was not paid by the Target Company concerned; and

(c)
not apply to tax to the extent it has been recovered under any relevant statutory provision (and the Purchaser or the Sellers, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder).

8.6  Paragraphs 9.1, 9.3 and 10 (conduct of disputes and due date for payment) shall apply to the covenants contained in paragraphs 8.1 to 8.4 inclusive as they apply to the covenants contained in paragraph 2, replacing references to the Sellers by the Purchaser (and vice versa) where appropriate and making any other necessary modifications.

9.  Notification of claims and conduct of disputes

9.1  If the Purchaser or any Target Company, or any other member of the Purchaser's Group, becomes aware of any tax claim, the Purchaser shall give notice to the relevant Seller of that tax claim (including any details reasonably available at the time of such tax claim, the due date for any payment and the time limits for any appeal or any other relevant response, and so far as practicable the amount of the claim under this Schedule or under the Tax Warranties in respect thereof) as soon as reasonably practicable (and, if there is a time limit of 30 days or less in which an appeal or other action must be taken in respect of the tax claim, in any event not more than ten Business Days after the Purchaser or the Target Company or other member of the Purchaser's Group concerned becomes aware of such claim). Subject to the relevant Seller having indemnified the Purchaser and the relevant Target Company to the Purchaser’s reasonable satisfaction against any reasonable costs and expenses that they may thereby properly incur, the Purchaser shall take (or procure that the Target Company concerned shall take) such action as the relevant Seller may reasonably request to avoid, dispute, resist, appeal, compromise or defend any tax claim (whether notified by the Purchaser, or being a tax claim of which the relevant Seller was already aware) and any adjudication in respect thereof. The relevant Seller shall have the right (if it wishes) to control any proceedings taken in connection with such action, and shall in any event be kept fully informed of any actual or proposed developments (including any meetings) and shall be provided with copies of all correspondence and documentation relating to such tax claim or action, and such other information, assistance and access to records and personnel as it reasonably requires.

9.2  Subject to paragraph 9.3, the Purchaser shall procure that no tax claim, action or issue in respect of which any Seller could be required to make a payment under this Schedule or for breach of any Tax Warranty is settled or otherwise compromised without that Seller’s prior written consent, such consent not to be unreasonably withheld or delayed, and the Purchaser shall, and shall procure that each Target Company, any other member of the Purchaser's Group and any of their respective advisers shall, not submit any correspondence or return or send any other document to any tax authority where the Purchaser or any such person is aware or could reasonably be expected to be aware that the effect of submitting such correspondence or return or sending such document would or could be to put such tax authority on notice of any matter which could give rise to, or could increase, a claim under this Schedule or for breach of any Tax Warranty, without first affording the relevant Seller a reasonable opportunity to comment thereon and without taking account of such comments so far as it is reasonable to do so.

9.3  If the relevant Seller does not request the Purchaser to take any appropriate action within 30 days of notice to the relevant Seller, the Purchaser shall be free to satisfy or settle the relevant tax liability on such terms as it may reasonably think fit.

9.4  If the relevant Seller takes up its right under paragraph 9.1 to control the conduct of a tax claim, the Purchaser shall promptly be kept fully informed of all material matters pertaining to the tax claim and shall be entitled to see copies of all relevant correspondence relating thereto. If the relevant Seller takes up its rights under paragraph

9.1 as aforesaid, the relevant Seller shall not (and shall procure that its agents shall not) compromise, settle, admit or otherwise deal with any such proceedings (or any matter in issue therein) without the consent of the Purchaser (not to be unreasonably withheld or delayed), PROVIDED THAT it is hereby agreed that the Purchaser will be deemed automatically to have consented where the compromise, settlement, admission or dealing is consistent with the practice of the Target Companies for periods ending on or prior to Closing (save to the extent required by law, any applicable regulation or generally applicable accounting principles). The Purchaser and the relevant Seller agree that, if the Purchaser refuses (or unreasonably withholds or delays giving) its consent to any compromise, settlement, admission or dealing, the provisions of clause 31 (Settlement of Disputes) shall apply to the matter in dispute.

10.  Due date of payment and interest

10.1  Subject to paragraph 10.2, each Seller shall pay to the Purchaser any amount payable by it under this Schedule on or before the date which is the later of the date ten Business Days after demand is made therefor by the Purchaser and two Business Days before the first date on which the tax in question becomes due and payable to the tax authority demanding the same. Provided that:

(a)
if the date on which the tax becomes due and payable is deferred following application to the relevant tax authority, the date for payment by each Seller shall be two Business Days before such later date when the amount of tax is finally and conclusively determined (and for this purpose, an amount of tax shall be deemed to be finally determined when, in respect of such amount, an agreement under section 54 of the United Kingdom Taxes Management Act 1970 or any legislative provision corresponding to that section is made, or a decision of a court or tribunal is given or any binding agreement or determination or an enforceable decision of a tax authority imposing a payment of tax is made, from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit, ignoring the power of any person to allow appeals out of time); and

(b)
if a payment or payments to the relevant tax authority prior to the date otherwise specified by this paragraph would avoid or minimise interest or penalties, each Seller may at its option pay the whole or part of the amount due to the Purchaser on an earlier date or dates, and the Purchaser shall procure that the tax in question (or the appropriate part of it) is promptly paid to the relevant tax authority.

A Seller may make a direct payment in respect of the tax liability in question to the relevant tax authority (including through use of certificates of tax deposit or the equivalent), and that Seller’s liability to the Purchaser shall be treated as reduced or eliminated accordingly.

10.2  Where a claim under this Schedule relates to the use or set-off of a Purchaser’s relief, the relevant Seller shall pay to the Purchaser the amount due from it under this Schedule in respect thereof on the later of the date which is two Business Days before the first date on which tax which would not have been payable but for such use or set-off becomes due and payable to the tax authority demanding the same, and ten Business Days after demand is made therefor by the Purchaser, such demand to be accompanied by reasonably sufficient evidence provided by the Purchaser or its tax advisers (obtained or procured to be obtained by and at the expense of the Purchaser) of such use or set-off and as the relevant Seller requires to ascertain that it has a liability of a stated amount in respect of such claim and that tax has, or will on a specified date, become due and payable as aforesaid.

10.3  Where a claim under this Schedule relates to the loss, reduction, cancellation or clawback of any such relief as is referred to in sub-paragraph (c) of the definition of tax liability, the relevant Seller shall pay to the Purchaser the amount due from it under this Schedule in respect thereof on the later of the date which is 5 Business Days after the date on which such relief is lost, reduced, cancelled or clawed back or, if later, the date which is ten Business Days after the date on which demand is made therefor by the Purchaser, such demand to be accompanied by reasonably sufficient evidence provided by the Purchaser or its tax advisers (obtained or procured to be obtained by and at the expense of the Purchaser) of such loss, reduction, cancellation or clawback and as the relevant Seller requires to ascertain that it has a liability of a stated amount in respect of such claim.

10.4  Any sum not paid by a Seller on the due date for payment specified in paragraph 10.1 or 10.2 shall bear Default Interest (which shall accrue from day to day after as well as before any judgment for the same) from the due date to and including the day of actual payment of such sum, compounded six monthly, provided that Default Interest shall not accrue to the extent that the Seller’s liability under paragraph 2 or paragraph 5 extends to interest or penalties arising after the due date. Any interest due under this paragraph shall be paid on the demand of the Purchaser on or following the date of payment of such sum.

11.  Recovery from third parties/tax savings

11.1  If any payment is made by a Seller under this Schedule or for breach of any Tax Warranty in respect of a tax liability or other matter and the Purchaser or any Target Company (or any person connected with or related to any of them, including any member of the Purchaser's Group) either receives, or is entitled or may be entitled either immediately or at some future date to recover or obtain, from any person (other than the Purchaser or any Target Company or any such connected person) a payment or relief which would not have arisen but for the tax liability or other matter in question or the circumstances giving rise thereto (including without limitation in circumstances where a tax liability arises because a deduction or other relief assumed to be available in preparing the Accounts is in fact available only in a subsequent period or periods), then:

(a)
the Purchaser shall notify that Seller of that fact as soon as reasonably possible after the Purchaser or any Target Company becomes aware of the same and, if so required by the Seller and subject to the Seller having first indemnified the Purchaser and the relevant Target Company against any reasonable costs and expenses that they may thereby properly incur, shall take (or shall procure that the Target Company or other person concerned shall take) such action as the Seller may reasonably request to enforce such recovery or to obtain such payment or relief (keeping the Seller fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation); and

(b)
if the Purchaser or the Target Company or other person (including any member of the Purchaser's Group) concerned receives or obtains such a payment or relief, the Purchaser shall pay to that Seller the amount received or the amount that the Purchaser or the Target Company or other person concerned (including any member of the Purchaser's Group) will save by virtue of the payment or the relief (less any reasonable costs of recovering or obtaining such payment or relief and any tax actually suffered thereon) (the Benefit) to the extent that the amount of the Benefit does not exceed the aggregate payments previously made by any Seller under this Schedule and for breach of any Tax Warranty, and except where any amount so saved would otherwise have given rise to a claim under this Schedule or for breach of any Tax Warranty (in which event no such claim shall be made). Any amount of the Benefit not so paid to the Seller shall be carried forward and set off against any future claims against any Seller under this Schedule or for breach of any Tax Warranty.

11.2  Any payment required to be made by the Purchaser pursuant to paragraph 11.1 shall be made:

(a)	in a case where the Purchaser or the Target Company or other person concerned (including any member of the Purchaser's Group) receives a payment, within ten Business Days of the receipt thereof; and

(b)
in a case where the Purchaser or the Target Company or other person concerned (including any member of the Purchaser's Group) obtains a relief, on or before the date on which tax would have become recoverable by the appropriate tax authority but for the use of such relief.

11.3  The Purchaser shall procure that any such relief as is referred to in paragraph 11.2(b) is used in priority to any other relief. The Seller referred to in paragraph 11.1 shall be entitled, at its own cost, to require that the auditors of the relevant Target Company and/or other person (including any member of the Purchaser's Group) shall certify the amount and date of use of such relief for the purposes of this paragraph 11.

11.4  Any sum not paid by the Purchaser on the due date of payment specified in paragraph 11.2 shall bear Default Interest (which shall accrue from day to day after, as well as before, any judgment for the same) from the due date to and including the day of actual payment of such sum, compounded six monthly. Such interest shall be paid on the demand of the Seller referred to in paragraph 11.1.

12.  Management of pre-Closing tax affairs

Interpretation

12.1  In this paragraph 12 and in paragraphs 13 and 16:

accounting period means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of tax, are measured or determined;

pre-Closing tax affairs means the tax affairs of the Target Companies for which the relevant Seller in question is responsible under this paragraph 12;

tax documents means the tax returns, claims and other documents which the relevant Seller in question is required to prepare on behalf of or with respect to the Target Companies under paragraphs 12.2(a) and 12.2(b);

time limit means the latest date on which a tax document can be executed or delivered to a relevant tax authority either without incurring interest or a penalty, or in order to ensure that such tax document is effective; and

16th Standard Condition means article 16 of the standaardvoorwaarden as listed in the exhibit to the Resolution of 30 September 1991, nr. DB91/2309.

Rights and Obligations of the Sellers

12.2  Subject to and in accordance with the provisions of this paragraph, the relevant Seller or its duly authorised agents shall, in respect of all accounting periods ending on or before Closing, in a manner consistent with the past practice of the Target Companies in relation to the relevant matters (save to the extent required by law, any applicable regulation or generally applicable accounting principles) and at the relevant Seller’s own cost:

(a)	prepare the tax returns of each of the Target Companies for the purposes of Corporation Tax;

(b)	(subject to paragraph 14) prepare on behalf of the Target Companies all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Corporation Tax; and

(c)
(subject to paragraph 9) deal with all matters relating to Corporation Tax which concern or affect any of the Target Companies, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any tax documents, but excluding payment of tax.

12.3  The relevant Seller or its duly authorised agents shall deliver all tax documents which are required to be signed by or on behalf of any Target Company to the Purchaser for authorisation, signing and submission to the relevant tax authority, provided that the

Purchaser shall not be obliged to sign or authorise any tax document which it does not consider (acting reasonably) is complete or accurate in all material respects. If a time limit applies in relation to any tax document, the relevant Seller shall ensure that the Purchaser receives the tax document no later than ten Business Days (or, in the case of a tax return, thirty Business Days) before the expiry of the time limit.

12.4  The relevant Seller shall procure that:

(a)	the Purchaser receives copies of all written correspondence with any tax authority insofar as it is relevant to the pre-Closing tax affairs;

(b)
the Purchaser is afforded the opportunity to comment within a reasonable period of time on any tax document or other non-routine correspondence prior to its submission to the relevant tax authority, and the relevant Seller shall take into account any such comments made by the Purchaser as the relevant Seller (acting reasonably) considers to be reasonable, and the parties hereby agree that, if the relevant Seller refuses to take into account any comment made by the Purchaser in relation to any return and the Purchaser (acting reasonably) disagrees with such matter, the disagreement shall be a dispute for the purpose of clause 31 (Settlement of Disputes) and the provisions of that clause shall apply thereto;

(c)	no tax document is submitted to any tax authority which is misleading or, so far as the relevant Seller is aware, not true and accurate in all material respects; and

(d)
it does not agree any material matter relating to its tax affairs with any tax authority (in a way which is not consistent with its past practice, save to the extent required by law, any applicable regulation or generally applicable accounting principles) without the consent of the Purchaser (not to be unreasonably withheld or delayed). If the Purchaser refuses (or unreasonably withholds or delays giving) its consent under this paragraph (d), the matter shall be considered a dispute for the purposes of clause 31 (Settlement of Disputes) and the provisions of that clause shall apply accordingly.

Obligations of the Purchaser

12.5  The Purchaser shall procure that:

(a)
the relevant Seller and its duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of the Target Companies and such other assistance as it or they reasonably require to enable the relevant Seller to discharge its obligations under this Schedule and to enable the relevant Seller and any member of the Retained Group to comply with its own tax obligations or facilitate the management or settlement of its own tax affairs;

(b)	the Target Companies and any other members of the Purchaser’s Group shall properly retain and maintain the books, accounts and records of the Target

Companies and any other members of the Purchaser’s Group shall properly retain and maintain the books, accounts and records of the Target Companies until the applicable statutory limitation period expires (giving effect to any extension thereof) and shall abide by all record retention agreements entered into with any tax authority and shall give the respective Seller reasonable written notice prior to transferring, destroying, or discarding any such books, accounts and records and, if that Seller so requests, shall allow that Seller to take possession of such books, accounts and records;

(c)	the relevant Seller is promptly sent a copy of any communication from any tax authority insofar as it relates to the pre-Closing tax affairs;

(d)
unless at the direction of the relevant Seller or its duly authorised agents pursuant to paragraph 12.2 or any other provision of this Schedule, no voluntary action is taken by any Target Company or any other member of the Purchaser’s Group after Closing (whether by disclaiming any relief, withdrawing or revoking any claim, disclaimer or consent or otherwise) which would or is likely either to prejudice or reduce the availability of any relief surrendered or to be surrendered between any Target Company and any member of the Retained Group, or otherwise adversely to affect the tax position of any member of the Retained Group; and

(e)
there is given to such person or persons as may for the time being be nominated by the relevant Seller authority to conduct pre-Closing tax affairs, and that such authority is confirmed to any relevant tax authority.

12.6  The Purchaser shall (subject to paragraph 12.3 above or paragraph 12.9 below) be obliged to procure that the Target Companies shall cause any tax document delivered to it under paragraph 12.3 to be authorised and signed without delay and without amendment, and submitted to the appropriate tax authority without delay (and in any event within any relevant time limit).

12.7  The Purchaser shall not voluntarily communicate with the Dutch tax authorities in connection with the possible application of the 16th Standard Condition or article 15ai of the Netherlands Corporate Income Tax Act 1969 and, in the event that the Dutch tax authorities raise questions in connection therewith, the Purchaser shall not send any communication to the Dutch tax authorities in relation thereto without the consent of the Dutch Seller (such consent not to be unreasonably withheld or delayed). The Purchaser agrees that it will submit all of its tax returns on the basis that article 15ai of the Netherlands Corporate Income Tax Act 1969 and the 16th Standard Condition do not apply to the Dutch fiscal unity which existed between the Dutch Seller and a Dutch Company prior to Closing, unless the Purchaser has no reasonable position to do so.

12.8  If the Dutch tax authorities determine that, other than as a result of a breach of the Purchaser’s obligations under paragraph 12.7, the 16th Standard Condition or article 15ai of the Netherlands Corporate Income Tax Act 1969 applies as a result of Closing to the Dutch fiscal unity which existed between the Dutch Seller and a Dutch Company prior to Closing, then the Purchaser covenants to pay to the Dutch Seller, by way of an adjustment to the consideration for the sale of the relevant Shares and on or before the date ten Business Days after demand is made therefor by the Dutch Seller, an amount equal to the Dutch Tax Benefit, if and when actually realised. For the purposes of this paragraph 12.8, the “Dutch Tax Benefit” is the amount of the actual decrease of corporate income tax due which arises to a Dutch Company (or, as the case may be, to the fiscal unity which a Dutch Company has joined or will join) as a consequence of the application of the 16th Standard Condition or article 15ai of the Netherlands Corporate Income Tax Act 1969 giving rise to a greater depreciation base in its assets.

Rights of the Purchaser

12.9  The Purchaser shall be under no obligation to procure the authorisation, signing or submission to a tax authority of any tax document delivered to it under paragraph 12.3 which it considers in its reasonable opinion to be false or misleading in a material respect, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on the relevant Seller and its agents.

13.  Conduct of other Tax Affairs

13.1  Subject to paragraph 9 and the following sub-paragraphs, the Purchaser or its duly authorised agents shall have sole conduct of all tax affairs of the Target Companies which are not pre-Closing tax affairs and shall be entitled to deal with such tax affairs in any way in which it in its absolute discretion considers fit, provided that the Purchaser shall ensure that all such tax affairs relating to periods prior to Closing are dealt with in an expeditious manner.

13.2  In respect of any accounting period for Corporation Tax purposes commencing prior to Closing and ending after Closing (the Straddle Period) and in respect of any accounting period commencing prior to Closing for the purposes of any other tax, the Purchaser shall procure that the tax returns of each Target Company shall be prepared on a basis which is consistent with the manner in which the tax returns of that Target Company were prepared for all accounting periods ending prior to Closing (save to the extent required by law, any applicable regulation or generally applicable accounting principles).

13.3  The Purchaser shall procure that the Target Companies provide to the relevant Seller all tax returns for Corporation Tax purposes relating to the Straddle Period no later than 30 Business Days before the date on which such tax returns are required to be filed with the appropriate tax authority without incurring interest or penalties. The Purchaser shall further procure that, before the tax returns are submitted to the appropriate tax authority, the Target Companies shall take into account any such comments made by the relevant Seller as the Purchaser (acting reasonably) considers to be reasonable, to the extent that those comments do not relate solely to matters occurring after Closing.

13.4   The relevant Seller shall provide such assistance as the Purchaser shall reasonably request in preparing all tax returns of the Target Companies relating to the Straddle Period.

14.  Surrenders between the Retained Group and the Target Companies

14.1  Subject to the following provisions of this paragraph 14, and without prejudice to the generality of paragraph 12, the Purchaser shall procure that the Target Companies shall, in respect of any time or period falling on or prior to the Closing Date (which for the purposes of this paragraph 14 shall include, for the avoidance of doubt, any overlapping period pursuant to section 403A of the Taxes Act), make, give or enter into such claims, elections, surrenders, notices or consents (whether unconditional or conditional, whether or not forming part of any other return or tax document, whether provisional or final, and including amendments to or withdrawals of earlier claims, elections, surrenders, notices or consents, whether or not made before or after Closing) as the relevant Seller shall direct in connection with any Surrender by or to any member of the Retained Group to or by (as the case may be) any of the Target Companies. No payment shall be made after the date of this agreement in respect of any such Surrender by or to any member of the Retained Group to or by any of the Target Companies except to the extent set out in the following provisions of this paragraph 14.

14.2  If and to the extent that:

(a)
any Target Company has paid Corporation Tax (otherwise than in circumstances where a claim has been or could be made under paragraph 2 in respect thereof), and a Surrender effected pursuant to paragraph 14.1 or any Surrender effected prior to Closing has the effect of causing a repayment after Closing of some or all of that tax (with or without any repayment supplement within the meaning of section 825 of the Taxes Act or interest under section 826 of that Act); or

(b)
but for a Surrender effected pursuant to paragraph 14.1 or prior to Closing (and ignoring the effect of any Purchaser’s relief, to the extent allowed by law), any Target Company would have had a liability to Corporation Tax in respect of which the Purchaser would not have been able to make a claim under paragraph 2; or

(c)
provision for Corporation Tax is made in the Accounts, and a Surrender has the effect of discharging all or part of the liability represented by that provision (save to the extent that payment has been made in respect of such Surrender, including without limitation by way of book entry, on or before Closing); or

(d)	provision for payment in respect of a Surrender is made in the Accounts (save to the extent that such payment has been made, including without limitation by way of book entry, on or before Closing), the Purchaser shall procure that, in respect of any such Surrender to which a member of the Retained Group is a party, a payment for group relief (within the meaning of section 402(6) of the Taxes Act) shall be made to the relevant member of the Retained Group by the Target Company concerned.

14.3  The amount of any such payment as is referred to in paragraph 14.2 shall be equal to:

(a)
in a case where paragraph 14.2(a) applies, the amount of Corporation Tax so repaid (together with any repayment supplement or interest), less any amount of such repayment (or repayment supplement or interest) the right to which was included as an asset in the Accounts, and less Corporation Tax suffered on such interest; or

(b)
in a case where paragraph 14.2(b) applies, the amount of Corporation Tax which would have been required to be paid but for the Surrender (ignoring the effect of any Purchaser’s relief, to the extent allowed by law); or

(c)
in a case where paragraph 14.2(c) applies, the amount of Corporation Tax saved as a result of the relevant Surrender, up to a maximum of the amount in respect of which provision is made in the Accounts; or

(d)	in a case where paragraph 14.2(d) applies, the amount in respect of which provision is made in the Accounts.

14.4  Any payment under paragraph 14.3 shall be made:

(a)
in a case where paragraph 14.2(a) applies, on the date two Business Days after the date on which such repayment is received, or would be received but for some event or action within paragraph 14.5 or but for being offset by some other tax liability; or

(b)
in a case where paragraph 14.2(b), 14.2(c) or 14.2(d) applies, on the later of the date on which such tax would have become due and payable (or, if such date is not a Business Day, the next following Business Day) and ten Business Days after the date on which notice is given by the relevant Seller to the Purchaser of such Surrender, and interest shall be charged on any amount not paid on the due date as provided in paragraph 11.4.

14.5  In ascertaining the amount of any payment under paragraph 14.3, and the time of such payment, no account shall be taken of any event or action occurring after Closing (including any loss arising in a period ending after Closing) which has or could have the effect:

(a)	in a case where paragraph 14.3(a) applies, of deferring, reducing or eliminating any repayment to any Target Company (or the receipt of any repayment supplement or interest);

(b)	in a case where paragraph 14.3(b), 14.3(c) or 14.3(d) applies, of deferring, reducing or eliminating tax which would otherwise have become payable,

and in such a case paragraph 14.2 shall apply as if such event or action had not occurred.

14.6  Where, in respect of a relevant accounting period (within the meaning of section 102 of the United Kingdom Finance Act 1989) ended on or before the Closing Date, section 102(4) applies in relation to:

(a)	a surrendering company in the Retained Group and a recipient company which is any Target Company, then to the extent that:

(i)
an amount corresponding to tax which the recipient company is deemed to have paid by virtue of section 102(4)(a) has been provided for in the Accounts or has previously been paid by the recipient company (otherwise than in circumstances where a claim has been or could be made under paragraph 0 of this Schedule in respect thereof) (in each case the amount saved); or

(ii)
provision is made in the Accounts for payment in respect of the surrender (save to the extent that such payment has been made in respect of such surrender, including without limitation by way of book entry, on or before Closing), the Purchaser shall procure that a payment for a transferred tax refund (within the meaning of section 102(7)) shall be made to the relevant member of the Retained Group of an amount equal to the amount saved or the amount provided (as the case may be); or

(b)
a surrendering company which is any Target Company and a recipient company in the Retained Group, then to the extent that the right to the relevant tax refund has been included as an asset in the Accounts (the refund amount), the relevant Seller shall procure that a payment for a transferred tax refund (within the meaning of section 102(7)) shall be made to the relevant Target Company equal to the refund amount.

14.7  Any payment for a transferred tax refund pursuant to paragraph 14.6 above shall be made:

(a)
in a case where paragraph 14.6(a) applies, on the later of the date on which the tax provided for in the Accounts, or saved by the surrender, would have become due and payable but for the application of section 102 or, if the tax has been paid, the day following the day on which the amount saved is repaid by the relevant tax authority (or, if such date is not a Business Day, the next following Business Day) and ten Business Days after demand is made therefor by the relevant member of the Retained Group; or

(b)	in a case where paragraph 14.6(b) applies, on the date on which the tax refund in question would have been received by the Target Company concerned but for the application of section 102,

and interest shall be charged on any amount not paid on the due date as provided in paragraph 11.4 (where paragraph 14.6(a) applies) or paragraph 10.4 (where paragraph 14.6(b) applies).

14.8  If a payment is made under paragraph 14.2 or 14.6 and the Surrender or transfer of tax refund to which it relates is subsequently determined to have been invalid or ineffective to any extent or excessive, then the payment so made (or so much of it as relates to such part of the Surrender or transfer found to be invalid or ineffective or excessive) shall be refunded as soon as practicable thereafter, together with interest at LIBOR from the date of payment until the date of the refund.

14.9  The parties shall procure that, except as provided in the foregoing provisions of this paragraph 14, no payment in respect of any Surrender or any transfer of tax refund shall be made or repaid by or to a member of the Retained Group to or by any Target Company after Closing, except as may be required by law or (in the case of a repayment) to the extent required (as specified by the relevant Seller, acting reasonably) to ensure that a payment previously made is not taxable. In the event that any payment or repayment is in fact made by or to a member of the Retained Group to or by any Target Company after Closing, otherwise than as provided in paragraphs 14.2 to 14.8 above (save where a repayment made pursuant to paragraph 14.8 arises as a result of an insufficiency of profits in the relevant company), then:

(a)	if such amount is received by a Target Company, the Purchaser will promptly pay an equivalent amount to the relevant Seller; and

(b)	if such amount is received by a member of the Retained Group, the relevant Seller will promptly pay an equivalent amount to the Purchaser,

in each case by way of adjustment to the consideration for the appropriate Set of Shares.

14.10  Paragraph 7 (tax refunds) shall not apply to any tax refund to the extent that a payment is made under this paragraph 14 to any member of the Retained Group which is attributable to that tax refund.

14.11  Paragraph 2 shall not apply to any tax liability to the extent that a payment is made under this paragraph 14 by any member of the Retained Group in respect of that tax liability.

14.12  In the event that provision for payment in respect of a Surrender is made in the Accounts, or a provision is made which may be either in respect of payment for a Surrender or for Corporation Tax then, to the extent the Surrender is not validly made or is ineffective, that provision shall (to that extent) be treated, for the purposes of paragraphs 3.1(a) and 4, as a provision in respect of the tax liability which would otherwise have been eliminated by the Surrender.

14.13  For the avoidance of doubt, the provisions of this paragraph 14 shall not apply to any Target Companies other than Fourninezero Limited and Short Bros (Plant) Limited.

15.  Instalment Payments in France

The Purchaser shall procure that the French Companies which are, as at the last day of the tax period preceding that in which Closing occurs, members of the French Seller’s French tax group (intégration fiscale) pursuant to section 223 A et seq. of the French general tax code (code général des impôts) shall comply with their obligations resulting from the Tax Group Exit Agreement (convention de sortie d’intégration fiscale) with respect to down-payments of taxes covered by the French tax consolidation.

16.  United States Tax Considerations

16.1  Tax Indemnification.

Subject to the exclusions of paragraphs 3.1 and 3.3, the USA Sellers jointly and severally covenant to pay to the Purchaser an amount equal to any payment of Taxes, and any losses, damages, costs or expenses of the Purchaser attributable to:

(a)
all Taxes imposed on the USA Companies for any taxable period ending on or prior to the Closing Date (a "Pre-Closing Period"), and, with respect to any period that begins on or before and that ends after the Closing Date (in each case, a "Straddle Period"), the portion of such Straddle Period deemed to end on and include the Closing Date (in the manner determined pursuant to paragraph 16.3);

(b)
all Taxes imposed on the USA Companies under United States Treasury Regulations Section 1.1502-6 (and all corresponding provisions of state, local or foreign law) as a result of being a member of any federal, state, local or foreign consolidated, combined, unitary, or similar group of which the USA Seller is the common parent; and

(c)
all Taxes of any person (other than another USA Company) imposed on the USA Companies as a transferee or successor, by contract or pursuant to any law, rule or regulation which Taxes relate to an event or transaction occurring before Closing.

16.2  Tax Returns.

(a)
The USA Seller shall timely prepare and file (or cause preparation and filing of) with the appropriate tax authority all Tax Returns for the USA Companies (including any consolidated, combined or unitary Tax Returns for groups in which a USA Company is a member, but excluding any Non-Corporation Tax Returns) for Pre-Closing Periods, and shall pay all Taxes shown to be due thereon.

(b)
The Purchaser shall timely prepare and file (or cause preparation and filing of) with the appropriate tax authority all Tax Returns for the USA Companies for all Straddle Periods, and shall pay all Taxes shown to be due thereon. All Straddle Period Tax Returns shall be prepared and filed in a manner consistent with past practice, and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns for prior periods, except as required by law. The Purchaser shall deliver to the USA Seller all Straddle Period Tax Returns (with copies of any relevant schedules, work papers and other documentation then available) for the USA Seller's review and approval not less than thirty (30) days prior to the due date thereof (including extensions), and shall make such revisions as are reasonably requested by the USA Seller. If the USA Seller agrees with the Straddle Period Tax Return as revised, the USA Seller shall pay to the Purchaser an amount equal to the Taxes shown on such Straddle Period Tax Return to be attributed to the pre-closing portion of such Straddle Period under paragraph 16.3, except for those Taxes excluded under paragraphs 3.1 and 3.3. Such payment shall occur not later than two (2) business days before the due date for the payment of Taxes with respect to such Straddle Period Tax Return. Any disputes regarding the preparation of, or payment with respect to, any Straddle Period Tax Return shall be resolved in the manner set forth in paragraph 16.10.

(c)
The Purchaser shall timely prepare and file (or cause preparation and filing of) with the appropriate tax authority all Tax Returns due after the Closing Date with respect to Taxes for all Pre-Closing Periods and Straddle Periods, other than Corporation Taxes of the USA Companies ("Non-Corporation Tax Returns"), and shall pay all Taxes shown to be due thereon. All Non-Corporation Tax Returns shall be prepared and filed in a manner consistent with past practice, and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns for prior periods, except as required by law. The Purchaser shall deliver to the USA Seller all Non-Corporation Tax Returns (with copies of any relevant schedules, work papers and other documentation then available) for the USA Seller's review and approval not less than thirty (30) days prior to the due date thereof (including extensions), and shall make such revisions as are reasonably requested by the USA Seller. If the USA Seller agrees with the Non-Corporation Tax Return as revised, the USA Seller shall pay to the Purchaser an amount equal to the Taxes shown on such Non-Corporation Tax Return (or, in the case of a Non-Corporation Tax Return which is also a Straddle Period Tax Return, an amount equal to the Taxes shown on such Tax Return attributed to the pre-closing portion of such Straddle Period under paragraph 16.3), except for those Taxes excluded under paragraphs 3.1 and 3.3. Such payment shall occur not later than two (2) Business Days before the due date for the payment of Taxes with respect to such Non-Corporation Tax Return. Any disputes regarding the preparation of, or payment with respect to, any Non-Corporation Tax Return shall be resolved in the manner set forth in paragraph 16.10.

16.3  Straddle Period.

For purposes of this paragraph 16, in order to apportion appropriately any Taxes relating to a Straddle Period, the parties hereto shall, to the extent permitted or required under applicable law, treat the Closing Date as the last day of the taxable year or period of the USA Companies for all Tax purposes. In any case where applicable law does not permit the USA Companies to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to a pre-closing portion of any Straddle Period shall be:

(a)
in the case of Taxes imposed on a periodic basis with respect to the business or assets of the USA Companies the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and

(b)
in the case of Taxes not described in clause (i) (such as Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date. Notwithstanding the foregoing, any Taxes relating to any transactions not in the ordinary course of business that occur after the Closing on the Closing Date shall be treated as occurring on the day after the Closing Date to the extent permitted by United States Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or any comparable provision of state, local or foreign law).

16.4  Tax Cooperation and Assistance.

The USA Seller and the Purchaser shall reasonably cooperate, and shall cause their respective affiliates (including, in the case of the Purchaser after the Closing Date, the USA Companies), officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. At the request of the USA Seller or the Purchaser, as the case may be, the other party will furnish all Tax information relating to the USA Companies within ninety (90) days prior to the due date (including extensions) for any Tax Returns required to be filed by such party pursuant to paragraph 16.2. The USA Seller, the Purchaser and their affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information relating to the USA Companies; therefore, each party shall (and shall cause their affiliates to) (i) properly retain and maintain such records until the applicable statute of limitations expires (giving effect to any extension thereof) and to abide by all record retention agreements entered into with any tax authority, (ii) give each other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if a party so requests, shall allow that party to take possession of such books and records, and (iii) allow each other party and its agents and representatives (and agents and representatives of any of its affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records it may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the inspecting party.

16.5  Refunds and Credits

Any refund or credit of Taxes attributable to any Pre-Closing Period or any pre-closing portion of a Straddle Period shall be dealt with in the manner set forth in paragraphs 7.2(a) to (d) inclusive. Any refund or credit of Taxes of the USA Companies for any taxable period beginning after the Closing Date shall belong to and vest in the Purchaser. The Purchaser shall, if the USA Seller so requests and at the USA Seller's expense, cause the USA Companies to file for and obtain any refunds or credits to which the USA Seller is entitled under this paragraph 16.5. The Purchaser and the USA Companies shall permit the USA Seller to control the prosecution of any such refund claim and, where deemed appropriate by the USA Seller, shall authorize by appropriate powers of attorney such persons as the USA Seller shall designate to represent the USA Companies with respect to such refund claim. Each party shall, or shall cause its affiliates to, forward to any other party entitled under this paragraph 16.5 to any refund or credit of Taxes any such refund within ten (10) days after such refund is received or reimburse such other party for any such credit within ten (10) days after the credit is allowed or applied against other Tax liability. The parties shall treat any payments under the preceding sentence as an adjustment to the purchase price, unless a determination with respect to the Purchaser or any of its affiliates causes any such payment not to be treated as an adjustment to the purchase price for United States federal income Tax purposes.

16.6  Tax Contests

In the event any tax authority informs any party of any proposed or actual audit, examination, adjustment, claim, assessment, or demand (a "Tax Audit") concerning the amount of Taxes of the USA Companies with respect to any Pre-Closing Period or Straddle Period, the party so informed shall notify each other party of such matter within ten (10) Business Days after receiving such notice. No failure or delay in informing the other party shall reduce or otherwise affect the obligations or liabilities of any party hereto, except to the extent such failure or delay shall have adversely affected the recipient party's ability to defend against any liability or claim with respect to such Taxes. Any notice shall be accompanied by a copy of any written notice or other document received from the applicable tax authority with respect to such matter. The USA Seller shall have the sole right to control, at its expense, the contest of the portions of any audits, disputes, administrative, judicial or other proceedings relating to Taxes of the USA Companies for any Pre-Closing Period; provided, however, that if the USA Seller elects to control the contest, the USA Companies and the Purchaser shall have the right, at their expense, to participate in such contest. For avoidance of doubt, the Purchaser and the USA Companies (and not the USA Seller) shall have the sole right to control the contest of the portion of any audits, disputes, administrative, judicial or other proceedings relating to the taxes of the USA Companies for all Straddle Periods; provided, however, that the USA Seller, at its expense, shall have the right to participate in such contest as it may pertain to the pre-closing portion of such Straddle Period. No party hereto shall agree, settle or compromise any issue related to Taxes of the USA Companies with respect to any Pre-Closing Period or any Straddle Period, which settlement or compromise would have any adverse impact on the liability for Taxes hereunder of the other party, without consulting in good faith with such other party, provided, however, that any dispute with respect to a decision to agree, settle or compromise any issue related to Taxes of a consolidated, combined or unitary group whose members include a company which is not a USA Company with respect to any Pre-Closing Period shall be resolved in the USA Seller's sole discretion. Any disputes with respect to a decision to agree, settle or compromise any other issue referred to above shall be resolved in the manner set forth in paragraph 16.10.

16.7  Adjustments

If any Tax Audit results in an increase in Taxes either to the USA Seller (including an increase in the USA Seller’s indemnification obligation under this paragraph 16) or to the Purchaser (including the USA Companies which Taxes are not indemnified under this paragraph 16), as the case may be (the “Taxed Party”), and a corresponding relief to the other party (the “Benefiting Party”), the Benefiting Party shall pay to the Taxed Party (or shall reduce the Taxed Party’s indemnification obligation by) an amount equal to the net present value of such relief. Any payment due under this paragraph 16.7 shall be made promptly, but in no event later than 10 days following the date on which the Taxed Party makes a payment to the appropriate tax authority pursuant to such Tax Audit.

16.8  Tax Sharing Agreements

Any tax sharing agreement between the USA Seller and the USA Companies is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

16.9  Carrybacks

The Purchaser shall cause the USA Companies to forego the carryback of any item of Tax credit, regular net operating loss, alternative minimum tax net operating loss, capital loss or any other similar item generated in taxable periods beginning after the Closing Date to any Pre-Closing Period.

16.10  Disputes

Any dispute covered by this paragraph 16.10 shall be resolved by an independent accounting firm. The parties shall instruct such firm to reach its conclusion regarding any such dispute within a reasonable period of time (not to exceed thirty days) after its appointment. The report of the independent accounting firm shall be , binding and conclusive on the USA Seller and the Purchaser. The fees and expenses of such firm shall be borne equally by the USA Seller and the Purchaser.

16.11  Exclusivity

This paragraph 16 (along with paragraphs 1.1, 3.1, 3.3, 3.5 and 7.2(a) to (d) inclusive) shall be the sole and exclusive provision governing matters relating to the Taxes of the USA Companies, and no other provision of this Schedule shall apply to the USA Companies.

16.12  Survival

The USA Sellers’ indemnification obligations under this paragraph 16 shall survive until the expiration of the applicable statute of limitations (including any extensions thereof) and shall have no further effect thereafter; provided that if a claim or notice for indemnification is given under this paragraph prior to any such expiration date, the claim with respect to such indemnification shall continue indefinitely until such claim is resolved.

17.  Netherlands

The Dutch Seller and the Purchaser shall procure that, if there are any losses attributable to the Dutch Companies, the Dutch Seller and the Dutch Companies shall file a request pursuant to article 15af of the Netherlands Corporate Income Tax Act 1969 that, following the dissolution of the Dutch Companies from the fiscal unity with the Dutch Seller, all tax losses of the fiscal unity attributable to the Dutch Companies shall be available to the Dutch Companies to offset future taxable income.

SCHEDULE 10

THIRD PARTY ASSURANCES GIVEN BY SELLERS’ GROUP

1.  Joint and several guarantee dated 27 July 2001 given by Brambles Industries Limited and Brambles Industries plc in favour of HSBC Bank plc, to the extent that such guarantee relates to drawings made under irrevocable and unconditional standby letter of credit for drawings up to an aggregate amount of £1,200,000 issued by HSBC Bank plc on 1 August 2005 in favour of Zurich International (UK) Limited and/or Zurich Insurance Company and/or Zurich Insurance Ireland Limited in connection with amounts payable by Short Bros (Plant) Limited under employers liability insurance programme.

2.  Joint and several guarantee dated 27 July 2001 given by Brambles Industries Limited and Brambles Industries plc in favour of HSBC Bank plc, to the extent that such guarantee relates to payment obligations of National Recovery Systems, Inc. under Credit Default Swap Transaction entered into between National Recovery Systems, Inc. and HSBC Bank plc (Derivatives Operations) on 2 February 2005.

SCHEDULE 11

INTRA-GROUP DEBT

Part A
Payment of Intra-Group Debt

Payment at Closing of Estimated Intra-Group Debt

1.  At Closing:

(a)
the Purchaser shall procure that each Target Company pays to the Sellers (for themselves or, as the case may be, as agent for the members of the Sellers’ Group to which the relevant Intra-Group Payables are owed) an amount equal to the aggregate of the Estimated Intra-Group Payables (if any) owed by that Target Company, and the Estimated Intra-Group Payables shall be treated as discharged to the extent of that payment;

(b)
the Sellers shall (for themselves or, as the case may be, as agent for each relevant member of the Sellers’ Group) pay to the Purchaser (as agent for the Target Companies to which the relevant Intra-Group Receivables are owed) an amount equal to the aggregate of the Estimated Intra-Group Receivables (if any) owed by any member of the Sellers’ Group, and the Estimated Intra-Group Receivables shall be treated as discharged to the extent of that payment.

2.  Any payment of Estimated Intra-Group Payables or Estimated Intra-Group Receivables pursuant to paragraph 1 of this Schedule shall be deemed to be a payment first, to the extent possible, of all interest accrued on the relevant Intra-Group Payable or Intra-Group Receivable and thereafter of the relevant principal amount.

Final repayment of Intra-Group Debt

3.  When the Closing Statement has been finally agreed or determined in accordance with Part C of Schedule 12 :

(a)
if the actual amount of any Intra-Group Payable is greater than the applicable Estimated Intra-Group Payable or any Intra-Group Receivable is less than the applicable Estimated Intra-Group Receivable, then the Purchaser shall procure that the relevant Target Company pays to the Sellers (for themselves or, as the case may be, as agents for the relevant member of the Sellers’ Group) an amount equal to the difference;

(b)
if the actual amount of any Intra-Group Payable is less than the applicable Estimated Intra-Group Payable or any Intra-Group Receivable is greater than the Estimated Intra-Group Receivable, then the Sellers shall (for themselves or, as the case may be, as agents for the relevant member of the Sellers’ Group) pay to the Purchaser (as agent for the relevant Target Company) an amount equal to the difference.

Any amount payable under this paragraph 3 shall be paid with interest on such amount for the period from (but excluding) the date of Closing to (but including) the due date for payment under paragraph 4 calculated on a daily basis. The rate of interest shall be:

(c)
if the relevant Intra-Group Payable or Intra-Group Receivable is owed by or to a UK Target Company, the one month sterling LIBOR rate as published in the London edition of the Financial Times on the date of Closing;

(d)
if the relevant Intra-Group Payable or Intra-Group Receivable is owed by or to a French Target Company, the one month Euro LIBOR rate as published in the London edition of the Financial Times on the date of Closing;

(e)
if the relevant Intra-Group Payable or Intra-Group Receivable is owed by or to a Dutch Target Company, the one month Euro LIBOR rate as published in the London edition of the Financial Times on the date of Closing; or

(f)
if the relevant Intra-Group Payable or Intra-Group Receivable is owed by or to a US Target Company, the one month US dollar LIBOR rate as published in the London edition of the Financial Times on the date of Closing.

4.  Any payments to be made pursuant to paragraph 3 shall be made within 5 Business Days of the date on which the Closing Statement is agreed or determined in accordance with C of Schedule 12 . Such payment shall be made in accordance with clause 14.1 or 14.2, as the case may be.

Part B
Estimated Intra-Group Payables

INTENTIONALLY OMITTED

Part C
Estimated Intra-Group Receivables

INTENTIONALLY OMITTED

SCHEDULE 12

POST-CLOSING FINANCIAL ADJUSTMENTS

Part A:    Preliminary

1.  In preparing the Closing Statement:

(a)
the items and amounts to be included in the calculation of External Debt, Cash, Net Working Capital, Intra-Group Payables and Intra-Group Receivables for the purposes of the Closing Statement shall be identified by applying the relevant definition in Schedule 13  (subject, where applicable, to the provisions of Part A  of this Schedule);

(b)
in applying each such definition and the provisions of Part A  of this Schedule and determining which items and amounts are to be included in the Closing Statement, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(i)	is dealt with in the specific accounting treatments set out in Part B of this Schedule (the Specific Accounting Treatments), the relevant Specific Accounting Treatment(s) shall apply;

(ii)
is not dealt with in the Specific Accounting Treatments but is dealt with in the accounting principles, policies, treatments, practices and categorisations used in the preparation of the June 30 Accounts (the Accounting Principles), the applicable Accounting Principle(s) shall apply (including in relation to the exercise of accounting discretion and judgement); and

(iii)	is not dealt with in either the Specific Accounting Treatments or the Accounting Principles, UK GAAP shall apply.

2.  None of the following are included in External Debt, Cash, Net Working Capital, Intra-Group Payables or Intra-Group Receivables and, accordingly, shall not be included in the Closing Statement:

(a)	any record of, or provision or accrual for, any liability of any Target Company in respect of pension, retirement indemnity or other post-retirement benefits;

(b)	any amount in respect of deferred tax (whether as a liability or an asset);

(c)	any amount in respect of corporation tax, group relief or any other amount in respect of tax on income, profits or gains (whether as a creditor, provision, debtor or otherwise); and

(d)
any amounts in respect of liabilities (contingent or otherwise) for which the Sellers are obliged to indemnify the Purchaser and/or any of the Purchaser’s Affiliates under the terms of the Transaction Documents.

Part B:     Specific Accounting Treatments

The following Specific Accounting Treatments shall apply in the preparation of the Closing Statement:

1.  Information available for Closing Statement. Information available up until the earlier of the date of delivery of an Objection Notice from the Purchaser under paragraph 2 of Part C  of this Schedule 12  and the date of agreement or determination of the Closing Statement shall be taken into account insofar as it provides evidence of the state of affairs of the Target Companies at Closing. The Closing Statement will reflect the position of the Target Companies as at Closing and will not take into account the effects of any post-Closing reorganisations or, in any way, the post-Closing intentions or obligations of the Purchaser.

2.  No re-appraisal of asset values. The Closing Statement shall not re-appraise the value of any of the assets of the Target Companies as a result of the change in their ownership (or any changes in the business of the Target Companies since Closing following such change in ownership) except only as specifically set out in this Schedule.

Part C:     Closing Statement

1.  The Sellers shall, after Closing, prepare a draft statement (the Closing Statement) showing the External Debt, Cash and Net Working Capital of each Relevant Target Group and the Intra-Group Payables and Intra-Group Receivables of each Target Company. The Closing Statement shall be in the form set out in Exhibit 1. The Sellers shall deliver the draft Closing Statement to the Purchaser within 30 Business Days after Closing.

2.  The Purchaser shall notify the Sellers in writing (an Objection Notice) within 15 Business Days after receipt whether or not it accepts the draft Closing Statement for the purposes of this agreement. An Objection Notice shall set out in detail the Purchaser’s reasons for such non-acceptance and specify the adjustments which, in the Purchaser’s opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this agreement. Except for the matters specifically set out in the Objection Notice, the Purchaser shall be deemed to have agreed the draft Closing Statement in full.

3.  If the Purchaser serves an Objection Notice in accordance with paragraph 2, the Sellers and the Purchaser shall use all reasonable efforts to meet and discuss the objections of the Purchaser and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within 10 Business Days after receipt by the Sellers of the Objection Notice.

4.  If the Sellers and the Purchaser do not reach agreement within 10 Business Days of receipt by the Sellers of the Objection Notice, then the matters in dispute may be referred (on the application of either the Sellers or the Purchaser) to senior executives of the Sellers’ Group and the Purchaser Group nominated by the respective Chief Executive Officers of the Guarantor and the Purchaser (the Senior Executives). The Senior Executives shall use all reasonable efforts to meet and discuss the objections of the Purchaser and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within 10 Business Days after referral of the matters in dispute to them.

5.  If the Purchaser is satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Sellers and the Purchaser pursuant to paragraph 3 or 4) or if the Purchaser fails to give a valid Objection Notice within the 10 Business Day period referred to in paragraph 2, then the draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this agreement.

6.  If the Senior Executives do not reach agreement within 10 Business Days after referral of the matters in dispute to them in accordance with paragraph 4, then the matters in dispute may be referred (on the application of either the Sellers or the Purchaser) for determination by KPMG LLP or its affiliated firm in the relevant jurisdiction or, if that firm is unable or unwilling to act, by such other independent firm of chartered accountants of international standing as the Sellers and the Purchaser shall agree or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the Firm). The Firm shall be requested to make its decision within 25 Business Days (or such later date as the Sellers’ Representative, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(a)
the Sellers and Purchaser shall each prepare a written statement within 10 Business Days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(b)
following delivery of their respective submissions, the Purchaser and the Sellers shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 Business Days after receipt of the other’s submission and, thereafter, neither the Sellers nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 10 Business Days to respond to any statements or submission so made);

(c)
in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this agreement, to the draft Closing Statement in respect of the matters in dispute in order to comply with the requirements of this agreement and to determine finally the Closing Statement;

(d)
the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

7.  The Sellers and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement. The fees and expenses of the Firm shall be borne equally between the Sellers and the Purchaser or in such other proportions as the Firm shall determine.

8.  To enable the Sellers to meet their obligations under this Schedule 12 , the Purchaser shall provide to the Sellers full access to the books and records, employees and premises of the Target Companies and, where relevant, of the Purchaser for the period from the date of Closing to the date that the draft Closing Statement is agreed or determined. If the Purchaser serves an Objection Notice, it shall ensure that the Sellers shall be given reasonable access to the Purchaser's working papers relating to the adjustments proposed in the Objection Notice and any other submissions by or on behalf of the Purchaser in relation to the Closing Statement. The Purchaser shall co-operate fully with the Sellers and shall permit the Sellers to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by the Sellers to facilitate the preparation of the Closing Statement.

9.  When the Closing Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Closing Statement as External Debt, Cash and Net Working Capital of each Relevant Target Group and the Intra-Group Payables and Intra-Group Receivables of each Target Company shall be final and binding for the purposes of this agreement.

Part D:     Financial Adjustments

1.  When the Closing Statement has been finally agreed or determined in accordance with this Schedule 12 , the following adjustments shall be made to the Initial Price of each Set of Shares.

External Debt

2.  In relation to any Set of Shares:

(a)
if the External Debt of the Relevant Target Group is less than the Estimated External Debt of the Relevant Target Group, then the Purchaser shall pay an amount equal to the difference to the Seller of that Set of Shares; or

(b)
if the External Debt of the Relevant Target Group is greater than the Estimated External Debt of the Relevant Target Group, then the Seller of that Set of Shares shall pay an amount equal to the difference to the Purchaser.

Cash

3.  In relation to any Set of Shares:

(a)
if the Cash of the Relevant Target Group is greater than the Estimated Cash of the Relevant Target Group, then the Purchaser shall pay an amount equal to the difference to the Seller of that Set of Shares; or

(b)
if the Cash of the Relevant Target Group is less than the Estimated Cash of the Relevant Target Group, then the Seller of that Set of Shares shall pay an amount equal to the difference to the Purchaser.

Net Working Capital

4.  In relation to any Set of Shares:

(a)
if the Net Working Capital of the Relevant Target Group is greater than the Estimated Net Working Capital of the Relevant Target Group, then the Purchaser shall pay an amount equal to the difference to the Seller of that Set of Shares; or

(b)
if the Net Working Capital of the Relevant Target Group is less than the Estimated Net Working Capital of the Relevant Target Group, then the Seller of that Set of Shares shall pay an amount equal to the difference to the Purchaser.

Intra-Group Debt

5.  In relation to Intra-Group Payables and Intra-Group Receivables owed by or to any member of the Relevant Target Group (the Relevant Target Company):

(a)
if any Intra-Group Payable is greater than the applicable Estimated Intra-Group Payable or if any Intra-Group Receivable is less than the applicable Estimated Intra-Group Receivable, then the Seller of the Set of Shares which comprises Shares in a Target Company that is a member of the same Relevant Target Group as the Relevant Target Company shall pay to the Purchaser an amount equal to the difference;

(b)
if any Intra-Group Payable is less than the applicable Estimated Intra-Group Payable or if any Intra-Group Receivable is greater than the applicable Estimated Intra-Group Receivable, then the Purchaser shall pay to the Seller of the Set of Shares which comprises Shares in a Target Company that is a member of the same Relevant Target Group as the Relevant Target Company an amount equal to the difference.

General

6.  Any payment required to be made pursuant to paragraph 5 of this Part D  shall be paid by the relevant Seller or the Purchaser (as the case may be) together with an amount equal to interest on such payment at the applicable interest rate set out in paragraphs (a) to (d) below for the period from (but excluding) the date of Closing to (and including) the due date for payment pursuant to the relevant clause, calculated on a daily basis:

(a)
if the relevant Intra-Group Payable or Intra-Group Receivable is owed by or to a UK Target Company the one month sterling LIBOR rate as published in the London edition of the Financial Times on the date of Closing

(b)
if the relevant Intra-Group Payable or Intra-Group Receivable is owed by or to a French Target Company, the one month Euro LIBOR rate as published in the London edition of the Financial Times on the date of Closing

(c)
if the relevant Intra-Group Payable or Intra-Group Receivable is owed by or to a Dutch Target Company, the one month Euro LIBOR rate as published in the London edition of the Financial Times on the date of Closing; or

(d)
if the relevant Intra-Group Payable or Intra-Group Receivable is owed by or to a US Target Company the one month US dollar LIBOR rate as published in the London edition of the Financial Times on the date of Closing.

7.  The Sellers and Purchaser agree that, once the Closing Statement has been agreed or determined in accordance with the provisions of Part C  of this Schedule 12 , the sums which each is respectively obliged to pay pursuant to this Part D  shall be aggregated and, if in the same currency, set off against each other. Whichever of the Sellers or Purchaser is then left with any payment obligation under this Part D shall make the applicable payment(s) within 5 Business Days of the date on which the Closing Statement is agreed or so determined. Any such payment shall be made in accordance with the provisions of clause 14.1 or 14.2, as the case may be.

SCHEDULE 13

INTERPRETATION

INTENTIONALLY OMITTED

AS WITNESS this agreement has been signed on behalf of the parties the day and year first before written.

/s/ ANTON JOHAN CLAESSENS	)
as attorney	)
for and on behalf of	)
BRAMBLES U.K. LIMITED	)

/s/ ANTON JOHAN CLAESSENS	)
as attorney	)
for and on behalf of	)
BRAMBLES FRANCE SAS	)

/s/ ANTON JOHAN CLAESSENS	)
as attorney	)
for and on behalf of	)
BRAMBLES USA, INC.	)
/s/ ANTON JOHAN CLAESSENS	)
as attorney	)
for and on behalf of	)
BRAMBLES HOLDINGS EUROPE B.V.	)
/s/ GEOFFREY DOY HOPSON BUTLER	)
for and on behalf of	)
HARSCO CORPORATION	)
/s/ ANTON JOHAN CLAESSENS	)
as attorney	)
for and on behalf of	)
BRAMBLES INDUSTRIES LIMITED	)

EXHIBIT A

FORM OF COMPLETION STATEMENT

INTENTIONALLY OMITTED

EXHIBIT B

LINE ITEMS IN HYPERION ACCOUNTS FOR CALCULATING NET WORKING CAPITAL

INTENTIONALLY OMITTED

EXHIBIT C

REGISTERED IP RIGHTS OWNED BY TARGET COMPANIES

INTENTIONALLY OMITTED

EXHIBIT D

INTENTIONALLY OMITTED